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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF HARBORONE BANK AND SUBSIDIARIES

As filed with the Securities and Exchange Commission on April 8, 2016

Registration No. 333-209944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1 to
Form S-1
Registration Statement
Under
The Securities Act of 1933

HarborOne Bancorp, Inc.
HarborOne 401(k) Plan
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	81-1607465 (IRS Employer Identification No.)

HarborOne Bancorp, Inc.
770 Oak Street
Brockton, Massachusetts 02301
(508) 895-1000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

James W. Blake
President and Chief Executive Officer
HarborOne Bancorp, Inc.
770 Oak Street
Brockton, Massachusetts 02301
(508) 895-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
William P. Mayer, Esq. Samantha M. Kirby, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Lawrence M.F. Spaccasi, Esq. Scott A. Brown, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462© under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

Interests in
HarborOne 401(k) Plan
and
Offering of up to 3,245,610 Shares of

HarborOne Bancorp, Inc.
Common Stock ($0.01 Par Value)

        This prospectus supplement relates to the offer and sale to participants in the HarborOne 401(k) Plan, or the 401(k) Plan, of participation interests and shares of common stock of HarborOne Bancorp, Inc.

        401(k) Plan participants may direct the trustee of the 401(k) Plan to use up to 100% of their current account balances to subscribe for and purchase shares of HarborOne Bancorp, Inc. common stock. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in HarborOne Bancorp, Inc. common stock.

        The prospectus dated [    •    ] of HarborOne Bancorp, Inc., which accompanies this prospectus supplement, includes detailed information regarding the reorganization of HarborOne Bank into the mutual holding company form of organization, HarborOne Bancorp, Inc.'s stock offering, and the financial condition, results of operations and business of HarborOne Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the accompanying prospectus and keep both for future reference.

        Please refer to "Risk Factors" beginning on page 11 of the accompanying prospectus.

        The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any government agency or the Depositors Insurance Fund.

        None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks, nor any other state or federal agency or any state securities regulator, has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

        This prospectus supplement may be used only in connection with offers and sales by HarborOne Bancorp, Inc. of interests in, or shares of, common stock acquired by the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in, or shares of, common stock acquired through the 401(k) Plan.

        Neither HarborOne Bancorp, Inc. nor HarborOne Bank has authorized any person to give any information or to make any representations other than those contained in the prospectus or this prospectus supplement, and, if given or made, no one may rely on such information or representations as having been authorized by HarborOne Bancorp, Inc., HarborOne Bank or the 401(k) Plan.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction in which it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of HarborOne Bancorp, Inc. or any of its subsidiaries incorporated by the accompanying prospectus or the 401(k) Plan since the date of this prospectus supplement, or imply the information contained in this prospectus supplement is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is [    •    ].

i

THE OFFERING

Securities Offered

        The securities offered in connection with this prospectus supplement are participation interests in the HarborOne 401(k) Plan, or the 401(k) Plan. HarborOne Bancorp, Inc., the proposed mid-tier holding company for HarborOne Bank, is the issuer of the common stock. All participants in the 401(k) Plan may use up to 100% of their account balances to subscribe for shares of HarborOne Bancorp, Inc. common stock in the offering subject to the purchase priorities set forth in the HarborOne Bank Plan of Reorganization and Minority Stock Issuance. See "The Reorganization and Offering—General" in the prospectus accompanying this prospectus supplement for a discussion of the purchase priorities in the offering. The interests offered under this prospectus supplement are conditioned on the consummation of the reorganization of HarborOne Bank and related HarborOne Bancorp, Inc. stock offering.

        This prospectus supplement contains information regarding the 401(k) Plan. The accompanying prospectus contains information regarding the reorganization of HarborOne Bank into the mutual holding company form of organization, HarborOne Bancorp, Inc.'s stock offering, and the financial condition, results of operations and business of HarborOne Bank. The address of the principal executive office of HarborOne Bank is 770 Oak Street, Brockton, MA 02301. The telephone number of HarborOne Bank is (508) 895-1000.

Election to Purchase the Common Stock in the Offering; Priorities

        In connection with the offering, the 401(k) Plan provides an additional investment option that allows you to transfer up to 100% of the funds which represent your beneficial interest in the assets of the 401(k) Plan to the HarborOne Bancorp, Inc. Stock Fund. If you elect to invest in the HarborOne Bancorp, Inc. Stock Fund, the 401(k) Plan trustee will subscribe for the common stock offered for sale in the offering in accordance with your direction, subject to the purchase priorities discussed below. In the event the offering is oversubscribed and some or all of your funds cannot be used to purchase common stock in the offering, the 401(k) Plan trustee will return the amount not invested in common stock to the money market account in the 401(k) Plan.

        All plan participants are eligible to direct a transfer of funds to the HarborOne Bancorp, Inc. Stock Fund. However, these directions are subject to subscription rights and purchase priorities. Your order for shares in the offering will be filled based on your purchase priority in the offering. HarborOne Bancorp, Inc. has granted rights to subscribe for shares of HarborOne Bancorp, Inc. common stock to the following persons in the subscription offering, in descending order: (i) depositors who had accounts at HarborOne Bank with aggregate balances of at least $50 as of the close of business on December 31, 2014, (ii) the tax qualified employee benefit plans of HarborOne Bank (i.e., our employee stock ownership plan and the 401(k) Plan) and (iii) employees, officers and directors of HarborOne Bank or its wholly owned subsidiary, Merrimack Mortgage Company, LLC, who do not qualify under priority (i) above. No individual may purchase more than 60,000 shares of common stock in the offering through one or more individual and/or joint deposit accounts, including HarborOne Bancorp, Inc. Stock Fund accounts, and no individual together with any associate or group acting in concert may purchase more than 80,000 shares of common stock.

        If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the Massachusetts cities and towns of Abington, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dighton, Duxbury, East Bridgewater, Easton, Foxboro, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marshfield, Middleborough, Milton, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Stoughton, Taunton, Wareham, West Bridgewater, Weymouth and Whitman will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. See "The Reorganization and Offering—Community Offering" in the accompanying prospectus for a discussion of the community offering.

        We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O'Neill & Partners, L.P. and would commence as soon as practicable after the termination of the subscription offering and would be open to the general public beyond the local community. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.

        To ensure a proper allocation of stock, each eligible account holder must list on his or her stock purchase order form all deposit accounts in which he or she had an ownership interest at December 31, 2014. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation. We will strive to identify your ownership in all accounts, but cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the Plan of Reorganization and of the acceptability of the stock purchase order forms will be final.

        No investor in the offering may purchase fewer than 25 shares of common stock or more than 60,000 shares of common stock.

Value of Participation Interests

        As of December 31, 2015, the market value of the assets of the 401(k) Plan totaled approximately $32.5 million, and up to 100% of this amount may be used to purchase common stock in the offering. The plan administrator informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of December 31, 2015. The value of plan assets represents the past contributions to the 401(k) Plan by or on behalf of the participants of the 401(k) Plan, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

        If you want to use your 401(k) Plan funds to purchase common stock in the offering, you must complete the Special Investment Election Form included with this prospectus supplement and submit the form to Patricia Williams, Senior Vice President in the HarborOne Bank Human Resources Department, by hand delivery, electronic mail, interoffice mail, fax or regular mail, as specified in the first paragraph of the Special Investment Form. The 401(k) Plan trustee will submit an order form on your behalf to purchase the number of shares in the offering that you have elected to purchase. To transfer the funds into the HarborOne Bancorp, Inc. Stock Fund, the 401(k) Plan trustee will withdraw the amount indicated on the Special Investment Election Form from the other investment funds in which your accounts are invested on a pro rata basis. If you do not wish to purchase shares in the offering with your 401(k) Plan funds, you should still check the applicable box on the Special Investment Election Form included with this prospectus supplement and submit the form to Patricia Williams.

        Please note that if you are subscribed to PortfolioXpress, you will be automatically unsubscribed from this service in order to initiate your election to invest all or a portion of your accounts in HarborOne Bancorp, Inc. common stock and that you can re-subscribe to PortfolioXpress after the transfer is complete, by contacting Transamerica at HarborOne.trsretire.com or by calling 1-800-755-5801.

2

Deadline for Directing Transfer in Connection with the Offering

        The deadline for submitting your instructions to Patricia Williams in the Human Resources Department, to transfer your funds to the HarborOne Bancorp, Inc. Stock Fund in connection with the offering is [    :    ] p.m., Eastern time, on [401(k) Expiration Date].

        The 401(k) Plan deadline is earlier than the [Expiration Date] deadline for submitting stock order forms to purchase shares in the offering with funds outside of the 401(k) Plan.

Irrevocability of Transfer Direction in Connection with the Offering

        Your direction to transfer amounts credited to your account in the 401(k) Plan to the HarborOne Bancorp, Inc. Stock Fund in connection with the offering cannot be changed. Pending completion of the offering, the funds you elect to transfer to the HarborOne Bancorp, Inc. Stock Fund will be held in an interest-bearing account until the offering is completed.

Direction to Purchase the Common Stock After the Close of the Offering

        After the close of the offering, you may direct on a daily basis the 401(k) Plan trustee to transfer a certain percentage (in multiples of not less than 1%) of the net value of your interests in the other investment funds into the 401(k) Plan to the HarborOne Bancorp, Inc. Stock Fund. Alternatively, you may direct the 401(k) Plan trustee to transfer a certain percentage of your interest in the HarborOne Bancorp, Inc. Stock Fund into any of the other investment funds in the 401(k) Plan in accordance with the terms of the 401(k) Plan by visiting the website of Transamerica Retirement Solutions Corporation or Transamerica at HarborOne.trsretire.com or by calling Transamerica at 1-800-755-5801. Special restrictions may apply to transfers directed by those participants who are officers, directors and 10% shareholders of HarborOne Bancorp, Inc.

Common Stock in the Offering will be Purchased at $10 Per Share

        You will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the offering. Post-reorganization purchases of common stock in the HarborOne Bancorp, Inc. Stock Fund will be made at prevailing market prices. These prices may be higher or lower than the current offering price of $10 per share of common stock.

Nature of a Participant's Interest in the HarborOne Bancorp, Inc. Stock Fund

        The 401(k) Plan purchases its underlying investments every pay period. Each investment fund's unit value is updated every business day based on the total value of its underlying investments and the number of units held in the fund. Distributions, withdrawals, loans and investment transfers may occur each business day. Loan and transfer requests are made through Transamerica's website (HarborOne.trsretire.com) or by calling Transamerica at 1-800-755-5801.

Voting Rights of the Common Stock

        The 401(k) Plan provides that, after the offering, you may direct the 401(k) Plan trustee how to vote the shares of HarborOne Bancorp, Inc. common stock held by the HarborOne Bancorp, Inc. Stock Fund representing the interest in the shares that is credited to your account. If the trustee does not receive your voting instructions, the plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

3

DESCRIPTION OF THE 401(k) PLAN

Introduction

        Since January 1, 1997, HarborOne Bank has maintained the 401(k) Plan. HarborOne Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act, most commonly referred to as ERISA. HarborOne Bank may amend the 401(k) Plan from time to time to ensure continued compliance with these laws. HarborOne Bank may also amend the 401(k) Plan from time to time to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan subject to ERISA, federal law provides you with various rights and protections as a plan participant. Although the 401(k) Plan is subject to many of the provisions of ERISA, your benefits under the plan are not guaranteed by the Pension Benefit Guaranty Corporation.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan. Generally, withdrawals of 401(k) pre-tax and Roth deferrals are not permitted before a participant's death, disability, attainment of age 59 1/2, termination of employment, in the case of certain loans or in connection with a financial hardship. Federal law may also impose an additional 10% tax on withdrawals made from the 401(k) Plan prior to your attainment of age 59 1/2, regardless of whether the withdrawal occurs during your employment with HarborOne Bank or after termination of employment.

        Reference to Full Text of Plan.    The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. HarborOne Bank qualifies these summaries in their entirety by the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document by sending a request to: Patricia Williams, Senior Vice President, Human Resources, HarborOne Bank, 770 Oak Street, Brockton, MA 02301. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the plan.

Eligibility and Participation

        Any employee of HarborOne Bank age 21 or older and who has completed three months of employment may make deferrals (pre-tax or Roth) into the 401(k) Plan. Participants are also eligible to receive employer nonelective contributions upon attainment of age 21 and the completion of a 12 months of employment with HarborOne Bank.

        As of December 31, 2015, there were 461 participants in the 401(k) Plan.

Contributions Under the Plan

        401(k) Plan Participant Contributions.    The 401(k) Plan permits each participant to make pre-tax salary deferrals or Roth deferral contributions, or a combination of both, in an amount up to the statutory limit of $18,000 for participants under age 50 and $24,000 for participants age 50 or older. All newly hired employees age 21 or over who have completed three months of employment are automatically enrolled in the 401(k) Plan unless they elect otherwise, and 5% of compensation will be withheld from their pay automatically. Also, the contribution level of participants included in automatic enrollment will increase by 2% each year (unless they choose a different level), until it reaches 10% of their eligible compensation. These increases will occur each year on the anniversary of the participants' automatic enrollment date. Employees who do not wish to make deferrals under the 401(k) Plan must notify the plan administrator. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the next payroll period, by filing a new deferral agreement with the plan administrator.

        HarborOne Bank Contributions.    At the time of initial hire, the plan administrator will provide each new employee with a notice that explains the automatic enrollment provisions. This notice will also

4

explain how an employee may elect not to have automatic deferrals made to the 401(k) Plan or how to alter the amount of the salary deferrals. HarborOne Bank may make a nonelective contribution to the 401(k) Plan. The decision on whether to make a contribution and the amount of the nonelective contribution is determined by the Board of Directors of HarborOne Bank. Nonelective contributions are allocated to plan participants who have completed a year of service and who are either employed on the last day of the plan year, or who retired, died or became disabled during the plan year, in the ratio that each eligible participant's compensation bears to the total compensation paid to all eligible participants for the plan year. Only compensation up to $265,000 (as adjusted) is recognized under the 401(k) Plan.

Limitations on Contributions

        Limitation on Employee Salary Deferral.    Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law, your total pre-tax and Roth deferrals under the 401(k) Plan for the 2016 Plan Year, together with contributions to similar plans, may not exceed $18,000, provided, however, if you are over age 50, you may contribute an additional $6,000 per year. The IRS will periodically increase these annual limitations. Contributions in excess of the limitations or excess deferrals, will be included in an affected participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral made on a pre-tax basis will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral together with any income allocable thereto, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

        Limitations on Annual Additions and Benefits.    Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) allocated to participants under the 401(k) Plan and other defined contribution plans maintained by HarborOne Bank during any plan year may not exceed the lesser of 100% of the participant's compensation, or $53,000 (as indexed for future years for increases in the cost of living).

        Top-Heavy Plan Requirements.    If for any calendar year the 401(k) Plan is a Top-Heavy Plan, then HarborOne Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees.

        In general, the 401(k) Plan will be treated as a "Top-Heavy Plan" for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are "Key Employees" exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the calendar year or any of the four preceding years, is:

  (1)
  an officer of HarborOne Bank having annual compensation in excess of $170,000,

  (2)
  a person who owns, directly or indirectly, more than 5% of the stock of HarborOne Bancorp, Inc., or stock possessing more than 5% of the total combined voting power of all stock of HarborOne Bancorp, Inc., or

  (3)
  a person who owns, directly or indirectly, combined voting power of all stock and more than 1% of the total stock of HarborOne Bancorp, Inc. and has annual compensation in excess of $150,000.

The foregoing dollar amounts are for 2016 and may be adjusted periodically by the IRS.

5

Investment of Contributions

        All amounts credited to participants' accounts under the 401(k) Plan are held in trust. A trustee appointed by the Board of Directors of HarborOne Bank administers the trust.

        Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one or more of the following options:

  •
  Transamerica Partners Institutional Money Market

  •
  Diversified Investment Advisors Stable Pooled Fund

  •
  Metropolitan West Total Return Bond M

  •
  Vanguard Total Bond Market Index Admiral

  •
  BlackRock High Yield Bond Institutional

  •
  Templeton Global Bond Adv

  •
  JPMorgan Equity Income R6

  •
  JPMorgan US Equity R6

  •
  Vanguard 500 Index Admiral

  •
  T. Rowe Price Institutional Large Cap Growth

  •
  JHancock Disciplined Value Mid Cap R6

  •
  Vanguard Mid-Cap Index Admiral

  •
  Janus Enterprise N

  •
  DFA US Small Cap Value I

  •
  Vanguard Small Cap Index Admiral

  •
  PNC Multi Factor Small Cap Growth I

  •
  Vanguard Total International Stock Index Admiral

  •
  American Funds EuroPacific Growth R6

  •
  American Funds New Perspective R6

  •
  American Funds New World R6

  •
  PIMCO All Asset Institutional

        HarborOne Bancorp, Inc. Stock Fund.    In connection with the offering, the 401(k) Plan now offers the HarborOne Bancorp,  Inc. Stock Fund as an additional investment alternative. The HarborOne Bancorp, Inc. Stock Fund will invest primarily in the common stock of HarborOne Bancorp, Inc. This fund will maintain a relatively small position in a money market account to accommodate liquidity. In connection with the offering, participants in the 401(k) Plan may direct the trustee to invest up to 100% of their 401(k) Plan account balance in the HarborOne Bancorp, Inc. Stock Fund. Your interest in the HarborOne Bancorp, Inc. Stock Fund will be credited to your 401(k) Plan account in units, just like the other funds available under the 401(k) Plan.

        Subsequent to the offering, you may elect (in increments of 1%) to transfer into the HarborOne Bancorp, Inc. Stock Fund a portion of your accounts currently invested in other funds under the 401(k) Plan.

6

        After the offering, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the HarborOne Bancorp, Inc. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of HarborOne Bancorp, Inc.

        As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock of HarborOne Bancorp, Inc. Accordingly, there is no record of the historical performance of the HarborOne Bancorp, Inc. Stock Fund. Performance of the HarborOne Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of HarborOne Bancorp, Inc. and HarborOne Bank and market conditions for the common stock generally.

        Investments in the HarborOne Bancorp, Inc. Stock Fund may involve certain special risks in investments in the common stock of HarborOne Bancorp, Inc. For a discussion of these risk factors, see "Risk Factors" in the accompanying prospectus.

Performance History

        The following table provides performance data with respect to the investment accounts available under the 401(k) Plan through December 31, 2015 (performance results shown are net of investment management fees):

PERFORMANCE AS OF DECEMBER 31, 2015

Stock Funds	ONE QUARTER	1 YEAR	3 YEAR	5 YEAR	10 YEAR
Transamerica Partners Institutional Money Market	0.00%	0.00%	0.00%	0.00%	1.18%
Diversified Investment Advisors Stable Pooled Fund	0.31%	1.21%	1.18%	1.42%	2.58%
Metropolitan West Total Return Bond M	(0.55)%	(0.05)%	1.96%	4.43%	6.15%
Vanguard Total Bond Market Index Admiral	(0.60)%	0.40%	1.33%	3.13%	4.47%
BlackRock High Yield Bond Institutional	(1.98)%	(4.04)%	2.73%	5.56%	6.98%
Templeton Global Bond Adv	2.26%	(4.03)%	0.03%	2.60%	7.51%
JPMorgan Equity Income R6	5.46%	(1.96)%	13.80%	12.50%	8.09%
JPMorgan US Equity R6	7.18%	0.84%	16.06%	12.58%	8.88%
Vanguard 500 Index Admiral	7.04%	1.36%	15.09%	12.53%	7.30%
T. Rowe Price Institutional Large Cap Growth	8.81%	10.08%	20.01%	14.91%	9.34%
JHancock Disciplined Value Mid Cap R6	5.00%	2.16%	17.41%	14.00%	10.68%
Vanguard Mid-Cap Index Admiral	3.44%	(1.34)%	14.90%	11.52%	7.90%
Janus Enterprise N	4.89%	3.57%	15.01%	11.97%	9.53%
DFA US Small Cap Value I	1.89%	(7.81)%	10.75%	8.86%	6.25%
Vanguard Small Cap Index Admiral	3.11%	(4.26)%	12.60%	10.43%	7.95%
PNC Multi Factor Small Cap Growth I	5.44%	5.71%	18.11%	13.89%	8.12%
Vanguard Total International Stock Index Admiral	2.74%	(4.26)%	1.84%	1.31%	2.86%
American Funds EuroPacific Growth R6	2.97%	(0.48)%	5.45%	3.99%	4.84%
American Funds New Perspective R6	6.84%	5.63%	11.65%	9.35%	7.73%
American Funds New World R6	4.35%	(5.62)%	0.27%	0.88%	5.97%
PIMCO All Asset Institutional	(0.04)%	(8.72)%	(2.49)%	1.86%	4.02%

7

        The following is a description of each of the Plan's investment options (excerpted from each option's own description):

  Transamerica Partners Institutional Money Market—This fund invests primarily in high quality, U.S. dollar-denominated short-term money market instruments. These instruments include short-term U.S. government obligations, corporate bonds and notes, bank obligations (such as certificates of deposit and bankers' acceptances), commercial paper, asset-backed securities and repurchase agreements. This fund may also invest in obligations issued or guaranteed by the U.S. and foreign governments and their agencies and instrumentalities as well as obligations of U.S. and foreign banks, or their foreign branches, and U.S. savings banks. This fund may invest without limit in obligations of U.S. banks.

  Diversified Investment Advisors Stable Pooled Fund—This fund invests in the Stable Return Fund, a stable value collective fund advised by Galliard Capital Management. This fund is primarily comprised of investment contracts issued by financial companies including Guaranteed Investment Contracts (GICs), Separate Account GICs, and Security Backed Investment Contracts.

  Metropolitan West Total Return Bond M—This fund seeks to maximize long-term total return. This fund pursues its objective by investing, under normal circumstances, at least 80% of its net assets in investment grade fixed income securities or unrated securities that are determined by the Adviser to be of similar quality. Up to 20% of the fund's net assets may be invested in securities rated below investment grade. This fund also invests at least 80% of its net assets plus borrowings for investment purposes in fixed income securities it regards as bonds.

  Vanguard Total Bond Market Index Admiral—This fund seeks to track the performance of a broad, market weighted bond index. This fund employs an indexing investment approach designed to track the performance of the Barclays U.S. Aggregate Float Adjusted Index. This Index represents a wide spectrum of public, investment-grade, taxable, fixed income securities in the United States—including government, corporate, and international dollar-denominated bonds, as well as mortgage-backed and asset-backed securities—all with maturities of more than one year.

  BlackRock High Yield Bond Institutional—This fund seeks to maximize total return, consistent with income generation and prudent investment management. This fund invests primarily in non-investment grade bonds with maturities of ten years or less. This fund formally invests at least 80% of its assets in high yield bonds. The high yield securities (commonly called "junk bonds") acquired by the fund will generally be in the lower rating categories of the major rating agencies (BB or lower by Standard & Poor's or Fitch Ratings, Inc. or Ba or lower by Moody's Investor Services) or will be determined by the Fund management team to be of similar quality. This fund may invest up to 30% of its assets in non-dollar denominated bonds of issuers located outside of the United States.

  Templeton Global Bond Adv—This fund seeks current income with capital appreciation and growth of income. Under normal market conditions, the fund invests at least 80% of its net assets in "bonds." Bonds include debt obligations of any maturity, such as bonds, notes, bills and debentures. It invests predominantly in bonds issued by governments and government agencies located around the world. This fund may invest up to 25% of its total assets in bonds that are rated below investment grade. It is non-diversified.

  JPMorgan Equity Income R6—This fund seeks to provide a blend of long-term growth and current income through the consistent payments of dividends. Under normal circumstances, at least 80% of the fund's Assets will be invested in the equity securities of corporations that regularly pay

8

  dividends, including common stocks and debt securities and preferred stock convertible to common stock. Although this fund invests primarily in securities of large cap companies, it may invest in equity investments of companies across all market capitalizations. In implementing this strategy, the fund invests primarily in common stock and real estate investment trusts (REITs).

  JPMorgan US Equity R6—This fund seeks to provide high total return from a portfolio of selected equity securities. Under normal circumstances, the fund invests at least 80% of its assets in equity securities of U.S. companies. "Assets" means net assets, plus the amount of borrowings for investment purposes. In implementing its strategy, the fund primarily invests in common stocks of large- and medium-capitalization U.S. companies, but it may also invest up to 20% of its assets in common stocks of foreign companies, including depositary receipts.

  Vanguard 500 Index Admiral—This fund seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks. This fund employs an indexing investment approach designed to track the performance of the Standard & Poor's 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

  T. Rowe Price Institutional Large Cap Growth—This fund seeks to provide long-term capital appreciation through investments in common stocks of growth companies. This fund employs a growth approach to stock selection. This fund will normally invest at least 80% of its net assets (including any borrowings for investment purposes) in the common stocks of large-cap companies. This fund defines a large-cap company as one whose market capitalization is larger than the median market capitalization of companies in the Russell 1000 Growth Index, a widely used benchmark of the largest U.S. growth stocks.

  JHancock Disciplined Value Mid Cap R6—This fund seeks long-term growth of capital with current income as a secondary objective. Under normal circumstances, the fund seeks to achieve its investment objectives by investing at least 80% of its net assets (including borrowings for investment purposes) in a diversified portfolio consisting primarily of equity securities, such as common stocks, of issuers with medium market capitalizations, and identified by the subadvisor as having value characteristics. It may also invest up to 20% of its total assets in foreign currency-denominated securities.

  Vanguard Mid-Cap Index Admiral—This fund seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks. This fund employs an indexing investment approach designed to track the performance of the CRSP US Mid Cap Index, a broadly diversified index of stocks of mid-size U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

  Janus Enterprise N—This fund seeks long-term growth of capital. This fund invests primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies. Medium-sized companies are those whose market capitalization falls within the range of companies in the Russell Midcap Growth Index. This fund may also invest in foreign securities, which may include investment in emerging markets.

  DFA US Small Cap Value I—This fund seeks to achieve long term capital appreciation. This fund uses a market capitalization weighted approach to purchase a broad and diverse group of the

9

  readily marketable securities of U.S. small cap companies that the Advisor determines to be value stocks. The advisor may modify market capitalization weights and even exclude companies after considering such factors as free float, momentum, trading strategies, liquidity management, and profitability, as well as other factors that the advisor determines to be appropriate, given market conditions. Securities are considered value stocks primarily because a company's shares have a high book value in relation to their market value. In assessing profitability, the advisor may consider different ratios, such as that of earnings or profits from operations relative to book value or assets.

  Vanguard Small Cap Index Admiral—This fund seeks to track an index of small-sized companies. One of the fund's primary risks is its focus on the small-cap arena. This fund employs an indexing investment approach designed to track the performance of the CRSP US Small Cap Index, a broadly diversified index of stocks of small U.S. companies. This fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

  PNC Multi Factor Small Cap Growth I—This fund seeks long-term capital appreciation by primarily investing in stocks of small-cap companies with market caps approximating the benchmark. Using an analytical process together with fundamental research methods, the team rates the performance potential of companies and buys those stocks that it believes offer the best prospects for superior performance relative to the securities of comparable companies.

  Vanguard Total International Stock Index Admiral—This fund tracks stock markets all over the globe, with the exception of the United States. This fund employs an indexing investment approach designed to track the performance of the FTSE Global All Cap ex US Index. The Index includes approximately 5,550 stocks of companies located in 46 countries. This fund invests all, or substantially all, of its assets in the common stocks included in its target index.

  American Funds EuroPacific Growth R6—This fund seeks long-term growth of capital. This fund invests primarily in common stocks of issuers in Europe and the Pacific Basin that the investment adviser believes have the potential for growth. Growth stocks are stocks that the investment adviser believes have the potential for above-average capital appreciation. It normally invests at least 80% of its net assets in securities of issuers in Europe and the Pacific Basin. This fund may invest a portion of its assets in common stocks and other securities of companies in emerging markets

  American Funds New Perspective R6—This fund seeks long-term growth of capital; future income is a secondary objective. This fund seeks to take advantage of investment opportunities generated by changes in international trade patterns and economic and political relationships by investing in common stocks of companies located around the world. In pursuing its primary investment objective, it invests primarily in common stocks that the investment adviser believes have the potential for growth. In pursuing its secondary objective, this fund invests in common stocks of companies with the potential to pay dividends in the future.

  American Funds New World R6—This fund seeks long-term capital appreciation. This fund invests primarily in common stocks of companies with significant exposure to countries with developing economies and/or markets. The securities markets of these countries may be referred to as emerging markets. This fund may also invest in debt securities of issuers, including issuers of lower rated bonds with exposure to these countries. Under normal market conditions, the fund will invest at least 35% of its assets in equity and debt securities of issuers primarily based in qualified countries that have developing economies and/or markets.

10

  PIMCO All Asset Institutional—This fund seeks maximum real return, consistent with preservation of real capital and prudent investment management. This fund normally invests substantially all of its assets in Institutional Class or Class M shares of any funds of the Trust or PIMCO Equity Series, an affiliated open-end investment company, except other funds of funds, or shares of any actively-managed funds of the PIMCO ETF Trust, an affiliated investment company. The fund's investment in a particular underlying PIMCO Fund normally will not exceed 50% of its total assets. It is non-diversified.

        An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Benefits Under the Plan

        Vesting.    At all times, you have a fully vested, nonforfeitable interest in your own contributions, adjusted for earnings or losses. Your share of employer nonelective contributions, as adjusted for earnings or losses, becomes vested at 20% after two years of service, and vesting increases by 20% for each subsequent year of service until you become fully vested after six years of service. Service with Nations Heritage Federal Credit Union is also recognized for this purpose.

Withdrawals and Distributions From the 401(k) Plan

        Withdrawals Prior to Termination of Employment.    You may receive in-service distributions from the 401(k) Plan. The 401(k) Plan permits in-service withdrawals of rollover contributions at any time. You may also withdraw vested employer nonelective contributions that have been in your account for at least two years. You may also apply for a hardship withdrawal from your salary deferral contributions and Roth deferral contributions if you are under age 59 1/2. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution pro rata from the investment funds in which you have invested your own contributions. If you make a hardship withdrawal, your right to make elective deferrals is suspended for six months. Hardship withdrawals may not be paid back to the 401(k) Plan. Once you attain age 59 1/2, all your contributions in the 401(k) Plan are eligible for in-service withdrawals. You can also apply for a loan from the 401(k) Plan. You cannot have more than one loan outstanding at a time. You can apply for a minimum loan of $1,000 and a maximum loan of the lesser of $50,000 or 50% of your total vested account balance.

        Distribution Upon Retirement or Disability.    Participants shall receive benefits as soon as administratively feasible following the close of a valuation period during which the distribution is requested. Distributions are payable to participants in a lump sum or installments, at the participant's election. Certain distributions may also be rolled over to another qualified plan or individual retirement account.

        Distribution Upon Death.    If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan. Certain distributions may also be rolled over to another qualified plan or individual retirement account.

        Distribution Upon Termination for Any Other Reason.    If you terminate employment for any reason other than retirement, disability or death and your vested account balance exceeds $5,000, the trustee will make your distribution when you attain age 62, unless you request otherwise. If your vested account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as

11

soon as administratively practicable following your termination of employment. If your vested account balance is over $1,000 but not more than $5,000, and you have not attained age 62, if you do not make a timely distribution or direct rollover election, your entire vested account balance will automatically be rolled over to a traditional individual retirement account serviced by Transamerica.

        Nonalienation of Benefits.    Except with respect to federal income tax withholding, federal tax liens and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with HarborOne Bank or its affiliates. Federal law may also impose an additional 10% tax on distributions from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with HarborOne Bank or its affiliates or after your termination of employment.

Administration of the Plan

        Trustee.    The board of directors of HarborOne Bank has appointed State Street Bank and Trust Company as trustee of the 401(k) Plan. The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust as directed by plan participants.

Reports to Plan Participants

        The plan administrator will furnish you a statement at least quarterly showing (i) the balance in your account as of the end of that period, (ii) the amount of contributions allocated to your account for that period, and (iii) the adjustments to your account to reflect earnings or losses (if any).

Plan Administrator

        Currently, the plan administrator of the 401(k) Plan is HarborOne Bank. The plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

        HarborOne Bank intends to continue the 401(k) Plan indefinitely. Nevertheless, HarborOne Bank may terminate the 401(k) Plan at any time. If HarborOne Bank terminates the 401(k) Plan in whole or in part, then regardless of other provisions in the plan, all participants affected by such termination shall become fully vested in their accounts. HarborOne Bank reserves the right to make, from time to time, any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that HarborOne Bank may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

12

Merger, Consolidation or Transfer

        In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the plan requires that you would (if either the plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer (if the plan had then terminated).

Federal Income Tax Consequences

        The following is only a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not consider the following as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

        As a "qualified retirement plan," the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

  (1)
  The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

  (2)
  participants pay no current income tax on amounts contributed by the employer on their behalf; and

  (3)
  earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

        HarborOne Bank will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code. If HarborOne Bank receives an adverse determination letter regarding its tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an individual retirement account or to another qualified retirement plan, and HarborOne Bank may be denied certain deductions taken with respect to the 401(k) Plan.

        Lump Sum Distribution.    A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the plan. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution.

        HarborOne Bancorp, Inc. Common Stock Included in Lump Sum Distribution.    If a lump sum distribution includes HarborOne Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to HarborOne Bancorp, Inc. common stock, that is, the excess of the value of HarborOne Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of HarborOne Bancorp, Inc. common stock for computing gain or loss on its subsequent sale equals the value of HarborOne Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of HarborOne Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of how long the HarborOne Bancorp, Inc. common stock is held. Any gain on a

13

subsequent sale or other taxable disposition of HarborOne Bancorp, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain, depending upon the length of the holding period of HarborOne Bancorp, Inc. common stock after the date of distribution from the 401(k) Plan. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution.

        Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA.    You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

        We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Additional Employee Retirement Income Security Act Considerations

        As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan's assets by participants and beneficiaries. The 401(k) Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as HarborOne Bank, as the plan administrator, or the 401(k) Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

        Because you will be entitled to invest a portion of your account balance in the 401(k) Plan in HarborOne Bancorp, Inc. common stock, the regulations under ERISA section 404(c) require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the HarborOne Bancorp, Inc. common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Restrictions on Resale

        There are restrictions on resale of shares of HarborOne Bancorp, Inc. common stock applicable to persons who may be "affiliates" of HarborOne Bancorp, Inc., including any person receiving a distribution of shares of common stock under the 401(k) Plan who is an "affiliate" of HarborOne Bancorp under the Securities Act of 1933, as amended. An "affiliate" of HarborOne Bancorp, Inc. is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with HarborOne Bancorp, Inc. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of HarborOne Bancorp, Inc. at the time of a proposed resale will be permitted to make public resales of the common stock only under a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act, or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell under Rule 144 in any three-month period may not exceed the greater of 1% of HarborOne

14

Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks before the sale. Such sales may be made only through brokers without solicitation and only at a time when HarborOne Bancorp, Inc. is current in filing the reports required of it under the Securities Exchange Act of 1934, as amended.

        Any person who may be an "affiliate" of HarborOne Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of HarborOne Bancorp, Inc. common stock acquired under the plan, or other sales of HarborOne Bancorp, Inc. common stock.

        Persons who are not deemed to be "affiliates" of HarborOne Bancorp, Inc. at the time of resale will be free to resell any shares of HarborOne Bancorp, Inc. common stock distributed to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act, or compliance with the restrictions and conditions contained in the exemptive rules under federal law.

SEC Reporting and Short-Swing Profit Liability

        Section 16 of the Securities Exchange Act, imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as HarborOne Bancorp, Inc. Section 16(a) of the Securities Exchange Act, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission, or the SEC. Certain changes in beneficial ownership involving allocation or reallocation of assets held in your 401(k) Plan account must be reported periodically, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company's fiscal year.

        In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act, or Section 16(b), provides for the recovery by HarborOne Bancorp, Inc. of profits realized by any officer, director or any person beneficially owning more than 10% of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

        The SEC has adopted rules that exempt many transactions involving the Plan from the "short-swing" profit recovery provisions of Section 16(b). The exemptions are available if an election to transfer into the HarborOne Bancorp, Inc. Stock Fund is at least six months after an election to transfer out of the HarborOne Bancorp, Inc. Stock Fund, and vice versa.

        Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the 401(k) Plan for six months following the distribution date.

LEGAL OPINION

        The validity of the issuance of the common stock will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Goodwin Procter LLP has acted as special counsel for HarborOne Bancorp, Inc. in connection with the reorganization of HarborOne Bank into a two-tier mutual holding company and the related HarborOne Bancorp, Inc. initial public offering.

15

SUBSCRIPTION AND COMMUNITY
OFFERING PROSPECTUS

HarborOne Bancorp, Inc.

(Proposed Holding Company for HarborOne Bank)
Up to 11,783,475 Shares of Common Stock
(Subject to Increase to up to 13,550,996 Shares)

          HarborOne Bancorp, Inc., a newly formed Massachusetts corporation, is offering common stock for sale in connection with the reorganization of HarborOne Bank into the mutual holding company form of organization. The shares we are offering for sale will represent 45.0% of our outstanding shares of common stock immediately following the offering. Immediately following the offering, we also intend to contribute cash equal to 0.667% of the gross proceeds raised in the offering and 1.2% of our outstanding shares of common stock to a new charitable foundation to be established in connection with the reorganization. The remainder of our outstanding shares of common stock will be owned by a newly formed mutual holding company that will be our majority shareholder. We expect that our common stock will be listed on the Nasdaq Global Market under the symbol "HONE." There is currently no public market for the shares of our common stock. We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

          We are offering up to 11,783,475 shares of common stock for sale. We must sell a minimum of 8,709,525 shares in order to complete the offering. We may sell up to 13,550,996 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers.

          We are offering the shares of common stock in a subscription offering to eligible depositors of HarborOne Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by HarborOne Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered to the general public in a syndicated community offering to be managed by Sandler O'Neill & Partners, L.P. Sandler O'Neill will assist us in selling the shares in the subscription offering and any community or syndicated community offering on a best efforts basis, but is not required to purchase any shares of the common stock that are being offered for sale in those offerings. Any shares not purchased in the subscription, community and syndicated community offerings may be offered for sale in a separate firm commitment offering that will be managed by Sandler O'Neill.

          The minimum order is 25 shares, and the maximum order is 60,000 shares for an individual (or individuals owning a single deposit account) or 80,000 shares for a group of persons acting in concert. Stock orders must be received by us before [    :    ] p.m., Eastern time, on [Expiration Date]. We may extend this expiration date without notice to you until [Extension Date #1], unless we receive regulatory approval to extend the offering to a later date, which may not be beyond [Extension Date #2]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Extension Date #1], or the number of shares of common stock to be sold is increased to more than 13,550,996 shares or decreased to fewer than 8,709,525 shares. If the offering is extended past [Extension Date #1], or the number of shares of common stock to be sold is increased to more than 13,550,996 shares or decreased to fewer than 8,709,525 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at HarborOne Bank, and will earn interest at our statement savings rate, which is currently 0.07% per annum.

          We expect that our directors and executive officers, together with their associates, will subscribe for approximately 332,500 shares of our common stock.

          This investment involves a high degree of risk, including the possible loss of your investment. Please read the section of this prospectus entitled "Risk Factors" beginning on page 11.

OFFERING SUMMARY
Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	8,709,525	10,246,500	11,783,475	13,550,996
Gross offering proceeds	$87,095,250	$102,465,000	$117,834,750	$135,509,960
Estimated offering expenses (excluding selling agent fees and expenses)	$2,550,000	$2,550,000	$2,550,000	$2,550,000
Estimated selling agent fees and expenses(1)	$901,243	$1,021,156	$1,141,069	$1,278,968
Estimated net proceeds	$83,644,007	$98,893,844	$114,143,681	$131,680,992
Estimated net proceeds per share	$9.60	$9.65	$9.69	$9.72

(1)
The amounts shown assume that all shares are sold in the subscription and community offerings, and that we pay Sandler O'Neill & Partners, L.P. a selling agent fee of 0.85% of the aggregate purchase price of shares sold (net of insider purchases and shares purchased by our employee stock ownership plan). If shares are sold in a syndicated community offering or firm commitment underwritten offering, we will pay Sandler O'Neill & Partners, L.P. and any other broker-dealers participating in the offering fees of 5.0% of the aggregate purchase price of shares sold in such offering. If all shares of common stock are sold in a syndicated community offering or firm commitment underwritten offering, the estimated selling agent commissions and expenses would be $4.6 million, $5.4 million, $6.1 million and $7.0 million at the minimum, midpoint, maximum and adjusted maximum of the offering range. See "The Reorganization and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation" for a discussion of fees to be paid to Sandler O'Neill & Partners, L.P. and other FINRA member firms in a syndicated community offering or firm commitment underwritten offering.

          These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Share Insurance Fund. None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at (508) 895-1015.

The date of this prospectus is [    •    ].

Canada
AROOSTOOK
PISCATAQUIS
PENOBSCOT
SOMERSET
WASHINGTON
MAINE
FRANKLIN
HANCOCK
WALDO
COOS
KENNEBEC
OXFORD
ANDROSCOGGIN
KNOX
LINCOLN
SAGADAHOC
CUMBERLAND
Atlantic Ocean
GRAFTON
CARROLL
VERMONT
NEW HAMPSHIRE
YORK
BELKNAP
SULLIVAN
MERRIMACK
STRAFFORD
ROCKINGHAM
HILLSBOROUGH
CHESHIRE
ESSEX
NEW YORK
MIDDLESEX
FRANKLIN
SUFFOLK
MASSACHUSETTS
WORCESTER
HAMPSHIRE
BERKSHIRE
NORFOLK
PLYMOUTH
HAMPDEN
PROVIDENCE
BARNSTABLE
TOLLAND
WINDHAM
BRISTOL
RHODE ISLAND
BRISTOL
KENT
LITCHFIELD
HARTFORD
NEWPORT
CONNECTICUT
NEW LONDON
WASHINGTON
DUKES
NANTUCKET
MIDDLESEX
NEW HAVEN
FAIRFIELD
HarborOne Bank Corporate Office
HarborOne Bank Branch Locations
HarborOne Bank LPO Office
Merrimack Mortgage Corporate Office
Merrimack Mortgage Branch Locations
HARBORONE®
Bank

SUMMARY

        The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. Before making an investment decision, you should read this entire prospectus carefully, including the consolidated financial statements and the notes thereto, and the section of this prospectus entitled "Risk Factors."

        In this prospectus, "HarborOne Bancorp" refers to HarborOne Bancorp, Inc. and "HarborOne Bank" or the "Bank" refers to HarborOne Bank. The terms "we," "our," and "us" refer to HarborOne Bancorp or HarborOne Bank, together with their consolidated subsidiaries, unless the context indicates another meaning.

The Companies; Our Business

        HarborOne Mutual Bancshares.    HarborOne Mutual Bancshares will be formed upon completion of the reorganization as a Massachusetts mutual holding company. Upon completion of the offering, HarborOne Mutual Bancshares will own a majority of HarborOne Bancorp's outstanding shares of common stock and, through its board of trustees, will be able to exercise voting control over virtually all matters put to a vote of HarborOne Bancorp's shareholders. HarborOne Mutual Bancshares does not currently intend to engage in any business activities other than those relating to owning a majority of the common stock of HarborOne Bancorp.

        HarborOne Bancorp, Inc.    This offering is made by HarborOne Bancorp, Inc., a Massachusetts corporation formed by us in 2016 as part of the reorganization. Upon completion of the reorganization, HarborOne Bancorp will own all of HarborOne Bank's common stock. HarborOne Bancorp currently does not intend to engage in any business activities other than those relating to owning all of the common stock of HarborOne Bank.

        HarborOne Bank.    HarborOne Bank is the largest state-chartered co-operative bank in New England. The Bank was established in 1917 as Brockton Credit Union and converted to a Massachusetts co-operative bank in 2013 to better support our continued growth, including the expansion of our business lending program. In 2015, we acquired Merrimack Mortgage Company, Inc., or "Merrimack Mortgage," an independent residential mortgage company headquartered in Manchester, New Hampshire. At December 31, 2015, HarborOne Bank had assets of $2.20 billion, loans of $1.70 billion, deposits of $1.70 billion, and total retained earnings of $190.7 million.

        HarborOne Bank provides financial services to individuals, families, small and mid-size businesses and municipalities throughout Southeastern Massachusetts through our network of 14 full-service branches, two limited service branches and 13 free-standing ATMs, in addition to an ATM at every full-service branch. We also provide a range of educational services through "HarborOne U," with classes on small business, financial literacy and personal enrichment at classroom sites adjacent to the bank's Brockton and Mansfield locations. While our primary deposit-gathering area is concentrated within our branch office communities and surrounding cities and towns, our lending area encompasses the broader market of New England. The Bank maintains a commercial loan office in Providence, Rhode Island, as well as a residential loan office in Westford, Massachusetts. In addition, Merrimack Mortgage maintains 34 offices in Massachusetts, New Hampshire, Connecticut and Maine, and also does business in five additional states.

        Our executive offices are located at 770 Oak Street, Brockton, Massachusetts 02301, and the telephone number is (508) 895-1000. Our website address is www.harborone.com. Information on this website is not and should not be considered a part of this prospectus.

Our Business Strategy

        We have been operating continuously in and around Brockton, Massachusetts, since 1917. We are committed to meeting the financial needs of consumers and small and middle market businesses in the communities in which we operate, and we are dedicated to providing exceptional personal service to our customers. Since our conversion from a credit union to a bank in 2013, our focus has been on prudently growing our commercial lending, transitioning our portfolio to that of a commercial bank. In addition, we have started offering municipal deposit products, launched a suite of cash management services, opened a commercial loan production office in Providence, Rhode Island, and acquired Merrimack Mortgage. As we continue to grow, we are pursuing the following strategies:

  •
  Continue to expand our commercial lending platform.  In 2010, we established a commercial lending platform targeting the financial needs of small and middle-market business owners as well as professional real estate investors and developers. Since our conversion from a credit union to a bank, we have hired 11 commercial team members, including lenders, cash management personnel and credit support staff. We opened our first commercial loan production office in Providence, Rhode Island, in the second quarter of 2015. As a result of these efforts, our commercial lending portfolio has increased from 5.5% of our total loan portfolio at December 31, 2013 to 19.4% of our total loan portfolio at December 31, 2015. We plan to continue to grow these portfolios and expect to hire additional staff and open additional loan offices in the future.

  •
  Maintain measured growth of our mortgage banking capabilities.  Historically, we have been a residential mortgage lender, and we intend to continue to grow our mortgage lending operations. In addition, we acquired Merrimack Mortgage on July 1, 2015, resulting in a substantial expansion of our mortgage banking operations. At December 31, 2015, Merrimack Mortgage had 34 loan offices and 231 employees in four states, and is focused primarily on the residential lending markets of New Hampshire and Massachusetts. The Bank opened a loan production office in Westford, Massachusetts, in the first quarter of 2016.

  •
  Maintain measured growth of our auto loan platform.  We are the largest community bank originator of auto loans in the Commonwealth of Massachusetts, with an active network of approximately 275 dealers at December 31, 2015. From time to time, we have executed sales of pools of auto loans while retaining the servicing rights, thus generating service fee income. At December 31, 2015, we were servicing $40.4 million in auto loans for others. We plan to continue to originate and service auto loans, and from time to time sell pools of auto loans, in order to continue to benefit from servicing fee income and gains on sales of auto loans and to provide liquidity.

  •
  Increase business and municipal deposits.  We expect the growth in our commercial lending coupled with our cash management capabilities to increase our business and municipal deposits. Our business deposits at December 31, 2015 were $77.7 million, an increase from $50.6 million at December 31, 2014. In 2013, we established a municipal banking department and at December 31, 2015, we had relationships with 50 cities and towns and $246.6 million in municipal deposits. We plan to continue to grow business and municipal deposits through the sale of additional products and services, including our recent expansion of online and mobile banking capabilities, in order to better serve our customers.

  •
  Expand our franchise through de novo branching, branch acquisitions and the possible acquisition of other financial institutions. We believe that there are branch expansion opportunities within our market area and in adjacent markets. We will evaluate branch expansion opportunities by taking innovative approaches to designing and establishing de novo branches, making strategic branch acquisitions, and/or undertaking the acquisition of other financial institutions, as they arise. In addition to full service branches, Merrimack Mortgage and the Bank expect to open additional loan offices in the future. We currently have no understandings or agreements with respect to establishing a new branch or loan production office, acquiring any branches or acquiring a financial institution.

        See the section of this prospectus entitled "Business of HarborOne Bank—Business Strategy" for further discussion of our business strategy.

The Reorganization and Offering

Description of the Reorganization and Offering

        Currently, HarborOne Bank is a Massachusetts co-operative bank in mutual form, with no shareholders. The Bank's depositors currently have the right to vote on certain matters such as the election of directors and the reorganization. Following the reorganization, HarborOne Bank will be a co-operative bank in stock form, and its capital stock will be wholly-owned by HarborOne Bancorp. Voting rights in HarborOne Bancorp will belong to its shareholders, including HarborOne Mutual Bancshares, our mutual holding company parent that will own a majority of our common stock, our employee stock ownership plan and our charitable foundation.

        We are conducting the reorganization and offering under the terms of a plan of reorganization and minority stock issuance, which is subject to approval by the Massachusetts Commissioner of Banks and HarborOne Bank's depositors. In addition, the reorganization and offering are subject to the approval or nonobjection of the Federal Deposit Insurance Corporation, or the "FDIC," and the Board of Governors of the Federal Reserve System, or the "Federal Reserve."

        The following diagram shows our organizational structure following the reorganization and offering:

Reasons for the Reorganization and Offering

        Our primary reasons for the reorganization and offering are to:

  •
  support future growth and profitability;

  •
  offer our depositors, employees, officers and directors an opportunity to purchase an equity ownership interest in HarborOne Bank; and

  •
  support our local communities through a contribution to the charitable foundation.

        For further information about our reasons for the reorganization and offering, see "The Reorganization and Offering—Reasons for the Reorganization."

Terms of the Offering

        We are offering between 8,709,525 and 11,783,475 shares of common stock in the offering. The purchase price of each share of common stock offered for sale in the offering is $10.00, and all investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering.

        The number of shares of common stock to be sold may be increased to up to 13,550,996 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 13,550,996 shares or decreased to fewer than 8,709,525 shares, or the subscription and community offerings are extended beyond [Extension Date #1], subscribers in the subscription offering and in any community or syndicated community offering will not have the opportunity to change or cancel their stock orders once submitted.

Persons Who May Order Shares of Common Stock in the Subscription and Community Offerings

        We are offering the shares of common stock in a subscription offering in the following descending order of priority:

  (i)
  depositors of HarborOne Bank with aggregate balances of at least $50 at the close of business on December 31, 2014;

  (ii)
  HarborOne Bank's tax-qualified employee benefit plans (including the employee stock ownership plan that we are establishing in connection with the reorganization and HarborOne Bank's 401(k) plan), which may subscribe for, in the aggregate, up to 10.0% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8.0% of the shares of common stock sold in the offering; and

  (iii)
  employees, officers and directors of HarborOne Bank or any subsidiary of HarborOne Bank who are not eligible under (i) above.

        Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons and trusts of natural persons residing in the Massachusetts cities and towns of Abington, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dighton, Duxbury, East Bridgewater, Easton, Foxboro, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marshfield, Middleborough, Milton, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Stoughton, Taunton, Wareham, West Bridgewater, Weymouth and Whitman. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated community offering. Sandler O'Neill & Partners, L.P. will act as sole manager for any syndicated community offering. We have the right to accept or reject, in our sole discretion, orders received in the community or syndicated community offering, and our interpretation of the terms and conditions of the plan of reorganization and minority stock issuance will be final, subject to the authority of the Massachusetts Commissioner of Banks. Any determination to accept or reject stock orders in the community or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

        If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. A detailed description of each of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled "The Reorganization and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings."

How We Determined the Offering Range

        The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of HarborOne Bancorp assuming the reorganization and offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 5, 2016, this market value (including the shares to be contributed to our charitable foundation) ranged from $193.5 million to $261.9 million, with a midpoint of $227.7 million, subject to increase up to $301.1 million. Based on this valuation, the 45.0% ownership interest of HarborOne Bancorp being sold in the offering and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 8,709,525 shares to 11,783,475 shares, subject to increase to 13,550,996 shares if demand for shares or market conditions warrant. The $10.00 per share price was selected primarily because it is the price most commonly used by financial institutions in offerings of this type.

        RP Financial also considered that we intend to contribute to a charitable foundation that we are establishing 1.2% of the shares of our outstanding common stock and cash equal to 0.667% of the gross proceeds raised in the offering. The intended contribution of cash and shares of common stock to our charitable foundation has the effect of reducing our estimated pro forma valuation. See the section of this prospectus entitled "Comparison of Valuation and Pro Forma Information With and Without our Charitable Foundation."

        For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see the section of this prospectus entitled "The Reorganization and Offering—Determination of Share Price and Number of Shares to Be Issued."

Possible Change in the Offering Range

        RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 13,550,996 shares in the offering without further notice to you. If our pro forma market value at that time is either below $193.5 million or above $301.1 million, then, after consulting with our regulators, we may:

  •
  terminate the offering and promptly return all funds (with interest paid on funds received in the subscription, community and syndicated community offerings);

  •
  set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of HarborOne Bancorp's common stock; or

  •
  take such other actions as may be permitted, to the extent such permission is required, by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve and the Securities and Exchange Commission, or "SEC."

Limits on How Much Common Stock You May Purchase

        Our plan of reorganization and minority stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

  •
  the minimum purchase is 25 shares, or $250 of common stock;

  •
  no individual (or individuals owning a single deposit account) may purchase more than 60,000 shares, or $600,000 of common stock, in all categories of the offering combined; and

  •
  no individual, together with any associates, and no group of persons acting in concert, may purchase more than 80,000 shares, or $800,000 of common stock, in all categories of the offering combined.

        Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Our employee stock ownership plan may purchase up to 8.0% of the total number of shares sold in the offering and contributed to our charitable foundation without regard to these purchase limitations.

        Please see the section of this prospectus entitled "The Reorganization and Offering—Additional Limitations on Common Stock Purchases."

How You May Purchase Shares of Common Stock

        In order to purchase shares of common stock in the subscription and community offerings, you must submit a completed order form, together with full payment or authorization to withdraw funds from one or more of your deposit accounts held at HarborOne Bank. We are not required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

  (1)
  personal check, bank check or money order, payable to HarborOne Bancorp, Inc.; or

  (2)
  authorization of withdrawal from HarborOne Bank deposit accounts designated on the order form.

        Regulations prohibit HarborOne Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering. You may not use cash or a check drawn on a HarborOne Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to HarborOne Bancorp, Inc. Wire transfers will not be accepted without our prior approval. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event you may be given the opportunity to increase, decrease or rescind your order(s) for a specified period of time. You may not authorize direct withdrawal from a HarborOne Bank retirement account. See "—Using Retirement Account Funds to Purchase Shares of Common Stock" below.

        Please see the section of this prospectus entitled "The Reorganization and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings" for a complete description of how to purchase shares in the offering.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

        You may be able to subscribe for shares of common stock using funds in your individual retirement account, or "IRA." If you wish to use funds that are currently in your IRA or other retirement account held at HarborOne Bank, the funds you wish to use will have to be transferred to a self-directed account maintained by an independent trustee, such as a brokerage account with a broker who is willing and able to facilitate your purchase in the offering. It may take several weeks to transfer the funds in your IRA to an independent trustee, so please allow yourself sufficient time to take this action. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

        Please see the sections of this prospectus entitled "The Reorganization and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares" and "—Using Individual Retirement Account Funds" for a complete description of how to use IRA funds to purchase shares in the offering.

Deadline for Orders of Common Stock

        The deadline for purchasing shares of common stock in the subscription and community offerings is [    :    ] p.m., Eastern Time, on [Expiration Date], unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight mail to our Stock Information Center, which will be located at [    •    ]. You may also hand-deliver stock order forms to the Stock Information Center.

        Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at [    :    ] p.m., Eastern Time, on [Expiration Date], whether or not we have been able to locate each person entitled to subscription rights.

        See "The Reorganization and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date" for a complete description of the deadline for purchasing shares in the offering.

Delivery of Shares of Common Stock

        All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. The stock offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in "—Conditions to Completion of the Stock Offering." Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

        If we do not receive orders for at least 8,709,525 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take additional steps to attempt to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

  •
  increase the purchase limitations; and/or

  •
  seek regulatory approval, to the extent required, to extend the offering beyond [Extension Date #1], 2016.

        If we extend the offering beyond [Extension Date #1], 2016, we will notify subscribers via U.S. mail of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest at our statement savings rate, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Conditions to Completion of the Offering

        We cannot complete the offering unless:

  •
  we have received orders to purchase at least the minimum number of shares of common stock offered; and

  •
  we receive all required final approvals or nonobjections from the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve.

Possible Termination of the Offering

        We may terminate the offering at any time with the approval, to the extent such approval is required, of the Massachusetts Commissioner of Banks.

        We must sell a minimum of 8,709,525 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings rate, currently 0.07% per annum, and we will cancel deposit account withdrawal authorizations.

How We Intend to Use the Proceeds from the Offering

        Assuming we sell 10,246,500 shares of common stock in the offering (the midpoint of the offering range) and we have net proceeds of $98.9 million, we intend to distribute the net proceeds as follows:

  •
  $49.4 million, or 50.0% of the net proceeds, will be invested in HarborOne Bank;

  •
  $8.4 million, or 8.5% of the net proceeds, will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock;

  •
  $683,000, or approximately 0.7% of the net proceeds, will be contributed to our charitable foundation;

  •
  $100,000, or approximately 0.1% of the net proceeds, will be used to capitalize HarborOne Mutual Bancshares; and

  •
  $40.2 million, or 40.7% of the net proceeds, will be retained by HarborOne Bancorp.

        HarborOne Bancorp may use the funds that it retains to finance potential expansion and diversification of its operations; to repurchase shares of common stock, subject to regulatory approval; to pay cash dividends, subject to regulatory approval; and for other general corporate purposes. HarborOne Bank may use the funds invested in it to fund new loans; to enhance existing products and services and develop new products and services; to expand its banking franchise; and for other general corporate purposes. Initially, a substantial portion of the net proceeds will be invested in short-term investments and other securities. See the section of this prospectus entitled "Use of Proceeds" for more information on the proposed use of proceeds from the offering.

Our Contribution of Cash and Shares of Common Stock to the Charitable Foundation

        To further our commitment to our local community, we intend to establish and fund a new charitable foundation as part of the offering. Assuming we receive final regulatory approval to establish and fund the charitable foundation, we intend to contribute cash equal to 0.667% of the gross proceeds raised in the offering and 1.2% of our outstanding shares of common stock. At the midpoint of the offering range, the total value of the charitable foundation contribution would be $3.4 million, and we expect to record an after-tax expense of approximately $2.0 million during the quarter in which the offering is completed.

        The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

  •
  dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

  •
  result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

        The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see the sections of this prospectus entitled "Risk Factors—Risks Related to the Contribution to our Charitable Foundation—The contribution to our charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering," "Risk Factors—Risks Related to the Contribution to our Charitable Foundation—Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits," "Comparison of Valuation and Pro Forma Information With and Without our Charitable Foundation" and "Our Charitable Foundation."

You May Not Sell or Transfer Your Subscription Rights

        Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number as of the eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Purchases by Officers and Directors

        We expect our directors and executive officers, together with their associates, to subscribe for 332,500 shares of common stock in the offering, or 3.2% of the total number of shares to be sold in the offering at the midpoint of the offering range and contributed to our charitable foundation. Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable banking regulations, our directors and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the reorganization and offering. See the section of this prospectus entitled "Subscriptions by Directors and Executive Officers."

Benefits to Management and Potential Dilution to Shareholders Following the Offering

        Employee Stock Ownership Plan.    We expect that our employee stock ownership plan will purchase 8.0% of the total number of shares sold in the offering and contributed to the charitable foundation. The employee stock ownership plan's purchase will be funded by a 20-year loan from HarborOne Bancorp. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees. Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Nonemployee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See "Pro Forma Data" for an illustration of the effects of this plan.

        Equity Incentive Plan.    We intend to adopt an equity incentive plan that will provide for grants of stock options and restricted common stock awards. The equity incentive plan will not be established sooner than six months after the reorganization and, if adopted within one year after the reorganization, would require the approval by our shareholders owning two-thirds of the outstanding shares of common stock of HarborOne Bancorp, as well as a majority of the shareholders other than HarborOne Mutual Bancshares. If the equity incentive plan is established more than one year after the offering, it would require the approval of our shareholders by a majority of votes cast. We have not yet determined when we will present an equity incentive plan for shareholder approval. In accordance with applicable regulations, we anticipate that the plan will authorize the grant of a number of stock options and a number of shares of restricted stock, not to exceed 10.0% and 4.0%, respectively, of the shares sold in the offering and issued to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the reorganization. We will incur additional compensation expense as a result of this plan. See "Pro Forma Data" for an illustration of the effects of this plan.

        The following table summarizes at the midpoint of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire in the offering and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan (assuming the equity incentive plan is implemented within one year following completion of the offering). The equity incentive plan may award a greater number of options and restricted stock awards if the plan is adopted more than one year after completion of the offering.

	Number of Shares to be Granted or Purchased
				Dilution Resulting from Issuance of Additional Shares(1)
					Total Estimated Value (In Thousands)
	At Midpoint of Offering Range	As a Percentage of Common Stock to be Issued	As a Percentage of Total Common Stock Outstanding
Employee stock ownership plan(2)	841,579	8.0%	3.7%	—%	$8,416
Restricted stock awards(2)	420,790	4.0	1.9	1.81	4,208
Stock options(3)	1,051,974	10.0	4.6	4.42	2,977

Total	2,314,343	22.00%	10.2%	6.08%	$15,601

(1)
Assumes the issuance of authorized but unissued shares to satisfy awards and option exercises.

(2)
Assumes the value of HarborOne Bancorp common stock is $10.00 per share.

(3)
Assumes the value of a stock option is $2.83, which was determined using the Black-Scholes option-pricing formula. See "Pro Forma Data."

Market for Common Stock

        We expect that our common stock will be traded on the Nasdaq Global Market under the symbol "HONE." Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Policy Regarding Dividends

        We do not currently anticipate paying dividends on our common stock. Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements and other considerations.

        If HarborOne Bancorp pays dividends to its shareholders, it also will be required to pay dividends to HarborOne Mutual Bancshares, unless HarborOne Mutual Bancshares is permitted by the Federal Reserve to waive the receipt of dividends. The Federal Reserve's current position is to not permit a mutual holding company that is regulated as a bank holding company to waive dividends declared by its subsidiary. In addition, Massachusetts banking regulations prohibit HarborOne Mutual Bancshares from waiving dividends declared and paid by HarborOne Bancorp unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of HarborOne Bank.

        For information regarding our proposed dividend policy, see the section of this prospectus entitled "Dividend Policy."

Material Income Tax Consequences

        We have received an opinion of counsel from Goodwin Procter LLP regarding the material federal income tax consequences and the material Massachusetts corporate excise and personal income tax consequences of the reorganization. As a general matter, the reorganization qualifies as a tax-free reorganization. See the section of this prospectus entitled "Material U.S. Income Tax Consequences" for a complete discussion of the income tax consequences of the transaction.

Emerging Growth Company Status

        As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act." An emerging growth company may take advantage of specified relief from reporting requirements and other burdens that are applicable to other public companies. These provisions include:

  •
  a requirement to have only two years of audited financial statements and only two years of related management's discussion and analysis;

  •
  an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

  •
  an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

  •
  reduced disclosure about the company's executive compensation arrangements; and

  •
  exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or shareholder approval of any golden parachute arrangements.

        We may remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

        In addition, pursuant to the JOBS Act, we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You Can Obtain Additional Information

        Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization or the offering, please call our Stock Information Center at [    •    ], Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. You may also visit our Stock Information Center, located at [    •    ], Massachusetts, which is open Monday through Friday between 10:00 a.m. and 4:00 p.m. The Stock Information Center will be closed on weekends and bank holidays.

Delivery of Prospectus

        TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE], IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO [EXPIRATION DATE] OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO [EXPIRATION DATE].

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before making your decision to invest in shares of our common stock, you should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus and the matters addressed in the section of this prospectus titled "Special Note Regarding Forward-Looking Statements" on page 23. The events discussed below could have a material adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

 Risks Related to Our Business

We may not be able to successfully implement our strategic plan.

        Our growth is essential to improving our profitability, and we expect to incur expenses related to the implementation of our strategic plan, including hiring initiatives and the development and marketing of new products and services. In addition, the reorganization will negatively impact our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more equity incentive plans after the completion of the reorganization. We may not be able to successfully implement our strategic plan, and therefore may not be able to increase profitability in the timeframe that we expect or at all, and could experience a decrease in profitability.

        The successful implementation of our strategic plan will require, among other things that we attract new customers that currently bank at other financial institutions in our market area or adjacent markets. In addition, our ability to successfully grow will depend on several factors, including continued favorable market conditions, the competitive responses from other financial institutions in our market area, our ability to attract and retain experienced lenders, and our ability to maintain high asset quality as we increase our loan portfolio. While we believe we have the management resources and internal systems in place to successfully manage our future growth, growth opportunities may not be available and we may not be successful in implementing our business strategy. Further, it will take time to implement our business strategy, especially for our lenders to originate enough loans and for our branch network to attract enough favorably priced deposits to generate the revenue needed to offset the associated expenses. Our strategic plan, even if successfully implemented, may not ultimately produce positive results.

Commercial and commercial real estate loans carry greater credit risk than loans secured by owner occupied one- to four-family real estate.

        Since our charter conversion from a credit union to a co-operative bank, our focus has been on prudently growing our commercial and commercial real estate loan portfolio and we expect this focus to continue. At December 31, 2015, $336.0 million, or 19.4%, of our loan portfolio consisted of commercial and commercial real estate loans. Given their larger balances and the complexity of the underlying collateral, commercial and commercial real estate loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Also, many of our borrowers or related groups of borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses which would in turn adversely affect our operating results and financial condition. Further, if we foreclose on the collateral, our holding period for the collateral may be longer than for one- to four-family real estate loans because there are fewer potential purchasers of the collateral, which can result in substantial holding costs.

The unseasoned nature of our commercial and commercial real estate portfolio may result in changes to our estimates of collectability, which may lead to additional provisions or charge-offs, which could hurt our profits.

        Our commercial and commercial real estate portfolio has increased $146.0 million, or 76.9%, from $189.9 million at December 31, 2014 to $336.0 million at December 31, 2015. A large portion of our commercial and commercial real estate portfolio is unseasoned and does not provide us with a significant payment or charge-off history pattern from which to judge future collectability. Currently we estimate potential charge-offs using peer data adjusted for qualitative factors specific to us. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience or current estimates, which could adversely affect our future performance. Further, these types of loans generally have larger balances and involve a greater risk than one- to four-family residential mortgage loans. Accordingly, if we make any errors in judgment in the collectability of our commercial or commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred historically with our residential mortgage loan or consumer loan portfolios.

Our portfolio of indirect auto lending exposes us to increased credit risks.

        At December 31, 2015, $532.1 million, or 30.7% of our total loan portfolio, consisted of auto loans, primarily originated through automobile dealers for the purchase of new or used automobiles. We serve customers that cover a range of creditworthiness and the required terms and rates are reflective of those risk profiles. Auto loans are inherently risky as they are often secured by assets that may be difficult to locate and can depreciate rapidly. In some cases, repossessed collateral for a defaulted auto loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency may not warrant further substantial collection efforts against the borrower. Auto loan collections depend on the borrower's continuing financial stability, and therefore, are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Additional risk elements associated with indirect lending include the limited personal contact with the borrower as a result of indirect lending through non-bank channels, namely automobile dealers.

Our business may be adversely affected by credit risk associated with residential property.

        At December 31, 2015, one- to four-family residential real estate loans comprised $711.0 million, or 41.1% of our total loan portfolio, and second mortgage and equity lines of credit comprised $99.4 million, or 5.7% of our total loan portfolio. One- to four-family residential mortgage lending, whether owner occupied or non-owner occupied, is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

        Residential loans with combined higher loan-to-value ratios are more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. For those home equity loans and lines of credit secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. For these reasons, we may experience higher rates of delinquencies, default and losses on our home equity loans.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

        While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is composed of loans secured by property located in the greater Boston metropolitan area. This makes us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. For more information about our market area, see the sections of this prospectus entitled "Business of HarborOne Bank—Market Area" and "—Competition."

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

        At December 31, 2015, our allowance for loan losses totaled $13.7 million, which represented 0.79% of total loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans. In determining the amount of the allowance for loan losses, we review our loans, loss and delinquency experience, and commercial and commercial real estate peer data and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance, which could materially decrease our net income.

        In addition, our regulators, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to income, or to charge off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs could have a material adverse effect on our financial condition and results of operations.

Our efficiency ratio is high, and we anticipate that it may remain high, as a result of the ongoing implementation of our business strategy.

        Our non-interest expense totaled $78.0 million and $54.3 million for the years ended December 31, 2015 and 2014, respectively. Although we continue to analyze our expenses and pursue efficiencies where available, our efficiency ratio remains high as a result of our implementation of our business strategy. Our efficiency ratio totaled 88.85% and 88.99% for the years ended December 31, 2015 and 2014, respectively. If we are unable to successfully implement our business strategy and increase our revenues, our profitability could be adversely affected.

The building of market share through de novo branching and expansion of our commercial lending capacity will cause our expenses to increase faster than revenues.

        We intend to continue to build market share through de novo branching, the establishment of additional loan production offices and the expansion of our commercial lending capacity. There can be considerable costs involved in opening branches and loan production offices and expanding our lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of any of our new branches or loan production offices. Finally, our business expansion may not be successful after establishment.

Our wholesale funding sources may prove insufficient to replace deposits at maturity and support our future growth.

        We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to deposits and funds from the repayments and maturities of loans and investments. As we continue to grow, we may become more dependent on these sources, which include Federal Home Loan Bank, or "FHLB," advances, borrowings from the Federal Reserve Bank of Boston, proceeds from the sale of loans, and brokered certificates of deposit. At December 31, 2015, we had $249.6 million of FHLB advances outstanding with an additional $341.7 million of available borrowing capacity, and $202.9 million of available borrowing capacity from the Federal Reserve Bank of Boston. If we were no longer considered to be "well capitalized," as defined by applicable federal regulations, it would materially restrict our ability to acquire and retain brokered deposits and could reduce the maximum borrowing limits we currently have available through the FHLB. Additionally, adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Changes in interest rates may hurt our profits and asset value.

        Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and borrowings. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

        While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates may still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. For further discussion of how changes in interest rates could impact us, see the section of this prospectus entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management."

An increase in interest rates may reduce our mortgage banking revenues, which would negatively impact our non-interest income.

        We sell residential mortgage loans in the secondary market, which provides a significant portion of our non-interest income. We generate mortgage revenues primarily from gains on the sale of mortgage loans to investors on a servicing-released and retained basis. We also earn interest on loans held for sale while they are awaiting delivery to our investors. In a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage banking revenues. In addition, our results of operations are affected by the amount of non-interest expenses associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in mortgage loan origination activity.

We use significant assumptions and estimates in our financial models to determine the fair value of certain assets, including mortgage servicing rights, origination commitments and loans held for sale. If our assumptions or estimates are incorrect, that may have a negative impact on the fair value of such assets and adversely affect our earnings.

        We use internal and third party financial models that utilize market data to value certain assets, including mortgage servicing rights when they are initially acquired and on a quarterly basis thereafter. The methodology used to estimate these values is complex and uses asset-specific collateral data and market inputs for interest and discount rates and liquidity dates. Valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of our valuation methodologies. If prepayment speeds increase more than estimated, or if delinquency or default levels are higher than anticipated, we may be required to write down the value of certain assets, which could adversely affect our earnings. Prepayment speeds are significantly impacted by fluctuations in interest rates and are therefore difficult to predict. During periods of declining interest rates, prepayment speeds increase resulting in a decrease in the fair value of the mortgage servicing rights. In addition, there can be no assurance that, even if our models are correct, these assets could be sold for our carrying value should we chose or be forced to sell them in the open market.

Strong competition within our market area could hurt our profits and slow growth.

        We face intense competition in making loans and attracting deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. If we are not able to effectively compete in our market area, our profitability may be negatively affected. The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets or deposits. For more information about our market area and the competition we face, see the sections of this prospectus entitled "Business of HarborOne Bank—Market Area" and "—Competition."

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

        We are a community bank and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and nearby Boston, Massachusetts, and Providence, Rhode Island. As a community bank, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or by events beyond our control, our business and operating results may be adversely affected.

Our banking business is highly regulated, which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

        We are subject to regulation and supervision by the Federal Reserve, and HarborOne Bank is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC. Federal and state laws and regulations govern numerous matters affecting us, including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC and the Massachusetts Commissioner of Banks have the power to issue cease and desist orders to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we and HarborOne Bank may conduct business and obtain financing.

        Our banking business is also affected by the monetary policies of the Federal Reserve. Changes in monetary or legislative policies may affect the interest rates HarborOne Bank must offer to attract deposits and the interest rates it must charge on loans, as well as the manner in which it offers deposits and makes loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including HarborOne Bank.

        Because our business is highly regulated, the laws, rules, regulations, and supervisory guidance and policies applicable to us are subject to regular modification and change. It is impossible to predict the competitive impact that any such changes would have on the banking and financial services industry in general or on our business in particular. Such changes may, among other things, increase the cost of doing business, limit permissible activities, or affect the competitive balance between banks and other financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the "Dodd-Frank Act," instituted major changes to the banking and financial institutions regulatory regimes in light of government intervention in the financial services sector following the 2008 financial crisis. Other changes to statutes, regulations, or regulatory policies, including changes in interpretation or implementation of statutes, regulations, or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer, and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations, or policies could result in sanctions by regulatory agencies, civil money penalties, and/or reputation damage, which could have a material adverse effect on our business, financial condition, and results of operations. See the section of this prospectus entitled "Supervision and Regulation" for a discussion of the regulations to which we are subject.

We have become subject to more stringent capital requirements.

        The federal banking agencies have issued a joint final rule, or the "Final Capital Rule," that implemented the Basel III capital standards and established the minimum capital levels required under the Dodd-Frank Act. As of January 1, 2015, we are required to comply with the Final Capital Rule, which provides for a common equity Tier 1 ratio of at least 4.5%, a Tier 1 ratio of at least 6.0%, a total capital ratio of at least 8.0%, and a leverage ratio of at least 4.0%. In addition, because HarborOne Bank obtained FDIC deposit insurance in 2013, it is treated as a de novo institution and is required by the FDIC to maintain a leverage ratio of not less than 8.0% for the first seven years of operation following the effectiveness of its deposit insurance. Additionally, subject to a transition period, the Final Capital Rule requires an institution to maintain a 2.5% common equity Tier 1 capital conservation buffer above the minimum risk-based capital requirements to avoid restrictions on the ability to pay dividends, discretionary bonuses, and engage in share repurchases. The Final Capital Rule increased the required capital for certain categories of assets, including high-volatility construction real estate loans and certain exposures related to securitizations; however, the Final Capital Rule retained the current capital treatment of residential mortgages. Under the Final Capital Rule, we made a one-time, permanent election in the first quarter of 2015 to continue to exclude accumulated other comprehensive income from capital.

        In addition, under the Federal Reserve's rules, a bank holding company is considered "well capitalized" if the bank holding company (i) has a total risk based capital ratio of at least 10.0%, (ii) has a Tier 1 risk-based capital ratio of at least 6.0%, and (iii) is not subject to any written agreement order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. Under the FDIC's revised rules, which became effective January 1, 2015, an insured state nonmember bank, such as HarborOne Bank, is considered "well capitalized" if it (i) has a total risk-based capital ratio of 10.0% or greater; (ii) a Tier 1 risk-based capital ratio of 8.0% or greater; (iii) a common Tier 1 equity ratio of 6.5% or greater, (iv) a leverage capital ratio of 5.0% or greater;

and (iv) is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

        Implementation of these standards, or any other new regulations, may adversely affect our ability to pay dividends, or require us to reduce business levels or raise capital, including in ways that may adversely affect our results of operations or financial condition.

An increase in FDIC or Co-operative Central Bank insurance assessments could significantly increase our expenses.

        The Dodd-Frank Act eliminated the maximum Deposit Insurance Fund ratio of 1.5% of estimated deposits, and the FDIC has established a long-term ratio of 2.0%. The FDIC has the authority to increase assessments in order to maintain the Deposit Insurance Fund ratio at particular levels. In addition, if our regulators issue downgraded ratings of HarborOne Bank in connection with their examinations, the FDIC could impose significant additional fees and assessments on us. All Massachusetts-chartered co-operative banks are required to be members of the Co-operative Central Bank, which maintains the Share Insurance Fund that insures co-operative bank deposits in excess of federal deposit insurance coverage. The Co-operative Central Bank is authorized to charge co-operative banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Increases in assessments by either the FDIC or the Co-operative Central Bank could significantly increase our expenses.

If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings.

        In connection with selling residential mortgage loans in the secondary market, our agreements with investors contain standard representations and warranties and early payment default clauses that could require us to repurchase mortgage loans sold to these investors or reimburse the investors for losses incurred on loans in the event of borrower default within a defined period after origination (generally 90 days) or, in the event of breaches of contractual representations or warranties made at the time of sale that are not remedied within a defined period after we receive notice of such breaches (generally 90 days), or refund the profit received from the sale of a loan to an investor if the borrower pays off the loan within a defined period after origination (generally 120 days). If we are required to repurchase mortgage loans or provide indemnification or other recourse, this could significantly increase our costs and thereby affect our future earnings.

Changes in the valuation of our securities could adversely affect us.

        Most of the securities in our portfolio are classified as available-for-sale. Accordingly, a decline in the fair value of our securities could cause a material decline in our reported equity and/or net income. At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available-for-sale with a decline in fair value below the amortized cost of the investment to determine whether the impairment is deemed to be other-than-temporary, or "OTTI." For impaired debt securities that are intended to be sold, or more likely than not will be required to be sold, the full amount of market decline is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes. A decline in the market value of our securities portfolio could adversely affect our earnings.

Changes in the valuation of goodwill could adversely affect us.

        When the purchase price of an acquired business exceeds the fair value of its tangible assets, the excess is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price that is allocated to goodwill is determined by the excess of the purchase price over the net identifiable assets acquired. At December 31, 2015, our goodwill and net intangible assets totaled $13.9 million. Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of these assets. We may be required to take impairment charges in the future, which would have a negative effect on our shareholders' equity and financial results.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

        We are required by our regulators to maintain adequate levels of capital to support our operations. We believe the net proceeds of the offering will be sufficient to permit HarborOne Bank to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

        Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by the Massachusetts Commissioner of Banks or the Federal Reserve, we may be subject to adverse regulatory action. See the section of this prospectus entitled "Supervision and Regulation."

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations.

        We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, some legal and regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. There may be negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage our reputation and could restrict the ability of institutional investment managers to invest in our securities.

Systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

        We are subject to certain operational risks, including, but not limited to, data processing system failures and errors, inadequate or failed internal processes, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We depend upon data processing, software, communication, and information exchange on a variety of computing platforms and networks and over the Internet, and we rely on the services of a variety of vendors to meet our data processing and communication needs. Despite instituted safeguards, we cannot be certain that all of our systems are entirely free from vulnerability to attack or other technological difficulties or failures. Information security risks have increased significantly due to the use of online, telephone and mobile banking channels by customers and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Our technologies, systems, networks and our customers' devices have been subject to, and are likely to continue to be the target of, cyber-attacks, computer viruses, malicious code, phishing attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our customers' confidential, proprietary and other information, the theft of customer assets through fraudulent transactions or disruption of our or our customers' or other third parties' business operations. If information security is breached or other technology difficulties or failures occur, information may be lost or misappropriated, services and operations may be interrupted and we could be exposed to claims from customers. While we maintain a system of internal controls and procedures, any of these results could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We rely on other companies to provide key components of our business infrastructure.

        Third-party vendors provide key components of our business infrastructure such as internet connections, network access and core application processing. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers or otherwise conduct our business efficiently and effectively. Replacing these third party vendors could also entail significant delay and expense.

If our risk management framework does not effectively identify or mitigate our risks, we could suffer losses.

        Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk and liquidity risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, we may incur losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

 Risks Related to This Offering

The future price of the shares of common stock may be less than the purchase price in the offering.

        If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the purchase price in the offering. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions and the outlook for the financial services industry in general. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

        The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of HarborOne Bank, pursuant to banking regulations. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock, and such appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

We have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

        We intend to (i) invest a portion of the proceeds in HarborOne Bank, (ii) fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering and (iii) contribute cash and shares of common stock to our charitable foundation. We intend to invest between $41.8 million and $57.1 million of the net proceeds of the offering (or $65.8 million at the adjusted maximum of the offering range) in HarborOne Bank. We may use the net proceeds we retain to pay dividends, repurchase shares of common stock, or for other general corporate purposes, including additional investments in HarborOne Bank. HarborOne Bank may use the net proceeds it receives to fund new loans, enhance existing products and services, invest in short-term investments, expand its banking franchise by opening de novo branches or loan production offices or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and contributions to our charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, paying dividends and repurchasing common stock, may require the approval of the Massachusetts Commissioner of Banks or the Federal Reserve. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to HarborOne Bancorp, HarborOne Bank or the shareholders. For additional information see the section of this prospectus entitled "Use of Proceeds."

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

        We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed on The Nasdaq Global Market under the symbol "HONE" upon the completion of the offering. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public "float," which is the total number of our outstanding shares less the shares held by our mutual holding company, employee stock ownership plan and our directors and executive officers, is likely to be limited. As a result, it is possible that an active trading market for the common stock will not develop or that, if it develops, it will not continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our return on equity may be low following the offering. This could negatively affect the trading price of our shares of common stock.

        Net income divided by average shareholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the equity incentive plan we intend to adopt. Until we increase our net interest income and non-interest income and deploy the capital raised in the offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

The ability of HarborOne Mutual Bancshares, our majority shareholder, to exercise voting control over virtually all matters put to a vote of our shareholders, and to be able to prevent our shareholders from forcing a sale or second-step conversion transaction, may adversely affect the price at which our common stock will trade after the offering.

        Upon the completion of the offering, HarborOne Mutual Bancshares, our mutual holding company, will own a majority of the shares of our common stock, and therefore will control the election of our directors and any decision to enter into a corporate transaction that requires the approval of our shareholders. The same directors and officers who manage HarborOne Bancorp and HarborOne Bank will also manage HarborOne Mutual Bancshares. So long as HarborOne Mutual Bancshares continues to hold a majority of our outstanding common stock, it will have the ability to control the election of our directors and the outcome of virtually all other matters being voted on by our shareholders. For example, HarborOne Mutual Bancshares, through its board of trustees, may exercise its voting control to defeat a shareholder nominee for election to our board of directors. In addition, our shareholders will not be able to force a merger or second-step conversion without HarborOne Mutual Bancshares' consent. HarborOne Mutual Bancshares' voting control over us may adversely affect the price at which our common stock will trade after the offering as compared to the common stock of fully converted banking companies.

Our equity incentive plans will increase our costs, which will reduce our income.

        We anticipate that our employee stock ownership plan will purchase 8.0% of the total shares of common stock sold in the offering and contributed to our charitable foundation, with funds borrowed from HarborOne Bancorp. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

        We also intend to adopt an equity incentive plan after the offering that will allow us to award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. We have not yet determined when we will present an equity incentive plan for shareholder approval within one year or more than one year following the offering. If an equity incentive plan is adopted within one year after the completion of the offering, the number of shares of restricted stock or options to purchase shares of our common stock reserved for issuance may not exceed 4.0% and 10.0%, respectively, of the number of shares sold in the offering and contributed to our charitable foundation. If an equity incentive plan is adopted more than one year following the offering, we may reserve for issuance shares of restricted stock and options to purchase shares of our common stock in excess of these amounts. The estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $2.83 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the options would be $787,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the equity incentive plan would be $1.1 million at the adjusted maximum of the offering range. However, if we grant shares of common stock or options to purchase shares of our common stock in excess of these amounts, such grants would increase our costs further.

        The shares of restricted stock granted under the equity incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by HarborOne Bancorp) and cost the same as the purchase price in the offering, the reduction to shareholders' equity due to the plan would be between $3.6 million at the minimum of the offering range and $5.6 million at the adjusted maximum of the offering range. To the extent we purchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders' equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders' equity would be less than the range described above.

The implementation of an equity incentive plan may dilute your ownership interest.

        We intend to adopt, and request shareholder approval of, an equity incentive plan, which will allow us to award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. If equity incentive plan is funded from the issuance of authorized but unissued shares of common stock, shareholders would experience a reduction in ownership interest totaling 6.1% based on the adjusted maximum of the offering range.

We have entered into employment agreements and plan to enter into change in control agreements with certain of our officers, which may increase our compensation costs upon the occurrence of certain events.

        We have entered into an employment agreement with each of James W. Blake, our President and Chief Executive Officer, and Joseph F. Casey, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, and plan to enter into change in control agreements with each of our other executive officers. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, the employment agreements will provide for cash severance benefits equal to approximately $4.0 million in the aggregate based on information as of December 31, 2015. For additional information see the section of this prospectus entitled "Executive and Director Compensation—Employment and Change in Control Arrangements."

We are an "emerging growth company," as defined in the JOBS Act, and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

        For so long as we remain an "emerging growth company," we may take advantage of certain exemptions from various requirements applicable to public companies that are not "emerging growth companies" including:

  •
  the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the "Sarbanes-Oxley Act," requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

  •
  the "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of our chief executive officer;

  •
  the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

  •
  any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor's report on the financial statements.

        We may take advantage of these exemptions until we are no longer an "emerging growth company." We would cease to be an "emerging growth company" upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

        We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

        Upon completion of the offering, and particularly after we are no longer an "emerging growth company," we will incur significant legal, accounting and other expenses associated with being a public company. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the Nasdaq Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which could divert their attention from our core operations, and we may also need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

        Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or "Section 404," or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

        Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, as an "emerging growth company," we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm until we are no longer an emerging growth company. There is a risk that we will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

        As an "emerging growth company" we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

If we declare dividends on our common stock, HarborOne Mutual Bancshares will be prohibited from waiving the receipt of dividends.

        Our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If we pay dividends to our shareholders, we also will be required to pay dividends to HarborOne Mutual Bancshares, unless HarborOne Mutual Bancshares is permitted by the Federal Reserve to waive the receipt of dividends. The Federal Reserve's current position is to not permit a bank holding company to waive dividends declared by its subsidiary. In addition, Massachusetts banking regulations prohibit HarborOne Mutual Bancshares from waiving dividends declared and paid by us unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of HarborOne Bank. Accordingly, because dividends will be required to be paid to HarborOne Mutual Bancshares along with all other shareholders, the amount of dividends available for all other shareholders will be less than if HarborOne Mutual Bancshares were permitted to waive the receipt of dividends.

You may not revoke your decision to purchase HarborOne Bancorp common stock in the subscription or community offerings after you send us your order.

        Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of any syndicated community offering or firm commitment offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the offering.

        Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond [Extension Date #2], 2016, or the number of shares to be sold in the offering is increased to more than 13,550,996 shares or decreased to fewer than 8,709,525 shares.

The distribution of subscription rights could have adverse income tax consequences.

        If the subscription rights granted to certain current or former depositors of HarborOne Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel from Goodwin Procter LLP that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to the Contribution to our Charitable Foundation

The contribution to our charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering.

        We intend to establish and fund a charitable foundation in connection with the reorganization and offering. We intend to contribute cash equal to 0.667% of the gross proceeds raised in the offering and 1.2% of our outstanding shares of common stock to a charitable foundation that we are establishing. The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to our charitable foundation. The after-tax expense of the contribution will reduce net income in the year in which we complete the offering by approximately $2.7 million of the maximum of the offering range. Persons purchasing shares in the offering will have their ownership and voting interests in HarborOne Bancorp diluted by 1.2% due to the issuance of shares of common stock to our charitable foundation.

Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits.

        We believe that the contribution to our charitable foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to our charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. It is expected that the value of the contribution of cash and shares will be $3.9 million of the maximum of the offering range, which would result in after-tax expense of approximately $2.4 million. In the event that the Internal Revenue Service does not grant tax-exempt status to our charitable foundation or the contribution to our charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the full value of the entire contribution.

        In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Pursuant to the Internal Revenue Code of 1986, as amended, or the "Code," an entity is permitted to deduct charitable contributions up to 10.0% of its taxable income prior to the charitable contribution deduction in any one year. Any contribution in excess of the 10.0% limit may be deducted for federal and state income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Our pre-tax income over this period may not be sufficient to fully use this deduction. With certain exceptions, Massachusetts tax law follows the federal income tax laws and taxable income is recomputed using state taxable income on a combined reporting basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These statements include, among others, statements regarding our strategy, goals and expectations; evaluations of future interest rate trends and liquidity; expectations as to growth in assets, deposits and results of operations, future operations, market position and financial position; and prospects, plans and objectives of management. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond our control.

        Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. HarborOne Bancorp's actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned "Risk Factors"; adverse conditions in the capital and debt markets and the impact of such conditions on our business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which we operate, including changes that adversely affect borrowers' ability to service and repay our loans; changes in the value of securities in our investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in our financial statements will become impaired; demand for loans in our market area; our ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that we may not be successful in the implementation of our business strategy; and changes in assumptions used in making such forward-looking statements. Forward-looking statements speak only as of the date on which they are made. HarborOne Bancorp does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2013, 2012 and 2011 and for the years ended December 31, 2013, 2012 and 2011 is derived in part from our audited consolidated financial statements that do not appear in this prospectus.

	At December 31,
(In thousands)	2015	2014	2013	2012	2011
Financial Condition Data:
Total assets	$2,163,142	$2,041,879	$1,957,671	$1,871,335	$1,869,920
Cash and cash equivalents	40,652	52,983	75,342	108,196	76,296
Securities available for sale, at fair value	128,541	148,015	135,418	125,194	148,211
Securities held to maturity, at cost	63,579	58,384	57,277	5,560	7,117
Mortgage loans held for sale, at fair value(1)	63,797	3,525	2,061	11,497	2,930
Loans receivable, net	1,729,388	1,651,894	1,591,814	1,518,021	1,530,668
Deposits	1,691,212	1,500,115	1,414,960	1,328,720	1,330,516
Borrowings	249,598	329,602	339,606	344,609	351,112
Total equity	190,688	183,458	180,803	175,896	167,751

	For the Years Ended December 31,
(In thousands)	2015	2014	2013	2012	2011
Selected Operating Data:
Interest and dividend income	$66,800	$61,079	$59,973	$66,702	$71,545
Interest expense	14,575	15,878	16,381	20,311	24,273

Net interest income	52,225	45,201	43,592	46,391	47,272
Provision for loan losses	1,257	2,589	2,235	3,839	4,024

Net interest income, after provision for loan losses	50,968	42,612	41,357	42,552	43,248
Mortgage banking income(1)	20,092	1,429	1,617	7,844	1,296
Gains on sale and calls of securities	295	483	794	204	360
Other noninterest income	14,986	13,698	13,837	13,017	13,540
Noninterest expense	78,014	54,302	53,370	54,900	51,433

Income before income taxes	8,327	3,920	4,235	8,717	7,011
Income tax expense (benefit)(2)	2,559	1,350	(2,909)	N/A	N/A

Net income	$5,768	$2,570	$7,144	$8,717	$7,011

(1)
Reflects the acquisition of Merrimack Mortgage on July 1, 2015. Mortgage loans held for sale were carried at the lower of cost or fair value prior to July 1, 2015.

(2)
As a credit union during 2011 and 2012, HarborOne Bank was not a taxable entity.

	At or For the Years Ended December 31,
	2015	2014	2013	2012(1)	2011(1)
Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.27%	0.13%	0.38%	0.46%	0.38%
Return on average equity (ratio of net income to average equity)	3.04%	1.38%	3.98%	5.01%	4.27%
Interest rate spread(1)	2.50%	2.26%	2.23%	2.34%	2.45%
Net interest margin(2)	2.60%	2.38%	2.36%	2.51%	2.65%
Efficiency ratio(3)	88.85%	88.99%	88.88%	81.11%	82.04%
Average interest-earning assets to average interest-bearing liabilities	115.38%	115.72%	115.73%	115.29%	114.65%
Average equity to average total assets	8.93%	9.40%	9.54%	9.23%	8.96%
Asset Quality Ratios:
Non-performing assets to total assets	1.47%	1.87%	1.90%	2.19%	2.46%
Non-performing loans to total loans	1.69%	2.12%	2.13%	2.57%	2.77%
Allowance for loan losses to non-performing loans	46.56%	39.49%	42.44%	43.73%	41.61%
Allowance for loan losses to total loans	0.79%	0.84%	0.90%	1.12%	1.15%
Net loans charged off as a percent of average loans outstanding	0.09%	0.20%	0.32%	0.28%	0.19%
Capital Ratios(4):
Common equity tier 1 to risk weighted assets	10.8%	N/A	N/A	N/A	N/A
Tier 1 capital to risk weighted assets	10.8%	12.2%	14.0%	N/A	N/A
Total capital to risk weighted assets	11.7%	13.1%	13.0%	N/A	N/A
Tier 1 capital to average assets	8.3%	8.9%	9.1%	N/A	N/A

(1)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)
Represents net interest income as a percent of average interest-earning assets.

(3)
Represents noninterest expense divided by the sum of net interest income and noninterest income.

(4)
As a credit union during 2011 and 2012, HarborOne Bank was subject to different capital requirements.

USE OF PROCEEDS

        The following table shows how we intend to use the net proceeds of the offering. Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $83.6 million and $114.1 million, or $131.7 million if the offering range is increased by 15.0%. See the section of this prospectus entitled "Pro Forma Data" for the assumptions used to arrive at these amounts.

	Based Upon the Sale at $10.00 Per Share of
	Minimum of Offering Range 8,709,525 Shares		Midpoint of Offering Range 10,246,500 Shares		Maximum of Offering Range 11,783,475 Shares		Adjusted Maximum of Offering Range 13,550,996 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$87,095		$102,465		$117,835		$135,510
Less offering expenses	(3,451)		(3,571)		(3,691)		(3,829)

Net offering proceeds	$83,644	100.0%	$98,894	100.0%	$114,144	100.0%	$131,681	100.0%

Use of net proceeds:
To HarborOne Bank	$41,822	50.0%	$49,447	50.0%	$57,072	50.0%	$65,840	50.0%
Contributed to charitable foundation	581	0.7%	683	0.7%	786	0.7%	903	0.7%
Capitalize HarborOne Mutual Bancshares	100	0.1%	100	0.1%	100	0.1%	100	0.1%
To fund loan to employee stock ownership plan	7,153	8.6%	8,416	8.5%	9,678	8.5%	11,130	8.5%

Retained by HarborOne Bancorp.	$33,988	40.6%	$40,248	40.7%	$46,508	40.7%	$53,707	40.8%

(1)
As adjusted to give effect to an increase in the number of shares that could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

        Payments for shares of common stock made through withdrawals from deposit accounts at HarborOne Bank will reduce deposits and will not result in the receipt of new funds for investment. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering or firm commitment offering were used to sell shares of common stock not purchased in the subscription and community offerings.

        We may use the proceeds that we retain from the offering as follows:

  •
  to finance potential expansion and diversification of operations through organic growth or acquisitions, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

  •
  to repurchase shares of our common stock, subject to regulatory approval;

  •
  to pay cash dividends to shareholders (although we do not currently anticipate paying cash dividends on our common stock), subject to regulatory approval; and

  •
  for other general corporate purposes.

        With the exception of the funding of the loan to the employee stock ownership plan and the contribution to our charitable foundation, we have not quantified our plans for use of the retained net proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the retained net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

        Under currently applicable regulations, we may not repurchase shares of our common stock during the first three years following the reorganization, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval. See "Dividend Policy" for a discussion of our expected dividend policy following the completion of the offering.

        We expect HarborOne Bank will receive a capital contribution equal to 50.0% of the net proceeds of the offering, which it may use as follows:

  •
  to fund new loans;

  •
  to enhance existing products and services and to develop new products and services;

  •
  to expand its banking franchise by establishing or acquiring new loan production offices or branches, or by acquiring other financial institutions or other financial services companies, although no such transactions are contemplated at this time;

  •
  to invest in short-term investments and other securities consistent with HarborOne Bank's investment policy; and

  •
  for other general corporate purposes.

        HarborOne Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions. Initially, HarborOne Bank intends to invest a substantial portion of the offering proceeds it receives in short-term investments, investment-grade debt obligations and mortgage-backed securities.

DIVIDEND POLICY

        We do not currently anticipate paying dividends on our common stock. Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements and other considerations.

        Specifically, the Federal Reserve has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances, such as where a holding company's net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or a holding company's overall rate of earnings retention is inconsistent with its capital needs and overall financial condition. In determining whether to pay a cash dividend in the future and the amount of any cash dividend, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of shareholders, tax considerations, statutory and regulatory limitations and general economic conditions.

        If HarborOne Bancorp pays dividends to its shareholders, it also will be required to pay dividends to HarborOne Mutual Bancshares, unless HarborOne Mutual Bancshares is permitted by the Federal Reserve to waive the receipt of dividends. The Federal Reserve's current position is to not permit a mutual holding company that is regulated as a bank holding company to waive dividends declared by its subsidiary. In addition, Massachusetts banking regulations prohibit HarborOne Mutual Bancshares from waiving dividends declared and paid by HarborOne Bancorp unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of HarborOne Bank. See "Risk Factors—Risks Related to This Offering—If we declare dividends on our common stock, HarborOne Mutual Bancshares will be prohibited from waiving the receipt of dividends."

        Dividends we can declare and pay will depend, in part, upon receipt of dividends from HarborOne Bank, because initially we will have no source of income other than dividends from HarborOne Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. Massachusetts banking law and FDIC regulations impose significant limitations on "capital distributions" by depository institutions. See the sections of this prospectus entitled "Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends" and "Supervision and Regulation—Federal Banking Regulations—Prompt Corrective Action Regulations." In addition, HarborOne Bank's ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to shareholders. See the section of this prospectus entitled "Supervision and Regulation—Federal Banking Regulation—Capital Requirements." No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve and the Massachusetts Commissioner of Banks, may be paid in addition to, or in lieu of, regular cash dividends.

        Pursuant to our articles of organization, we are authorized to issue preferred stock. If we issue preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

MARKET FOR COMMON STOCK

        We have not previously issued common stock and there is currently no established market for our common stock. We intend to apply for approval to list our common stock on the Nasdaq Global Market under the symbol "HONE." In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Sandler, O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so or to continue to do so if it begins. Sandler, O'Neill & Partners, L.P. also may assist us, if needed, in obtaining other market makers after the offering. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

        The development and maintenance of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in the offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

        At December 31, 2015, HarborOne Bank exceeded all applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of HarborOne Bank at December 31, 2015, and the pro forma regulatory capital of HarborOne Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by HarborOne Bank of 50.0% of the net offering proceeds. See the section of this prospectus entitled "Use of Proceeds."

			Pro Forma at December 31, 2015 Based Upon the Sale in the Offering of
	Historical at December 31, 2015		8,709,525 Shares (Minimum of Offering Range)		10,246,500 Shares (Midpoint of Offering Range)		11,783,475 Shares (Maximum of Offering Range)		13,550,996 Shares (Adjusted Maximum of Offering Range)(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Capital and Retained Earnings	$190,688	8.81%	$221,780	10.07%	$227,511	10.30%	$233,243	10.52%	$239,834	10.78%

Common equity tier 1 capital(3)	$177,809	8.30%	$208,901	9.58%	$214,632	9.81%	$220,364	10.04%	$226,955	10.31%
Common equity tier 1 requirement(4)	107,082	5.00%	108,994	5.00%	109,344	5.00%	109,693	5.00%	110,095	5.00%

Excess	$70,727	3.30%	$99,907	4.58%	$105,288	4.81%	$110,671	5.04%	$116,860	5.31%

Tier 1 leverage capital(3)	$177,809	10.84%	$208,901	12.68%	$214,632	13.02%	$220,364	13.35%	$226,955	13.74%
Tier 1 leverage requirement(4)	171,331	8.00%	174,390	8.00%	174,950	8.00%	175,509	8.00%	176,153	8.00%

Excess	$6,478	2.84%	$34,511	4.68%	$39,682	5.02%	$44,855	5.35%	$50,802	5.74%

Tier 1 risk-based capital(3)	$191,509	11.68%	$222,601	13.51%	$228,332	13.85%	$234,064	14.18%	$240,655	14.57%
Tier 1 risk-based requirement(4)	164,001	10.00%	164,766	10.00%	164,906	10.00%	165,045	10.00%	165,206	10.00%

Excess	$27,508	1.68%	$57,835	3.51%	$63,426	3.85%	$69,019	4.18%	$75,449	4.57%

Total risk-based capital(3)	$177,809	10.84%	$208,901	12.68%	$214,632	13.02%	$220,364	13.35%	$226,955	13.74%
Total risk-based requirement(4)	106,601	6.50%	107,098	6.50%	107,189	6.50%	107,280	6.50%	107,384	6.50%

Excess	$71,208	4.34%	$101,803	6.18%	$107,443	6.52%	$113,084	6.85%	$119,571	7.24%

Reconciliation:

Net proceeds invested in HarborOne Bank	$41,822	$49,447	$57,072	$65,840
Less: Common stock acquired by employee stock ownership plan	(7,153)	(8,416)	(9,678)	(11,130)
Less: Common stock acquired by equity incentive plan	(3,577)	(4,208)	(4,839)	(5,565)

Pro forma increase in Tier 1 and total risk-based capital	$31,092	$36,823	$42,555	$49,145

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Leverage capital ratios are shown as a percentage of total adjusted assets. Risk-based capital ratios are shown as a percentage of risk-weighted assets.

(3)
Pro forma amounts and percentages assume net proceeds contributed to HarborOne Bank are invested in assets that carry a 20.0% risk weighting.

(4)
Reflects regulatory requirements to be considered "well-capitalized." HarborOne Bank obtained FDIC deposit insurance in 2013, and is treated as a de novo institution and required by the FDIC to maintain a Tier 1 leverage ratio of not less than 8.0% for the first seven years of operation following the effectiveness of its deposit insurance.

        The table below sets forth the pro forma equity capital and regulatory capital of HarborOne Bancorp after giving effect to the sale of shares of common stock at $10.00 per share. At December 31, 2015, HarborOne Bancorp would have exceeded all of the applicable consolidated regulatory capital requirements and would have been considered "well capitalized." The table below assumes that we will contribute 50.0% of the net offering proceeds to HarborOne Bank, contribute a portion of the net proceeds to our charitable foundation, capitalize HarborOne Mutual Bancshares, fund a loan to the employee stock ownership plan with a portion of the net proceeds, and retain the rest of the proceeds. See "Use of Proceeds."

			Pro Forma at December 31, 2015 Based Upon the Sale in the Offering of
	Historical at December 31, 2015		8,709,525 Shares (Minimum of Offering Range)		10,246,500 Shares (Midpoint of Offering Range)		11,783,475 Shares (Maximum of Offering Range)		13,550,996 Shares (Adjusted Maximum of Offering Range)(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Capital and Retained Earnings	$190,688	8.81%	$221,732	10.06%	$227,463	10.29%	$233,195	10.50%	$239,786	10.78%

Tier 1 leverage capital(3)	$177,593	8.29%	$208,685	9.57%	$214,416	9.81%	$220,148	10.04%	$226,739	10.30%
Tier 1 leverage requirement(4)	107,071	5.00%	108,983	5.00%	109,333	5.00%	109,682	5.00%	110,084	5.00%

Excess	$70,522	3.29%	$99,702	4.57%	$105,083	4.81%	$110,466	5.04%	$116,655	5.30%

Tier 1 risk-based capital(3)	$177,593	10.74%	$208,685	12.57%	$214,416	12.90%	$220,148	13.23%	$226,739	13.62%
Tier 1 risk-based requirement(4)	171,313	8.00%	174,373	8.00%	174,932	8.00%	175,492	8.00%	176,135	8.00%

Excess	$6,280	2.74%	$34,312	4.57%	$39,484	4.90%	$44,656	5.23%	$50,604	5.62%

Total risk-based capital(3)	$191,293	11.57%	$222,385	13.39%	$228,116	13.73%	$233,848	14.06%	$240,439	14.44%
Total risk-based requirement(4)	165,295	10.00%	166,059	10.00%	166,199	10.00%	166,339	10.00%	166,500	10.00%

Excess	$25,999	1.57%	$56,326	3.39%	$61,917	3.73%	$67,509	4.06%	$73,939	4.44%

Common equity tier 1 capital(3)	$177,593	10.74%	$208,685	12.57%	$214,416	12.90%	$220,148	13.23%	$226,739	13.62%
Common equity tier 1 requirement(4)	107,441	6.50%	107,939	6.50%	108,030	6.50%	108,120	6.50%	108,225	6.50%

Excess	$70,152	4.24%	$100,746	6.07%	$106,386	6.40%	$112,028	6.73%	$118,514	7.12%

(1)
Pro forma capital levels assume that the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the stock offering and issued to the Foundation with funds HarborOne Bancorp lends to such plan. Pro forma generally accepted accounting principles ("GAAP") capital and regulatory capital have been reduced by the amount required to fund this plan. See the section of this prospectus entitled "Management" for a discussion of the employee stock ownership plan.

(2)
Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. HarborOne Bank obtained FDIC deposit insurance in 2013, and is treated as a de novo institution and required by the FDIC to maintain a Tier 1 leverage ratio of not less than 8.0% for the first seven years of operation following the effectiveness of its deposit insurance.

(3)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20.0% risk weighting.

(4)
Reflects regulatory requirements to be considered "well-capitalized." HarborOne Bank obtained FDIC deposit insurance in 2013, and is treated as a de novo institution and required by the FDIC to maintain a Tier 1 leverage ratio of not less than 8.0% for the first seven years of operation following the effectiveness of its deposit insurance.

CAPITALIZATION

        The following table presents the historical consolidated capitalization of HarborOne Bank at December 31, 2015 and the pro forma consolidated capitalization of HarborOne Bancorp, after giving effect to the reorganization and offering, based upon the assumptions set forth in the section of this prospectus entitled "Pro Forma Data."

		HarborOne Bancorp Pro Forma Based Upon the Sale in the Offering at $10.00 per Share of
(Dollars in thousands)	Historical at December 31, 2015	8,709,525 Shares (Minimum of Offering Range)	10,246,500 Shares (Midpoint of Offering Range)	11,783,475 Shares (Maximum of Offering Range)	13,550,996 Shares (Adjusted Maximum of Offering Range)(1)
Deposits(2)	$1,691,212	$1,691,212	$1,691,212	$1,691,212	$1,691,212
Borrowings	249,598	249,598	249,598	249,598	249,598

Total deposits and borrowed funds	$1,940,810	$1,940,810	$1,940,810	$1,940,810	$1,940,810
Shareholders' equity:
Common stock, $0.01 par value, 90,000,000 shares authorized; assuming shares outstanding as shown(3)	$—	$1,935	$2,277	$2,619	$3,011
Additional paid-in capital(4)	—	84,031	99,349	114,667	132,284
Retained earnings(5)	191,280	191,280	191,280	191,280	191,280
Plus:
Tax benefit of contribution to charitable foundation	—	1,161	1,366	1,571	1,807
Assets retained by HarborOne Mutual Bancshares	—	(100)	(100)	(100)	(100)
Accumulated other comprehensive income	(592)	(592)	(592)	(592)	(592)
Less:
Common stock to be acquired by employee stock ownership plan(6)	—	(7,153)	(8,416)	(9,678)	(11,130)
Common stock to be acquired by equity incentive plan(7)	—	(3,577)	(4,208)	(4,839)	(5,565)
Expense of contribution of stock to charitable foundation	—	(2,323)	(2,732)	(3,142)	(3,614)
Expense of cash contribution to charitable foundation	—	(581)	(683)	(786)	(903)

Total shareholders' equity	$190,688	$264,082	$277,541	$291,000	$306,478

Pro forma shares outstanding
Total shares outstanding	—	19,354,500	22,770,000	26,185,500	30,113,325
Shares issued to HarborOne Mutual Bancshares	—	10,412,721	12,250,260	14,087,799	16,200,969
Shares issued to foundation	—	232,254	273,240	314,226	361,360
Shares offered for sale	—	8,709,525	10,246,500	11,783,475	13,550,996
Total equity as a percentage of total assets	8.82%	11.81%	12.34%	12.86%	13.45%
Tangible equity as a percentage of total tangible assets	8.24%	11.27%	11.80%	12.33%	12.93%

(1)
As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15.0% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. These withdrawals would reduce pro forma deposits and assets by the amount of such withdrawals.

(3)
No effect has been given to the issuance of additional shares of HarborOne Bancorp common stock pursuant to one or more equity incentive plans that HarborOne Bancorp may adopt. If these plans are implemented within one year following the completion of the offering, up to 10.0% and 4.0% of the shares of HarborOne Bancorp common stock sold in the offering and contributed to our charitable foundation will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See the section of this prospectus entitled "Executive and Director Compensation—Equity Incentive Plan."

(4)
The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share.

(5)
The retained earnings of HarborOne Bank will be substantially restricted after the reorganization and offering. See the sections of this prospectus entitled "Dividend Policy" and "Supervision and Regulation."

(6)
Assumes that 8.0% of the shares sold in the offering and contributed to our charitable foundation will be purchased by the employee stock ownership plan with a loan from HarborOne Bancorp. The loan will be repaid principally from HarborOne Bank's contributions to the employee stock ownership plan. Since HarborOne Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on HarborOne Bancorp's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders' equity.

(7)
Assumes a number of shares of common stock equal to 4.0% of the shares of common stock to be issued in the offering and contributed to our charitable foundation will be purchased in open market transactions for grant by one or more equity incentive plans. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As HarborOne Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the equity incentive plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of an equity incentive plan will require shareholder approval.

PRO FORMA DATA

        The following tables summarize historical data of HarborOne Bank and pro forma data of HarborOne Bancorp at and for the year ended December 31, 2015. The information provided illustrates our pro forma net income and shareholders' equity based on the sale of common stock at the minimum, midpoint, maximum and 15.0% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed and may vary from our estimates.

        Net proceeds indicated in the following tables are based upon the following assumptions:

  •
  all shares of common stock will be sold in the subscription and community offerings;

  •
  our employee stock ownership plan will purchase 8.0% of the total shares of common stock sold in the offering and contributed to our charitable foundation with a loan from HarborOne Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

  •
  Sandler O'Neill & Partners, L.P. will receive a marketing fee equal to 0.85% of the dollar amount of the shares of common stock sold in the subscription and community offerings. Shares purchased by our equity incentive plan or by our officers, directors and employees, and their immediate families and shares contributed to our charitable foundation will not be included in calculating the shares of common stock sold for this purpose;

  •
  a contribution of cash equal to 0.667% of the gross proceeds raised in the offering and 1.2% of our outstanding shares of common stock to the charitable foundation; and

  •
  expenses of the offering, other than fees to be paid to Sandler O'Neill & Partners, L.P., will be approximately $2.6 million.

        We calculated pro forma consolidated net income for the year ended December 31, 2015, as if the estimated net proceeds had been invested at an assumed interest rate of 1.76% (1.06% on an after-tax basis). This represents the yield on the five-year United States Treasury Note at December 31, 2015, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulators.

        We calculated historical and pro forma per share amounts by dividing historical and pro forma consolidated net income and shareholders' equity by the indicated number of shares of common stock. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma shareholders' equity to reflect the earnings on the estimated net proceeds.

        The pro forma tables give effect to the implementation of an equity incentive plan. Subject to the receipt of shareholder approval, we have assumed that the equity incentive plan will acquire for restricted stock awards a number of shares of common stock equal to 4.0% of the shares of common stock sold in the offering and issued to the charitable foundation at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

        We have also assumed that options to acquire shares of common stock equal to 10.0% of the shares of common stock sold in the offering and issued to the charitable foundation will be granted under the equity incentive plan. In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of 10 years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.83 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 14.49% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 2.27%.

        We may grant options and award shares of common stock under an equity incentive plan in excess of 10.0% and 4.0%, respectively, of the shares of common stock sold in the offering and issued to the charitable foundation if the equity incentive plan is adopted more than one year following the offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the equity incentive plan is adopted more than one year following the offering.

        As discussed under the section of this prospectus entitled "Use of Proceeds," we intend to contribute 50.0% of the net proceeds to HarborOne Bank, to contribute a portion of the net proceeds to our charitable foundation, to capitalize HarborOne Mutual Bancshares, and to fund a loan to the employee stock ownership plan with a portion of the net proceeds. We intend to retain the rest of the proceeds for future use.

        The pro forma table does not give effect to:

  •
  withdrawals from deposit accounts to purchase shares of common stock in the offering;

  •
  our results of operations after the offering; or

  •
  changes in the market price of the shares of common stock after the offering.

        The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma shareholders' equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with generally accepted accounting principles. We did not increase or decrease shareholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma shareholders' equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders' equity does not give effect to the impact of intangible assets or the liquidation account we will establish in the reorganization.

	At or For the Year Ended December 31, 2015 Based Upon the Sale at $10.00 Per Share of
	8,709,525 Shares (Minimum of Offering Range)	10,246,500 Shares (Midpoint of Offering Range)	11,783,475 Shares (Maximum of Offering Range)	13,550,996 Shares (Adjusted Maximum Offering of Range)(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$87,095	$102,465	$117,835	$135,510
Less: Expenses	3,451	3,571	3,691	3,829

Estimated net proceeds	$83,644	$98,894	$114,144	$131,681
Less: Funding of HarborOne Mutual Bancshares	(100)	(100)	(100)	(100)
Less: Cash contribution to charitable foundation	(581)	(683)	(786)	(903)
Less: Common stock purchased by employee stock ownership plan(2)	(7,153)	(8,416)	(9,678)	(11,130)
Less: Common stock awarded under equity incentive plan(3)	(3,577)	(4,208)	(4,839)	(5,565)

Estimated net proceeds, as adjusted	$72,233	$85,487	$98,741	$113,983

Net income:
Historical	$5,768	$5,768	$5,768	$5,768
Pro forma income on net proceeds	763	903	1,043	1,204
Pro forma employee stock ownership plan adjustment(2)	(215)	(252)	(290)	(334)
Pro forma stock award adjustment(3)	(429)	(505)	(581)	(668)
Pro forma stock option adjustment(4)	(455)	(536)	(616)	(709)

Pro forma net income	$5,432	$5,378	$5,324	$5,261

Per basic share net income:
Historical	$0.31	$0.26	$0.23	$0.20
Pro forma income on net proceeds	0.04	0.04	0.04	0.04
Pro forma employee stock ownership plan adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment(3)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock option adjustment(4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per basic share(5)	0.30	$0.25	$0.22	$0.19

Offering price as a multiple of pro forma net earnings per share	33.33x	40.00x	45.45x	52.63x
Number of shares outstanding for pro forma net income per share calculations(5)	18,674,925	21,970,500	25,266,075	29,055,986
Shareholders' equity:
Historical	$190,688	$190,688	$190,688	$190,688
Estimated net proceeds	83,644	98,894	114,144	131,681
Less: Capitalization of HarborOne Mutual Bancshares	(100)	(100)	(100)	(100)
Plus: Market value of shares issued to charitable foundation	2,323	2,732	3,142	3,614
Less: Expense of contribution of stock to charitable foundation(6)	(2,323)	(2,732)	(3,142)	(3,614)
Less: Expense of cash contribution to charitable foundation(6)	(581)	(683)	(786)	(903)
Plus: Tax benefit of contribution to charitable foundation	1,162	1,366	1,571	1,807
Less: Common stock acquired by employee stock ownership plan(2)	(7,153)	(8,416)	(9,678)	(11,130)
Less: Common stock awarded under equity incentive plan(3)(4)	(3,577)	(4,208)	(4,839)	(5,565)

Pro forma shareholders' equity	$264,082	$277,541	$291,000	$306,478

Intangible assets	(13,674)	(13,674)	(13,674)	(13,674)

Pro forma tangible shareholders' equity	$250,408	$263,867	$277,326	$292,804

Shareholders' equity per share:
Historical	$9.85	$8.37	$7.28	$6.33
Estimated net proceeds	4.32	4.34	4.35	4.37
Less: Capitalization of HarborOne Mutual Bancshares	(0.01)	(0.00)	0.00	0.00
Plus: Market value of shares issued to charitable foundation	0.12	0.12	0.12	0.12
Less: Expense of contribution of stock to charitable foundation	(0.12)	(0.12)	(0.12)	(0.12)
Less: Expense of cash contribution to charitable foundation	(0.03)	(0.03)	(0.03)	(0.03)
Plus: Tax benefit of contribution to charitable foundation	0.06	0.06	0.06	0.06
Less: Common stock acquired by employee stock ownership plan(2)	(0.37)	(0.37)	(0.37)	(0.37)
Less: Common stock awarded under equity incentive plan(3)(4)	(0.18)	(0.18)	(0.18)	(0.18)

Pro forma shareholders' equity per share(7)	$13.64	$12.19	$11.11	$10.18

Intangible assets	(0.70)	(0.60)	(0.52)	(0.45)

Pro forma tangible shareholders' equity per share	$12.94	$11.59	$10.59	$9.73

Offering price as a percentage of pro forma shareholders' equity per share	73.31%	82.03%	90.01%	98.23%
Offering price as a percentage of pro forma tangible stockholders' equity per share	77.28%	86.28%	94.43%	102.77%
Number of shares outstanding for pro forma book value per share calculations	19,354,500	22,770,000	26,185,500	30,113,325

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Assumes that 8.0% of the shares of common stock sold in the offering and contributed to our charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed from HarborOne Bancorp at a fixed-rate per annum equal to the Prime Rate on the closing of the offering. HarborOne Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt, based upon 20 equal annual installments of principal and interest. Accounting Standard Codification, or "ASC," 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in 20 equal annual installments, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income assumes that 35,767, 42,079, 48,391 and 55,649 shares were committed to be released during the year ended December 31, 2015, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In accordance with ASC 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)
If approved by HarborOne Bancorp's shareholders, one or more equity incentive plans may issue an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering and contributed to our charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the reorganization). Shareholder approval of the equity incentive plans and purchases by the plan may not occur earlier than six months following the completion of the reorganization. The shares may be acquired directly from HarborOne Bancorp or through open market purchases. The funds to be used by the equity incentive plan to purchase the shares will be provided by HarborOne Bancorp. The table assumes that (i) the equity incentive plan acquires the shares through open market purchases at $10.00 per share, (ii) 20.0% of the amount contributed to the equity incentive plan is amortized as an expense during the fiscal year and (iii) the equity incentive plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming shareholder approval of the equity incentive plan and that shares of common stock equal to 4.0% of the shares sold in the offering and contributed to our charitable foundation are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 1.9%.

(4)
If approved by HarborOne Bancorp's shareholders, one or more equity incentive plans may grant options to acquire an aggregate number of shares of common stock equal to 10.0% of the shares to be sold in the offering and contributed to our charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the reorganization). Shareholder approval of the equity incentive plan may not occur earlier than six months following the completion of the reorganization. In calculating the pro forma effect of the stock options to be granted under the equity incentive plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.83 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the equity incentive plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the equity incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the equity incentive plan is obtained from the issuance of authorized but unissued shares, our net income per share and shareholders' equity per share would decrease. Assuming shareholder approval of the equity incentive plan and that shares of common stock used to fund stock options equal to 10.0% of the shares sold in the offering and contributed to our charitable foundation are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 4.4%.

(5)
Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2 above.

(6)
Does not give effect to the nonrecurring expense that is expected to be recognized as a result of the contribution of cash and shares of common stock to our charitable foundation. Assuming the contribution to the foundation was expensed, the estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the foundation, and the pro forma net income (loss) and pro forma net income (loss) per share are set forth in the table below. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 40.0% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(In thousands, except per share data)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range
For the year ended December 31, 2015:
Before tax expense of contribution	$(2,904)	$(3,415)	$(3,928)	$(4,517)
Estimated after tax expense of contribution	$(1,742)	$(2,049)	$(2,357)	$(2,710)
Pro forma net income	$3,690	$3,329	$2,967	$2,551
Pro forma net income per share	$0.20	$0.15	$0.12	$0.09
Pro forma tax benefit	$1,162	$1,366	$1,571	$1,807
(7)
The retained earnings of HarborOne Bank will be substantially restricted after the reorganization. See the sections of this prospectus entitled "Dividend Policy," and "Supervision and Regulation." The number of shares used to calculate pro forma shareholders' equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT OUR CHARITABLE FOUNDATION

        As reflected in the table below, if our charitable foundation is not established and funded as part of the offering, RP Financial estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be offered in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $193.5 million, $227.7 million, $261.9 million and $301.1 million, respectively, with our charitable foundation, as compared to $195.5 million, $230.0 million, $264.5 million and $304.2 million, respectively, without our charitable foundation. There is no assurance that in the event our charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

        For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2015 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the year, with and without our charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$87,095	$90,321	$102,465	$106,260	$117,835	$122,199	$135,510	$140,529
Estimated enterprise value	193,545	195,500	227,700	230,000	261,855	264,500	301,133	304,175
Total assets	2,236,536	2,239,046	2,249,995	2,252,948	2,263,454	2,266,850	2,278,932	2,282,837
Total liabilities	1,972,718	1,972,718	1,972,718	1,972,718	1,972,718	1,972,718	1,972,718	1,972,718
Pro forma shareholders' equity	264,082	266,592	277,541	280,494	291,000	294,396	306,478	310,383
Pro forma net income	5,432	5,459	5,378	5,410	5,324	5,361	5,261	5,304
Pro forma shareholders' equity per share	13.64	13.63	12.19	12.19	11.11	11.13	10.18	10.21
Pro forma net income per share	0.30	0.30	0.25	0.25	0.22	0.22	0.19	0.19
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders' equity per share	73.31%	73.37%	82.03%	82.03%	90.01%	89.85%	98.23%	97.94%
Offering price to pro forma net income per share	33.33x	33.33x	40.00x	40.00x	45.45x	45.45x	52.63x	52.63x
Pro forma financial ratios:
Return on assets	0.24%	0.24%	0.24%	0.24%	0.24%	0.24%	0.23%	0.23%
Return on equity	2.06%	2.05%	1.94%	1.93%	1.83%	1.82%	1.72%	1.71%
Equity to assets	11.81%	11.91%	12.34%	12.45%	12.86%	12.99%	13.45%	13.60%
Total shares issued	19,354,500	19,550,000	22,770,000	23,000,000	26,185,500	26,450,000	30,113,325	30,417,500

BUSINESS OF HARBORONE BANCORP, INC.

        HarborOne Bancorp, Inc., a Massachusetts corporation, will become the stock holding company of HarborOne Bank upon completion of the reorganization. HarborOne Bancorp has not engaged in any business to date. Following completion of the reorganization, HarborOne Bancorp's business activities will be the ownership of all of the outstanding capital stock of HarborOne Bank and management of the investment of offering proceeds retained from the reorganization and offering. It is expected that HarborOne Bancorp will contribute 50.0% of the net proceeds of the offering to HarborOne Bank as additional capital and will also lend a portion of the net proceeds to HarborOne Bank's employee stock ownership plan to fund the purchase of HarborOne Bancorp's common stock. HarborOne Bancorp intends to invest the remainder of the net proceeds of the offering as discussed under "Use of Proceeds."

        HarborOne Bancorp is authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, and may, in the future, acquire other financial institutions or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so. See the section of this prospectus entitled "Supervision and Regulation—Holding Company Regulation" for a discussion of the activities that are permitted for bank holding companies.

        Following the reorganization and offering, HarborOne Bancorp's cash flows will primarily depend on earnings from the investment of the net proceeds its retains from the offering, payments received on the ESOP loan and any dividends received from HarborOne Bank. Initially, HarborOne Bancorp will not own or lease any property, but instead will use the premises, equipment and other property of HarborOne Bank, as well as the support staff of HarborOne Bank, with the payment of appropriate fees and expenses, as required by applicable law and regulations, under the terms of an expense allocation agreement that HarborOne Bancorp and HarborOne Bank will enter into upon completion of the reorganization as a result of their status as members of an affiliated group under the Internal Revenue Code of 1986, as amended.

BUSINESS OF HARBORONE BANK

General

        HarborOne Bank is the largest state-chartered co-operative bank in New England. The Bank was established in 1917 as Brockton Credit Union and converted to a Massachusetts co-operative bank in 2013 to better support our continued growth, including the expansion of our business lending program.

        Our bank business consists primarily of taking deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in commercial and commercial real estate loans, one- to four-family residential real estate loans, and auto loans and, to a lesser extent, home equity loans and lines of credit, and construction and land loans. We offer a variety of traditional deposit accounts, including checking accounts, savings accounts, money market accounts and certificate of deposit accounts, and remain on the forefront of electronic delivery channels. We conduct our bank business from our main office in Brockton, Massachusetts, and 14 full-service branches (including ATMs) located in Abington, Attleboro, Bridgewater, Brockton, Canton, Easton, Mansfield, Middleboro, Plymouth, Randolph and Raynham, Massachusetts. We also operate limited-service branches at Brockton High School, and at a technology firm in Attleboro, Massachusetts, loan production offices in Westford, Massachusetts, and Providence, Rhode Island, and 13 free-standing ATMs. We provide a range of educational services through "HarborOne U," with classes on small business, financial literacy and personal enrichment at classroom sites adjacent to our Brockton and Mansfield locations.

        In 2015, we acquired Merrimack Mortgage, an independent residential mortgage company headquartered in Manchester, New Hampshire. Merrimack Mortgage's mortgage banking operations include the origination and sale of single family residential real estate loans, the servicing of certain sold loans, and the purchase of loans from third parties. Merrimack Mortgage utilizes a line of credit provided by HarborOne Bank as its primary source of funds. Merrimack Mortgage maintains 34 offices in Massachusetts, New Hampshire, Connecticut and Maine, and also does business in five additional states. Merrimack Mortgage is operated as a wholly-owned subsidiary of the Bank.

        Our corporate office is located at 770 Oak Street, Brockton, Massachusetts 02301, and our telephone number is (508) 895-1000. Our website address is www.harborone.com. Information on our website is not and should not be considered part of this prospectus.

Business Strategy

        We have been operating continuously in and around Brockton, Massachusetts, since 1917. We are committed to meeting the financial needs of consumers and small and middle market businesses in the communities in which we operate, and we are dedicated to providing exceptional personal service to our customers.

        As a credit union, we were limited to offering our services to individuals who resided, worked or had a place of business in Barnstable, Bristol, Norfolk or Plymouth County. Each year, due to geographic limitations, we turned away millions of dollars in loan opportunities. Furthermore, under federal law, as a credit union our business loans were limited to the lesser of 12.25% of total assets or 1.75% of our net worth. In addition, as a credit union, we could not expand our branch network outside of the four county area, even though many of our members worked or lived in neighboring communities in the Greater Boston area.

        As a co-operative bank, we offer loans to individuals and businesses throughout Massachusetts and other states. Since our conversion from a credit union to a bank in 2013, our focus has been on prudently growing our commercial lending and transitioning our portfolio to that of a commercial bank. In addition, we have started offering municipal deposit products, launched a suite of cash management services, opened a commercial loan production office in Providence, Rhode Island, and acquired Merrimack Mortgage. As we continue to grow, we are pursuing the following strategies:

        Continue to expand our commercial lending platform.    In 2010, we established a commercial lending platform targeting the financial needs of small and middle-market business owners as well as professional real estate investors and developers. Since our conversion from a credit union to a bank, we have hired 11 commercial team members, including lenders, cash management personnel and credit support staff. We opened our first commercial loan production office in Providence, Rhode Island, in the second quarter of 2015. As a result of these efforts, our commercial lending portfolio has increased from 5.5% of our total loan portfolio at December 31, 2013 to 19.4% of our total loan portfolio at December 31, 2015. We plan to continue to grow these portfolios and expect to hire additional staff and open additional loan offices in the future.

        Maintain measured growth of our mortgage banking capabilities.    Historically, we have been a residential mortgage lender, and we intend to continue to grow our mortgage lending operations. In addition, we acquired Merrimack

Mortgage on July 1, 2015, resulting in a substantial expansion of our mortgage banking operations. At December 31, 2015, Merrimack Mortgage had 34 loan offices and 231 employees in four states, and is focused primarily on the residential lending markets of New Hampshire and Massachusetts. We plan to continue to grow these portfolios and expect to hire additional staff in the future. The Bank opened a loan production office in Westford, Massachusetts, in the first quarter of 2016.

        Maintain measured growth of our auto loan platform.    We are the largest community bank originator of auto loans in the Commonwealth of Massachusetts, with an active network of approximately 275 dealers at December 31, 2015. From time to time, we have executed sales of pools of auto loans while retaining the servicing rights, thus generating service fee income. At December 31, 2015, we were servicing $40.4 million in auto loans for others. We plan to continue to originate and service auto loans, and from time to time sell pools of auto loans, in order to continue to benefit from loan sale gains and servicing fee income.

        Increase business and municipal deposits.    We expect the growth in our commercial lending coupled with our cash management capabilities to increase our business and municipal deposits. Our business deposits at December 31, 2015 were $77.7 million, an increase from $50.6 million at December 31, 2014. In 2013, we established a municipal banking department and at December 31, 2015, had relationships with 50 cities and towns and $246.6 million in municipal deposits. We plan to continue to grow business and municipal deposits through the sale of additional products and services, including our recent expansion of online and mobile banking capabilities, in order to better serve our customers.

        Expand our franchise through de novo branching, branch acquisitions and the possible acquisition of other financial institutions.    We believe that there are branch expansion opportunities within our market area and in adjacent markets. We will evaluate branch expansion opportunities by taking innovative approaches to designing and establishing de novo branches, making strategic branch acquisitions, and/or undertaking the acquisition of other financial institutions, as they arise. In addition to full service branches, Merrimack Mortgage and the Bank expect to open additional loan offices in the future. We currently have no understandings or agreements with respect to establishing a new branch or loan production office, acquiring any branches or acquiring a financial institution.

        We have decided to pursue the reorganization and offering to support our efforts in accomplishing these strategies, and these strategies will guide our investment of the net proceeds of the offering. See the section of this prospectus entitled "The Reorganization and Offering—Reasons for the Reorganization" for more information on our reasons for the reorganization and offering. We intend to continue to pursue our business strategy after the reorganization and offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Market Area

        HarborOne Bank.    HarborOne Bank provides financial services to individuals, families, small and mid-size businesses and municipalities throughout Southeastern Massachusetts. While our primary deposit-gathering area is concentrated within our branch office communities and surrounding cities and towns, our lending area encompasses the broader market of New England, including loans originated through our commercial loan office in Providence, Rhode Island. The Bank occasionally purchases commercial loans or participation interests in commercial real estate loans.

        Due to its proximity to Boston, our primary market area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several investment and financial services companies. The greater Boston metropolitan area also has many life science and high technology companies employing personnel with specialized skills, which impacts the demand for residential homes, residential construction, office buildings, shopping centers, and other commercial properties in our market area. Communities within our market area include many older residential commuter towns, which function partially as business and service centers.

        Approximately 94.0% of our deposits and 84.0% of our loans are sourced from customers in Plymouth, Norfolk and Bristol Counties, Massachusetts. Population and household data indicates the area population has been stable over the last five years, with a significant portion of the population comprised of a well-educated commuter work force with easy access to Boston. The income markets of the three counties are diverse according to the United States Census Bureau, with the median household income of Plymouth and Norfolk Counties above the 2014 state median of $67,846, while Bristol County's median household income was below the state median. The unemployment rates of the three counties reflect this diversity according to the Massachusetts Executive Office of Labor and Workforce Development, with October 2015 unemployment rates for Plymouth and Norfolk Counties at 4.6% and 4.0%, respectively, while Bristol County's unemployment rate was 5.4%. In October 2015, the federal unemployment rate was 5.0% and the Massachusetts unemployment rate was 4.6% according to the United States Bureau of Labor Statistics.

        Although our current operations are not focused in Boston, we are affected by economic conditions in the greater Boston metropolitan area because many persons who reside in our market area are employed in Boston and the operations of our commercial loan customers depend in part on sales of products and services to individuals or other businesses located in greater Boston. We intend to expand our lending operations, particularly commercial and commercial real estate lending, to customers located in the greater Boston metropolitan area, which may result in further impact from economic conditions in the greater Boston metropolitan area.

        Merrimack Mortgage.    Merrimack Mortgage has 34 loan offices located in New Hampshire, Massachusetts, Maine and Connecticut, and is currently doing business in five additional states: Vermont, Rhode Island, Florida, Pennsylvania and New Jersey.

Competition

        HarborOne Bank.    We face significant competition for deposits and loans. Our most direct competition for deposits has historically come from banking institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions, and insurance companies. We also face competition for investors' funds from money market funds and mutual funds. At June 30, 2015, which is the most recent date for which data is available from the FDIC, we held 11.32% of the deposits in Plymouth County, which was the 3rd largest market share out of 23 financial institutions with offices in Plymouth County; 2.93% of the deposits in Bristol County and 1.02% of the deposits in Norfolk County. Many of the banks that operate in our primary market area are owned by large national and regional holding companies, are larger than we are and therefore may have greater resources or offer a broader range of products and services.

        Our competition for loans comes from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies, mortgage brokers and the finance arms of auto makers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

        We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks and other financial services companies to expand their geographic reach by providing services over the internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Increased competition for deposits and the origination of loans could limit our growth in the future.

        Merrimack Mortgage.    Merrimack Mortgage faces competition for originating loans both directly within the markets in which it operates and from entities that provide services throughout the United States through internet services. Merrimack Mortgage's competition comes principally from other mortgage banking firms, as well as from commercial banks, savings institutions and credit unions.

Lending Activities

        The scope of the discussion included under "Lending Activities" is limited to lending operations related to loans originated for investment. A discussion of the lending activities related to loans originated for sale is included under "—Mortgage Banking Activity."

        Residential Real Estate Loans.    We offer residential real estate loans to enable borrowers to purchase homes or refinance loans on existing homes, most of which serve as the primary residence of the owner. At December 31, 2015, residential mortgage loans were $711.0 million, or 41.1% of total loans, and consisted of $629.5 million and $81.5 million of fixed-rate and adjustable-rate loans, respectively.

        We offer fixed-rate and adjustable-rate residential mortgage loans with terms up to 30 years. Generally, most of the HarborOne Bank originations conform to Federal National Mortgage Association, or "Fannie Mae," and Federal National Home Loan Mortgage Corporation, or "Freddie Mac," underwriting guidelines, and longer-term fixed-rate loans are originated with the intention to sell. Our adjustable-rate mortgage loans generally adjust annually or after an initial fixed period that ranges from three to seven years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a specified percentage above the LIBOR or U.S. Treasury index. Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate caps range from 5.0% to 6.0% over the initial interest rate of the loan.

        Borrower demand for adjustable-rate compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

        While residential mortgage loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. Additionally, our current practice is generally to sell to the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans, and hold in our portfolio nonconforming loans, shorter-term fixed-rate loans and adjustable-rate loans. Generally, conforming fixed-rate loans are sold to third parties. We generally retain the servicing other than for specialized governmental programs that require servicing to be released. We generally do not (i) originate "interest only" mortgage loans on one- to four-family residential properties, (ii) offer loans that provide for negative amortization of principal such as "option ARM" loans where the borrower can pay less than the interest owed on their loan, (iii) offer "subprime" loans (loans that are made with low down payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies or borrowers with questionable repayment capacity) or (iv) offer "Alt-A" loans (loans to borrowers having less than full documentation).

        We will sometimes make loans with loan-to-value ratios above 80.0%; however, we generally require private mortgage insurance for residential loans secured by a first mortgage with a loan-to-value ratio over 80.0%. We generally require all properties securing mortgage loans to be appraised by a licensed real estate appraiser. We generally require title insurance on all first mortgage loans. Exceptions to these lending policies are based on an evaluation of credit risk related to the borrower and the size of the loan. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

        In an effort to provide financing for first-time buyers, we offer adjustable- and fixed-rate loans to qualified individuals and originate the loans using modified underwriting guidelines, reduced interest rates and loan conditions and reduced closing costs.

        Second Mortgages and Equity Lines of Credit.    We offer second mortgages and equity lines of credit, which are secured by owner-occupied residences. At December 31, 2015, second mortgages and equity lines of credit were $99.4 million, or 5.7% of total loans. Second mortgages are made at fixed interest rates and terms of up to fifteen years. Equity lines of credit have adjustable rates of interest that are indexed to the Prime rate as published in The Wall Street Journal plus or minus a margin, and generally are subject to an interest rate floor, with 10-year draws and repayment terms of between five and twenty years. We offer second mortgages and equity lines of credit with cumulative loan-to-value ratios generally up to 80.0%, when taking into account both the balance of the home equity loan and first mortgage loan. We hold a first mortgage position on the homes that secure second mortgages or equity lines of credit in approximately one-third of the portfolio.

        The procedures for underwriting home equity lines of credit include an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount. The procedures for underwriting residential mortgage loans apply equally to second mortgages and equity lines of credit.

        Auto and Other Consumer Loans.    We primarily focus on the origination of auto loans through indirect loans and lease assignments from Credit Union Leasing of America, or "CULA." At December 31, 2015, auto loans and assigned leases were $532.1 million, or 30.7% of total loans and 96.9% of consumer loans. At December 31, 2015, the auto loan portfolio consisted of auto loans of $334.7 million and assigned leases of $197.4 million. Other consumer loans, consisting primarily of unsecured lines of credit and personal loans, were $16.9 million, or 1.0% of total loans.

        We originate auto loans through a network of approximately 275 auto dealers secured by new and used vehicles primarily in Massachusetts and Rhode Island. Our primary considerations when originating these loans are the borrower's ability to repay the loan and the value of the underlying collateral. As of December 31, 2015, the borrowers of our auto loans had a weighted average FICO score of 755; more than 85.0% of the borrowers of our auto loans had credit scores of 700 or higher. We have been originating auto loans indirectly through auto dealers for 20 years and historically have had low loss rates. By policy, no more than 5.0% of our loan portfolio may be comprised of loans to borrowers having a FICO score below 620.

        An indirect auto loan is originated when the borrower purchases a motor vehicle at an auto dealership and elects to finance a portion of that purchase over a period time. The auto loan is fully amortized over the term of the loan and the borrower owns the vehicle outright after payment in full.

        An indirect auto lease is originated when a customer, the lessee, agrees to lease a vehicle where the lessee is guaranteed use of the vehicle over a specified term. The lease payment consists of the monthly depreciation of the vehicle, interest, and if applicable, depending on the state, sales tax. At the end of the lease term, the lessee has the option of returning the vehicle, purchasing it outright for the agreed upon contractual residual value or purchasing the vehicle and financing it by means of a conventional fully amortizing auto loan. The Bank is assigned leases through an agreement with CULA. At the origination of the lease, the car dealership sells the lease and related vehicle to CULA. CULA simultaneously assigns the lease and grants a security interest in the vehicle to the Bank.

        Assigned auto leases generally have a higher rate of return than indirect auto loans because interest rates on leases are higher, the leases tend to last for their full term, and lessees typically have higher credit scores. Lease terms vary between 12 and 60 months, but typically average 36 to 39 months in duration. Due to these advantages, the Bank has concentrated its recent origination efforts in assigned auto leases, and expects to continue to do so depending on market conditions.

        The procedures for underwriting consumer loans include an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

        Commercial Real Estate Loans.    We originate fixed- and adjustable-rate commercial real estate loans for terms up to 20 years. At December 31, 2015, commercial real estate loans were $265.5 million, or 15.3% of total loans, and consisted of $115.0 million of fixed-rate loans and $150.5 million of adjustable rate loans.

        Interest rates and payments on our adjustable-rate loans adjust typically every three, five or seven years and generally are adjusted to a rate equal to a specified percentage above the corresponding FHLB Classic Advance borrowing rate. Most of our adjustable-rate commercial real estate loans adjust every five years and amortize over a 25-year term. Loan amounts generally do not exceed 80.0% of the property's appraised value at the time the loan is originated.

        We currently focus our commercial real estate efforts on small- and mid-size owner occupants and investors in our market area seeking loans between $350,000 and $20 million. Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, retail development, manufacturing facilities, warehouse distribution, hospitality and apartment buildings. In addition to originating these loans, we participate in commercial real estate loans with other financial institutions located primarily in Massachusetts and sell participation interests in commercial real estate loans to local financial institutions, primarily the portion of loans that exceed our borrowing limits or are in an amount that is considered prudent to manage our credit risk.

        At December 31, 2015, the average loan size of our outstanding commercial real estate loans was $1.7 million, and our four largest credits ranged from $8.9 million to $16.0 million. These loans were performing in accordance with their original terms at December 31, 2015.

        Commercial Loans.    We make commercial loans primarily in Massachusetts and Rhode Island to a variety of professionals, sole proprietorships and small- to medium-sized businesses with sales up to $50 million and borrowing needs up to $20 million. At December 31, 2015, commercial loans were $70.5 million, or 4.1% of total loans.

        Commercial loans are made with either variable or fixed rates of interest. Variable rates are based on a margin over the LIBOR index or the Prime rate as published in The Wall Street Journal, plus a margin. Fixed-rate business loans are generally indexed to a corresponding FHLB rate, plus a margin. Commercial loans typically have shorter maturity terms and higher interest spreads than real estate loans, but generally involve more credit risk because of the type and nature of the collateral. We generally require that our commercial customers maintain a deposit relationship with the Bank.

        When making commercial loans, we consider the financial statements and the experience of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, primarily accounts receivable, inventory and equipment. Commercial loan amounts are determined based on the capacity for debt service and an evaluation of the age, condition and collectability of the collateral but generally, advance rates for certain asset classes would not exceed 80%.

        At December 31, 2015, our largest commercial loan exposure was $6 million, of which $3.3 million was outstanding at December 31, 2015. This loan is secured by all business assets of the borrower and was performing according to its original terms at December 31, 2015. No other commercial loan or commercial line of credit exceeded $2.6 million at December 31, 2015.

        Construction Loans.    We originate construction loans to professional developers, contractors and builders, and to a lesser extent, individuals, to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including industrial buildings and retail and office buildings. At December 31, 2015, construction loan balances were $35.8 million, or 2.1% of total loans. Commercial construction balances were $25.8 million and homeowner construction balances were $10.0 million. At December 31, 2015, our construction loan portfolio consisted of $23.3 million in loan balances that were secured by residential real estate speculative loan projects, $10.0 million in loans that were secured by owner-occupied residential real estate, and $2.4 million in loans that were secured by commercial real estate speculative projects.

        Our construction loans generally are fixed-rate loans that provide for the payment of interest only during the construction phase, which is usually 12-36 months. At the end of the construction phase, the loan may be paid in full or converted to a permanent mortgage loan. Before making a commitment to fund a construction loan, we generally require an appraisal of the property by an independent licensed appraiser. Our loan policy dictates a minimum equity contribution by the borrower of 20.0% and loan-to-value ratio not greater than 80.0% of the appraised market value estimated upon completion of the project. All borrowers are underwritten and evaluated for creditworthiness based on past experience, debt service ability, net worth analysis including available liquidity, and other credit factors. Advances are only made following an inspection of the property confirming completion of the required progress on the project and an update to the title completed by a bank approved attorney.

        At December 31, 2015, our largest outstanding construction loan relationship was $7.0 million. This project is secured by a first mortgage on developed commercial real estate. This relationship was performing according to its original repayment terms at December 31, 2015.

  Loan Underwriting Risks.

        Residential Real Estate Loans.    Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate loans, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

        Consumer Loans.    Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower's continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

        Commercial Real Estate Loans.    Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than residential mortgage loans. Of primary concern in commercial real estate lending is the borrower's creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than residential real estate loans. To monitor cash flows on income properties, we require borrowers and loan guarantors, where applicable, to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower's expertise, credit history, profitability and the value of the underlying property. We generally require an independent appraisal or valuation, an environmental survey and a property condition report for commercial real estate loans.

        Commercial Loans.    Commercial loans also involve a greater degree of risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are typically made on the basis of the borrower's ability to make repayment from the cash flows of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

        Construction Loans.    Construction financing is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

        Loan Originations, Purchases and Sales.    Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, local mortgage brokers and third party originators of residential loans, advertising and referrals from customers. We occasionally purchase commercial business loans or participation interests in commercial real estate loans.

        Additionally, our current practice is generally (1) to sell to the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans and all loans originated by our mortgage banking subsidiary and (2) to hold in our portfolio nonconforming loans, shorter-term fixed-rate loans and adjustable-rate residential mortgage loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Loans are sold to third parties with servicing either retained or released. In addition, we sell participation interests in commercial real estate loans to local financial institutions, primarily the portion of loans that exceed our borrowing limits or are in an amount that is considered prudent to manage our credit risk.

        For the years ended December 31, 2015 and 2014, we originated loans of $1.17 billion and $547.7 million of loans, respectively. During the same periods, we sold $707.8 million and $98.5 million of loans, respectively.

        Loan Participations.    We look to form relationships with other financial institutions and mitigate risk of our lending activities by participating either as the lead bank or as a participant in various loan transactions. We joined a community bank lending network operated by BancAlliance in 2014 in order to have the opportunity to participate in commercial loans and lines of business referred by the network. HarborOne Bank has adopted a loan policy specifically for loans originated through this program that provides for underwriting standards and limits maximum loans to one entity to $2.5 million as well as a total portfolio of $40 million. As of December 31, 2015, outstanding commitments for this program totaled $32.5 million comprising 18 credits, all of which were performing in accordance with their payment terms. At December 31, 2015, the outstanding balances of loan participations purchased outside of the BancAlliance network totaled $23.3 million and loan participation balances sold outside of the BancAlliance network totaled $18.1 million.

        Loan Approval Procedures and Authority.    Our lending activities follow written, nondiscriminatory underwriting standards and loan origination procedures established by our board of directors and management. Our board of directors has granted loan approval authority to certain executive officers. Commercial loans in excess of any officer's individual authority must be approved by a lending committee comprised of several executive officers. Commercial loans in excess of the lending committee authority must be approved by the board of directors or by the security committee, which is comprised of our president and chief executive officer and three independent members of our Board of Directors. Commercial loans in excess of the "in-house limit" must be approved by the board of directors. The security committee of the board of directors reviews all commercial and commercial real estate loan requests greater than $3 million. All mortgage and commercial real estate loans to any single borrower that exceed $3 million and commercial loans that exceed $3 million must be approved by the board of directors.

        Loans-to-One Borrower Limit.    The maximum amount that the Bank may lend to one borrower and the borrower's related entities is generally limited, by statute, to 20.0% of the Bank's capital, which is defined under Massachusetts law as the sum of the Bank's capital stock, surplus account and undivided profits. At December 31, 2015, the Bank's regulatory limit on loans-to-one borrower was $38.1 million. At that date, our largest lending relationship totaled $23.4 million and was comprised of two loans secured by commercial real estate. These loans were performing in accordance with their original repayment terms at December 31, 2015. As a result of the offering, our regulatory loans-to-one borrower limit will increase, and we expect to increase our internal loans-to-one borrower limit, which is currently $28.5 million.

        Loan Commitments.    We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 30 days.

Mortgage Banking Activity

        In addition to the lending activities previously discussed, we also originate residential mortgage loans for sale in the secondary market through Merrimack Mortgage. Between July 1, 2015, when the Bank acquired Merrimack Mortgage, and December 31, 2015, Merrimack Mortgage originated $547.8 million in mortgage loans. Merrimack Mortgage sells loans on both a servicing-released and a servicing-retained basis. Merrimack Mortgage has contracted with a third party to service the loans for which it retains servicing.

        Our overall margin can be affected by the mix of both loan type (conventional loans versus governmental) and loan purpose (purchase versus refinance). Conventional loans include loans that conform to Fannie Mae and Freddie Mac standards, whereas governmental loans are those loans guaranteed by the federal government, such as a Federal Housing Authority loan.

Loan Portfolio

        The following table sets forth the composition of our loan portfolio at the dates indicated:

	At December 31,
	2015		2014		2013		2012		2011

(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Residential real estate:
One- to four-family	$710,969	41.1%	$768,129	46.5%	$806,371	50.7%	$781,445	51.4%	$776,002	50.6%
Second mortgages and equity lines of credit	99,374	5.7	95,465	5.8	96,194	6.0	104,766	6.9	122,845	8.0
Commercial real estate	265,482	15.3	142,452	8.6	63,795	4.0	42,694	2.8	26,553	1.7
Construction	35,830	2.1	26,125	1.6	29,822	1.9	20,476	1.3	13,867	0.9

Total mortgage loans on real estate	1,111,655	64.2	1,032,171	62.5	996,182	62.6	949,381	62.4	939,267	61.2

Commercial	70,472	4.1	47,453	2.9	22,969	1.4	16,473	1.1	15,513	1.0
Consumer:
Auto	532,071	30.7	556,095	33.7	559,661	35.2	544,206	35.8	568,079	37.0
Personal	16,873	1.0	15,968	1.0	12,826	0.8	10,889	0.7	11,054	0.7

Total consumer	548,944	31.7	572,063	34.6	572,487	36.0	555,095	36.5	579,133	37.8

Total loans	1,731,071	100.0%	1,651,687	100.0%	1,591,638	100.0%	1,520,949	100.0%	1,533,913	100.0%

Deferred loan origination costs, net	12,017		14,141		14,705		14,326		14,628
Allowance for loan losses	(13,700)		(13,934)		(14,529)		(17,254)		(17,873)

Loans, net	$1,729,388		$1,651,894		$1,591,814		$1,518,021		$1,530,668

Loan Originations

        The following table sets forth our loan originations, sales, purchases and principal repayment activities during the periods indicated.

	Years Ended December 31,
(In thousands)	2015	2014	2,013

Total loans and loans held for sale at beginning of period (excluding net deferred loan costs)	$1,655,212	$1,593,699	$1,532,446
Loan originations:
Residential real estate:
One- to four-family residential—Bank	156,403	105,344	252,195
One- to four-family residential—Merrimack Mortgage	547,795	—	—
Second mortgages and lines of credit	32,725	28,881	22,890
Commercial real estate	132,053	78,394	20,706
Construction	28,263	29,523	44,702

Total mortgage loans on real estate	897,239	242,142	340,493

Commercial	19,143	13,766	13,558
Consumer	254,444	291,832	285,281

Total loans originations	1,170,826	547,740	639,331

Loan purchases:(1)
Residential real estate:
One- to four-family residential acquired from MMC on July 1, 2015	81,410	—	—
Commercial real estate	33,018	6,977	—

Total mortgage loans on real estate	114,428	6,977	—

Commercial	12,985	23,133	—

Total loan purchases	127,413	30,110	—

Loan sales:(2)
Residential real estate:
One- to four-family residential—Bank	(103,886)	(57,843)	(111,576)
One- to four-family residential—Merrimack Mortgage	(567,663)	—	—
Commercial	(4,930)	—	—

Total mortgage loans on real estate	(676,479)	(57,843)	(111,576)

Consumer	(31,337)	(40,697)	—

Total loan sales	(707,816)	(98,540)	(111,576)

Other:
Principal repayments, net	(393,587)	(382,393)	(428,514)
Unadvanced funds on originations	(54,736)	(32,742)	(33,561)
Transfer to other real estate owned	(2,444)	(2,662)	(4,428)

Total other	(450,767)	(417,797)	(466,503)

Net loan activity	139,656	61,513	61,253

Total loans and loans held for sale at end of period (excluding net deferred loan costs)	$1,794,868	$1,655,212	$1,593,699

(1)
Includes loan purchases and participations by the Bank in loans originated by other financial institutions.

(2)
Includes loan sales and participations by other financial institutions in loans originated by the Bank.

Loan Maturity

        The following table set forth certain information at December 31, 2015 regarding scheduled contractual maturities during the period indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude net deferred loan fees.

(In thousands)	One- to Four-Family Residential Real Estate	Second Mortgage and Equity Lines of Credit	Commercial Real Estate	Construction	Commercial	Consumer	Total Loans

Due during the years ending December 31,
2016	$161	$122	$191	$965	$13,657	$28,254	$43,350
2017	261	350	4,952	974	2,941	76,656	86,134
2018	4,978	1,216	11,585	617	4,632	146,188	169,216
2019 to 2020	21,491	5,859	25,669	—	25,274	245,660	323,953
2021 to 2025	67,105	39,882	190,815	17,714	20,152	48,997	384,665
2026 to 2030	158,178	23,479	22,523	5,599	896	2,041	212,716
2031 and beyond	458,795	28,466	9,747	9,961	2,920	1,148	511,037

Total	$710,969	$99,374	$265,481	$35,831	$70,472	$548,944	$1,731,071

Fixed vs. Adjustable Rate Loans

        The following table sets forth the dollar amount of all scheduled maturities of loans at December 31, 2015 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude net deferred loan fees.

(In thousands)	Fixed Rates	Adjustable Rates	Total

Residential real estate loans:
One- to four-family residential	$629,466	$81,503	$710,969
Second mortgages and equity lines of credit	22,313	77,061	99,374
Commercial real estate	114,992	150,490	265,482
Construction	25,244	10,586	35,830
Commercial	23,387	47,085	70,472
Consumer	548,944	—	548,944

Total	$1,364,346	$366,725	$1,731,071

Investment Activities

        General.    The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk, to diversify our assets, and to generate a reasonable rate of return on funds within the context of our interest rate and credit risk objectives. Our board of directors approves our investment policy which is reviewed annually by the board of directors and our finance committee. Authority to make investments under the approved investment policy guidelines is delegated to our chief financial officer and chief executive officer. All investment transactions are reviewed at the next regularly scheduled meeting of the board of directors. We classify the majority of our securities as available-for-sale.

        We have legal authority to invest in various types of securities, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the FHLB, certificates of deposit of federally insured institutions and investment grade corporate bonds. We also are required to maintain an investment in FHLB stock. While we have the authority under applicable law to invest in marketable equity securities and derivative securities, we had no investments in such securities at December 31, 2015.

        Investment Securities.    The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At December 31,
	2015		2014		2013
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
Debt securities:
U.S. government and government-sponsored enterprise obligations	$5,000	$4,967	$4,891	$4,983	$14,571	$14,308
U.S. government-sponsored mortgage-backed and collateralized mortgage obligations	93,071	93,086	127,016	127,392	121,683	121,110
SBA asset-backed securities	30,258	30,488	15,539	15,640	—	—

Total securities available for sale	$128,329	$128,541	$147,446	$148,015	$136,254	$135,418

Securities held to maturity:
Debt securities:
U.S. government and government-sponsored enterprise obligations	$9,954	$9,940	$—	$—	$—	$—
U.S. government-sponsored mortgage-backed and collateralized mortgage obligations	27,594	27,563	32,088	32,372	31,234	30,055
Other bonds and obligations:
State and political subdivisions	26,031	27,703	26,296	27,933	26,043	25,913

Total securities held to maturity	$63,579	$65,206	$58,384	$60,305	$57,277	$55,968

        U.S. Government and Government-Sponsored Enterprise Obligations.    At December 31, 2015, we had U.S. government and agency securities totaling $14.9 million, which constituted 7.8% of our securities portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent we deem appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

        U.S. Government-Sponsored Mortgage-Backed and Collateralized Mortgage Obligations ("CMOs").    At December 31, 2015, we had mortgage-backed securities and CMOs totaling $120.7 million, which constituted 63.8% of our securities portfolio. Mortgage-backed securities and CMOs are securities issued in the secondary market that are collateralized by pools of residential mortgages. Certain types of mortgage-backed securities are commonly referred to as "pass-through" certificates because the principal and interest of the underlying loans is "passed through" to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multi-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as the Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by the Government National Mortgage Association, or "Ginnie Mae," a U.S. government agency, or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

        Residential mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

        U.S. Small Business Administration Asset-Backed Securities.    At December 31, 2015, we had investments in participation certificates issued and guaranteed by the U.S. Small Business Administration totaling $30.3 million.

        Tax Exempt Municipal Bonds.    At December 31, 2015, we had $26.0 million invested in 30 issues of a diversified municipal bond portfolio. All but one of these bonds are rated in the top four tiers in terms of credit ratings by Moody's and S&P and the lowest rated bond is rated A1 by Moody's and is in the amount of $562,000.

        In addition to our securities portfolio, we also have investments in FHLB stock and bank-owned life insurance.

        FHLB Stock.    In connection with our borrowing activities, we held common stock of the FHLB totaling $18.7 million at December 31, 2015. The FHLB common stock is carried at cost and classified as a restricted equity security. We may be required to purchase additional FHLB stock if we increase borrowings in the future.

        Bank-Owned Life Insurance.    We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. At December 31, 2015, our balance in bank-owned life insurance totaled $38.3 million and was issued by four highly rated insurance companies.

        Investment Portfolio Maturities and Yields.    The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2015.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total

(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

Securities available for sale:
Debt securities:
U.S. government and government-sponsored enterprise obligations	$—	—%	$—	—%	$5,000	2.65%	$—	0%	$5,000	2.65%
U.S. government-sponsored mortgage-backed and collateralized mortgage obligations	—	—	—	—	5,634	2.41%	87,437	2.06%	93,071	2.08%
SBA asset-backed securities	—	—	—	—	7,239	1.68%	23,019	2.73%	30,258	2.48%

Total debt securities	$—	—%	$—	—%	$17,873	2.18%	$110,456	2.20%	$128,329	2.20%

Securities held to maturity:
Debt securities:
U.S. government and government-sponsored enterprise obligations	$—	—%	$—	—%	$—	—%	$9,954	2.98%	$9,954	2.98%
U.S. government-sponsored mortgage-backed and collateralized mortgage obligations	—	—	—	—	—	—	27,593	2.40%	27,593	2.40%
Other bonds and obligations:
State and political subdivisions	—	—	—	—	2,911	2.69%	23,120	3.90%	26,031	3.76%

Total debt securities	$—	—%	$—	—%	$2,911	2.69%	$60,668	3.07%	$63,579	3.05%

        At December 31, 2015, we had no investments in a single company or entity, other than government and government agency securities, that had an aggregate book value in excess of 10% of our equity.

Sources of Funds

        General.    Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

        Deposit Accounts.    Deposits are attracted from within our market area by sales efforts of our commercial loan and retail officers, advertising and through our website. We offer a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and term certificates of deposit. We have utilized a deposit listing service which targets institutional funds throughout the country. We generally prohibit the withdrawal of our listing service deposits prior to maturity. At December 31, 2015, we had $54.1 million of institutional deposits, which represented 3.2% of total deposits at December 31, 2015 with such funds having a weighted average remaining term to maturity of 1.5 years. We have not utilized brokered deposits in the past but plan to consider their use when appropriate. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings, which could increase our cost of funds and negatively impact our interest rate spread, financial condition and results of operation.

        Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing on a weekly basis. Our deposit pricing strategy has generally been to offer competitive rates and to offer periodically special rates in order to attract deposits of a specific type or term.

        The following table sets forth the average balances and weighted average rates of our deposit products at the dates indicated.

	For the Years Ended December 31,

	2015			2014			2013

(Dollars in thousands)	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate

Deposit type:
Noninterest-bearing demand	$167,517	10.4%	—%	$137,475	9.2%	—%	$122,400	9.1%	—%
NOW accounts	109,674	6.8	0.07	101,642	6.8	0.07	96,487	7.2	0.07
Regular savings and club	286,381	17.7	0.17	270,776	18.2	0.19	261,700	19.5	0.21
Money market	559,745	34.7	0.44	440,597	29.6	0.42	331,887	24.7	0.39
Certificates of deposit	491,235	30.4	1.15	537,149	36.1	1.20	529,600	39.5	1.27

Total	$1,614,552	100.0%	0.51%	$1,487,639	100.0%	0.58%	$1,342,074	100.0%	0.65%

        The following table sets forth our certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,

(Dollars in thousands)	2015	2014	2013

Less than 0.50%	$94,273	$111,573	$120,164
0.50% to 0.99%	113,948	135,185	129,551
1.00% to 1.49%	115,203	113,040	137,694
1.50% to 1.99%	113,826	100,432	90,434
2.00% to 2.99%	25,247	41,258	46,802
3.00% and greater	95	16,480	36,711

Total	$462,592	$517,968	$561,356

        The following table sets forth the amount and maturities of our certificates of deposit by interest rate at December 31, 2015.

	Period to Maturity

(Dollars in thousands)	Less than One Year	More than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More than Four Years	Total	% of Total Certificate Accounts

Less than 0.50%	$91,319	$2,954	$—	$—	$—	$94,273	20.4%
0.50% to 0.99%	88,591	20,644	4,714	—	—	113,949	24.6%
1.00% to 1.49%	27,556	52,777	24,641	5,238	4,990	115,202	24.9%
1.50% to 1.99%	3,581	71,097	14,107	14,824	10,217	113,826	24.6%
2.00% to 2.99%	19,927	807	291	3,465	757	25,247	5.5%
3.00% and greater	95	—	—	—	—	95	—%

Total	$231,069	$148,279	$43,753	$23,527	$15,964	$462,592	100.00%

        As of December 31, 2015, the aggregate amount of our term certificates of deposit in amounts greater than or equal to $100,000 was approximately $214.7 million. The following table sets forth the maturity of these certificates as of December 31, 2015.

(In thousands) Maturity Period	Amount
Three months or less	$27,105
Over three through six months	37,564
Over six months through one year	33,860
Over one year to three years	96,260
Over three years	19,874

Total	$214,662

        Business and Municipal Banking and Cash Management Services.    We also offer a variety of deposit accounts designed for businesses and municipalities operating in our market area. Our business banking deposit products include a commercial checking account and checking accounts specifically designed for small businesses. We also offer remote deposit capture products for business customers to meet their online banking needs. Additionally, we offer sweep accounts and money market accounts for businesses.

        Borrowings.    We may utilize advances from the FHLB to supplement our supply of investable funds. The FHLB functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB's assessment of the institution's creditworthiness. At December 31, 2015, we had $249.6 million in outstanding advances from the FHLB. At December 31, 2015, based on available collateral and our ownership of FHLB stock, and based upon our internal policy, we had access to additional FHLB advances of up to $341.7 million. All of our borrowings from the FHLB are secured by a blanket lien on residential real estate and government-sponsored enterprises and mortgage-backed securities obligations.

        The Share Insurance Fund of the Co-operative Central Bank provides for borrowings for liquidity purposes and is available to all co-operative member banks. Loan advances will generally be made on an unsecured basis provided that the aggregate loan balance is less than 5.0% of total deposits of the member bank; the member bank's primary capital ratio is in excess of 5.0%; the member bank meets the required CAMELS rating; and the quarterly and year-to-date net income before extraordinary items is positive. At December 31, 2015, we had $5.0 million of borrowing capacity with the Co-operative Central Bank, none of which was outstanding.

        Borrowings.    The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	At or For the Years Ended December 31,

(Dollars in thousands)	2015	2014	2013

FHLB Advances:
Balance outstanding at end of year	$249,598	$329,602	$339,606
Average amount outstanding during the year	$296,016	$293,316	$343,840
Maximum outstanding at any month end	$334,602	$329,602	$369,607
Weighted average interest rate during the year	1.98%	2.33%	2.31%
Weighted average interest rate at end of year	2.08%	1.81%	2.21%

Properties

        At December 31, 2015, the Bank conducted its business from its corporate headquarters located at 770 Oak St, Brockton, Massachusetts and fourteen full service branches, one loan production office and two limited service branches located in Plymouth, Norfolk and Bristol counties in eastern Massachusetts and Providence, Rhode Island. In addition to its corporate headquarters, the bank owns ten of these locations and leases five branches and the loan production offices.

        Merrimack Mortgage conducts its business from its headquarters in Manchester, New Hampshire and 34 offices in New Hampshire, Maine, Connecticut, and Massachusetts. All of these locations are leased facilities.

Personnel

        As of December 31, 2015, HarborOne Bank had 302 full-time and 85 part-time employees and Merrimack Mortgage had 222 full-time and 11 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Subsidiaries

        In addition to Merrimack Mortgage, HarborOne Bank has two other wholly-owned subsidiaries, HarborOne Security Corporation, LLC and Oak Street Security Corporation, LLC, each a Massachusetts limited liability company, which are engaged in buying, selling, dealing in and holding securities.

Legal Proceedings

        We are not currently a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This section is intended to help potential investors understand the financial performance of HarborOne Bank and its subsidiaries through a discussion of our financial condition at December 31, 2015 and December 31, 2014, and our results of operations for the years ended December 31, 2015 and 2014. This information has been derived from the audited Consolidated Financial Statements, which appear beginning on page F-1 of this prospectus. This section should be read in conjunction with the business and financial information of HarborOne Bank and the financial statements provided in this prospectus.

Overview

        Prior to July 1, 2015, our business was comprised entirely of the operations of HarborOne Bank. On July 1, 2015, we acquired Merrimack Mortgage, which we operate as a wholly-owned subsidiary of HarborOne Bank. The purchase price for the acquisition was $20.2 million and we recognized $10.2 million in goodwill. For further information about the acquisition, see Note 20 to the Consolidated Financial Statements included in this prospectus. We manage this mortgage banking subsidiary as a separate segment of our business; accordingly, we now have two operating segments: the HarborOne Bank segment, which consists of the historical banking operations of HarborOne Bank, and the Merrimack Mortgage segment, comprising the operations of Merrimack Mortgage.

        HarborOne Bank's business consists primarily of taking deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in commercial and consumer loans. HarborOne Bank's results of operations depend primarily on its net interest income, as well as the provision for loan losses and the expenses incurred in delivering, funding, and managing those banking services. Net interest income is the difference between the interest income HarborOne Bank earns on our interest-earning assets and the interest it pays on interest-bearing liabilities. HarborOne Bank's interest-earning assets consist of loans and securities. Interest-bearing liabilities consist primarily of deposit accounts and borrowings from the FHLB.

        Merrimack Mortgage's mortgage banking operations include the origination and sale of single family residential real estate loans as well as the servicing of certain sold loans. Merrimack Mortgage's results of operations depend primarily on gains on sales of the mortgage loans it originates, as well as servicing income and the expenses incurred in its operations.

        The HarborOne Bank segment generates the substantial majority of our consolidated net interest income and all of our provision for loan losses. The Merrimack Mortgage segment generates a significant portion of our non-interest income and our noninterest expense. Accordingly, we have provided below a discussion of the discussion of the consolidated operations of HarborOne Bank, but have also included a discussion of the material results of operations of Merrimack Mortgage on a separate basis, which focuses on a discussion of non-interest income and non-interest expense.

Critical Accounting Policies

        Certain of our accounting policies, which are important to the portrayal of our financial condition, require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 1 to our Consolidated Financial Statements included elsewhere in this prospectus.

        The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an "emerging growth company" we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

        Critical accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management that could have a material impact on the carrying value of certain assets or on income under different assumptions or conditions. Management believes that the most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows:

        Allowance for Loan Losses.    The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. The allowance consists of general, allocated and unallocated components. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: the likelihood of default; the loss exposure at default; the amount and timing of future cash flows on impaired loans; the value of collateral; and the determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the FDIC and the Massachusetts Commissioner of Banks, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 6 of the Notes to Consolidated Financial Statements included in this prospectus.

        Goodwill.    The assets (including identifiable intangible assets) and liabilities acquired in a business combination are recorded at fair value at the date of acquisition. Goodwill is recognized for the excess of the acquisition cost over the fair values of the net assets acquired and is not subsequently amortized. Identifiable intangible assets include non-compete contracts and are being amortized on a straight-line basis over their estimated lives. Management assesses the recoverability of goodwill at least on an annual basis and all intangible assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The impairment test uses a combined qualitative and quantitative approach. The initial qualitative approach assesses whether the existence of events or circumstances led to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after this assessment, we determine that it is more likely than not that the fair value is less than the carrying value, the two step quantitative impairment test is performed. Step one of the quantitative impairment test compares book value to the fair value of the reporting unit. If test one is failed, a more detailed analysis is performed, which involves measuring the excess of the fair value of the reporting unit, as determined in step one, over the aggregate fair value of the individual assets, liabilities, and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying amount exceeds fair value, an impairment charge is recorded through earnings. Management has identified two reporting units for purposes of testing goodwill for impairment. Our reporting units are the same as the segments used for segment reporting—HarborOne Bank and Merrimack Mortgage.

        Deferred Tax Assets.    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Management reviews deferred tax assets on a quarterly basis to identify any uncertainties pertaining to realization of such assets. In determining whether a valuation allowance is required against deferred tax assets, management assesses historical and forecasted operating results, including a review of eligible carryforward periods, tax planning opportunities and other relevant considerations. We believe the accounting estimate related to the valuation allowance is a critical estimate because the underlying assumptions can change from period to period. For example, tax law changes or variances in future projected operating performance could result in a change in the valuation allowance. Should actual factors and conditions differ materially from those used by management, the actual realization of net deferred tax assets could differ materially from the amounts recorded in the financial statements. If we were not able to realize all or part of our deferred tax assets in the future, an adjustment to the related valuation allowance would be charged to income tax expense in the period such determination was made and could have a negative impact on earnings. In addition, if actual factors and conditions differ materially from those used by management, we could incur penalties and interest imposed by taxing authorities.

Comparison of Financial Condition at December 31, 2015 and 2014

        Total Assets.    Total assets increased $121.3 million, or 5.9%, to $2.16 billion at December 31, 2015 from $2.04 billion at December 31, 2014.

        Loans Held for Sale.    Loans held for sale at December 31, 2015 were $63.8, an increase of $60.3 million from $3.5 at December 31, 2014, primarily due to the acquisition of Merrimack Mortgage on July 1, 2015. Of the loans held for sale at December 31, 2015, $60.8 million were originated by Merrimack Mortgage and $3.0 million were originated by HarborOne Bank.

        Loans Held for Investment.    At December 31, 2015, loans held for investment were $1.73 billion, an increase of $77.5 million, or 4.7%, from $1.65 billion at December 31, 2014, primarily due to an increase in the Bank's commercial loan originations partially offset by a decrease in residential and consumer loans. Total commercial loans at December 31, 2015 were $336.0 million, an increase of $146.1 million, or 76.9%, from $189.9 million at December 31, 2014, reflecting the execution of our business strategy to increase commercial lending. Our residential and consumer loan portfolios decreased by $57.2 million and $39.1 million, respectively, for the same period primarily due to sales of $24.0 million and $31.3 million of residential and consumer loans, respectively, with servicing retained by us.

        Securities.    Total investment securities at December 31, 2015 were $192.1 million, a decrease of $14.3 million, or 6.9%, primarily due to the sale of $35.7 million of securities as well as maturities, prepayments, calls and amortizations not being fully replaced. The decline in investments continues our strategy to change the composition of our balance sheet to higher yielding loans.

        Deposits.    Deposits increased $191.1 million, or 12.7%, to $1.69 billion at December 31, 2015 from $1.50 billion at December 31, 2014. The growth in deposits was primarily driven by an increase of $135.8 million in municipal money market deposits, $67.7 million in checking account deposits, and $27.5 million in savings account deposits, partially offset by a decline of $55.4 million in certificates of deposit. During 2015, we focused on growing our business, retail and municipal non-certificate deposits in order to better manage our cost of funds and to expand our customer relationships.

        Borrowings.    Total borrowings from the FHLB were $249.6 million at December 31, 2015, a decrease of $80.0 million from $329.6 million at December 31, 2014. During 2015, we prepaid $45.0 in borrowings from the FHLB that had an average cost of 2.51% and incurred $980 thousand in prepayment fees, in order to manage our cost of funds by replacing borrowings with lower-rate core deposits.

Comparison of Results of Operations for the Years Ended December 31, 2015 and 2014

        The table below shows the results of operations for HarborOne Bank for the years ended December 31, 2014 and 2015 (excluding Merrimack Mortgage), the increase or decrease in those results, and the results of operations for Merrimack Mortgage for the six months ended December 31, 2015.

	HarborOne Bank
					Merrimack Mortgage Company
	For the years ended December 31,
			Increase (Decrease)
					For the six months ended December 31, 2015
(In thousands)	2015	2014	Dollars	Percent
Net interest income	$51,137	$45,201	$5,936	13%	$1,088
Provision for loan losses	1,257	2,589	(1,332)	(51)%	—

Net interest income after the provision for loan losses	49,880	42,612	7,268	17%	1,088
Noninterest income	17,346	15,610	1,736	11%	18,027
Noninterest expense	61,249	54,302	6,947	13%	16,765

Income before provision for income taxes	5,977	3,920	2,057	52%	2,350
Income tax provision	1,631	1,350	281	21%	928

Net income	$4,346	$2,570	$1,776	69%	$1,422

HarborOne Bank Consolidated

        Average Balances and Yields.    The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated, on a consolidated basis. No tax-equivalent yield adjustments were made during the periods presented. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

 Average Balances and Yield

	For the Years Ended December 31,

	2015			2014			2013

(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate

Interest-earning assets:
Loans(1)	$1,746,346	$61,413	3.52%	$1,618,958	$56,379	3.48%	$1,566,556	$56,007	3.58%
Investment securities(2)	229,296	5,606	2.44%	228,747	4,876	2.13%	184,463	3,080	1.67%
Other interest-earning assets	35,479	98	0.28%	54,128	137	0.25%	58,489	148	0.25%

Total interest-earning assets	2,011,120	67,117	3.34%	1,901,834	61,392	3.23%	1,809,508	59,235	3.27%
Noninterest-earning assets	110,501			83,965			73,076

Total assets	$2,121,621			$1,985,798			$1,882,584

Interest-bearing liabilities:
Savings accounts	$286,381	492	0.17%	$270,776	515	0.19%	$261,700	652	0.25%
NOW accounts	109,674	69	0.06%	101,642	67	0.07%	96,487	72	0.07%
Money market accounts	559,745	2,417	0.43%	440,597	1,907	0.43%	331,887	1,192	0.36%
Certificates of deposit	491,235	5,722	1.16%	537,149	6,544	1.22%	529,600	6,518	1.23%

Total interest-bearing deposits	1,447,036	8,700	0.60%	1,350,164	9,033	0.67%	1,219,674	8,434	0.69%

FHLB advances	296,016	5,875	1.98%	293,316	6,845	2.33%	343,840	7,947	2.31%

Total interest-bearing liabilities	1,743,051	14,575	0.84%	1,643,480	15,878	0.97%	1,563,514	16,381	1.05%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	167,517			137,475			122,400
Other noninterest-bearing liabilities	21,596			18,185			17,144

Total liabilities	1,932,164			1,799,140			1,703,058
Total equity	189,457			186,658			179,526

Total liabilities and equity	$2,121,621			$1,985,798			$1,882,584

Net interest income		$52,542			$45,514			$42,854
Interest rate spread(3)			2.50%			2.26%			2.23%
Less: tax equivalent adjustment		316			313			123

Net interest income as reported		$52,225			$45,201			$42,731

Net interest-earning assets(4)	$268,069			$258,354			$245,994
Net interest margin(5)			2.60%			2.38%			2.36%
Tax equivalent effect			0.01%			0.01%			0.01%

Net interest margin on a fully tax equivalent basis			2.61%			2.39%			2.37%

Ratio of interest-earning assets to interest-bearing liabilities	115.38x			115.72x			115.73x

(1)
Includes loans held for sale, nonaccruing loan balances and interest received on such loans.

(2)
Includes securities available for sale, securities held to maturity and FHLB stock. Interest income from tax exempt securities is computed on a taxable equivalent basis using a tax rate of 35% for all periods presented. The yield on investments before tax-equivalent adjustments were 2.31%, 1.99% and 1.60% for the years ended December 31, 2015, 2014, and 2013, respectively.

(3)
Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)
Net interest margin represents net interest income divided by average total interest-earning assets.

 Rate/Volume

        Rate/Volume Analysis.    The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated, on a consolidated basis. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2015 v. 2014			Year Ended December 31, 2014 v. 2013

	Increase (Decrease) Due to Changes in		Total Increase	Increase (Decrease) Due to Changes in		Total Increase

(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

Interest-earning assets:
Loans	$4,397	$637	$5,034	$1,846	$(1,474)	$372
Investment securities	12	718	730	666	1,130	1,796
Other interest-earning assets	(44)	5	(39)	(11)	0	(11)

Total interest-earning assets	4,365	1,360	5,725	2,501	(344)	2,157

Interest-bearing liabilities:
Savings accounts	29	(52)	(23)	22	(159)	(137)
NOW accounts	5	(3)	2	4	(9)	(5)
Money market accounts	515	(5)	510	340	375	715
Certificates of deposit	(543)	(279)	(822)	93	(67)	26

Total interest-bearing deposits	6	(339)	(333)	459	140	599

FHLB advances	62	(1,032)	(970)	(1,158)	56	(1,102)

Total interest-bearing liabilities	68	(1,371)	(1,303)	(699)	196	(503)

Change in net interest income	$4,297	$2,731	$7,028	$3,200	$(540)	$2,660

        Interest and Dividend Income.    Interest and dividend income increased $5.7 million, or 9.4%, to $66.8 million for the year ended December 31, 2015, compared to $61.1 million for the year ended December 31, 2014. The increase was primarily due to a $5.0 million, or 8.9%, increase in interest on loans and loans held for sale to $61.4 million for the year ended December 31, 2015 from $56.4 million for the year ended December 31, 2014. The increase in loan interest income was as result of a 5.8% increase in average loans outstanding as well as the shift in mix to higher yielding commercial loans. Interest and dividend income on securities rose by $559,000, or 13.2%, from $4.2 million for the year ended December 31, 2014 to $4.8 million for the year ended December 31, 2015. The increase in investment income in 2015 was primarily due to repositioning the portfolio during the year, which increased the portfolio yield by 31 basis points to 2.44% for the year ended 2015 compared to 2.13% for 2014.

        Interest Expense.    Interest expense decreased $1.3 million, or 8.2%, to $14.6 million for the year ended December 31, 2015 from $15.9 million for the year ended December 31, 2014. The decrease resulted from a $970,000 decrease in interest expense on borrowings as well as a $333,000 decrease in interest expense on interest-bearing deposits. The decrease in interest expense on borrowings resulted from the early pre-payment of higher cost FHLB borrowings, which lowered the cost of borrowings from 2.33% in 2014 to 1.98% in 2015. HarborOne Bank incurred a prepayment fee of $980,000 in order to terminate these fixed-rate borrowings prior to maturity. The decrease in interest expense on deposits resulted from a change in the mix of deposits due to an increase in non-certificates of deposit. Average non-certificates of deposit increased by $172.9 million, or 18.2%, to an average balance of $1.1 billion for the year ended December 31, 2015 compared to $950.5 million for the year ended December 31, 2014. The cost of interest-bearing non-certificates of deposit remained the same at 31 basis points in 2015 as in 2014, versus the cost of certificates of deposits, which declined to 1.16% in 2015 from 1.22% in 2014.

        Net Interest and Dividend Income.    Net interest and dividend income increased $7.0 million, or 15.5%, to $52.2 million for the year ended December 31, 2015 from $45.2 million for the year ended December 31, 2014. Growth in higher yielding commercial loans was primarily funded with lower cost non-certificates of deposit. The net interest spread increased 24 basis to 2.50% in 2015 from 2.26% in 2014 and net interest margin rose by 22 basis points to 2.61% in 2015 from 2.39% in 2014.

HarborOne Bank Segment

        Net Income.    Bank net income increased by $1.8 million to $4.3 million for the year ended December 31, 2015 from $2.6 million for the year ended December 31, 2014, with pre-tax income increasing by $2.1 million to $6.0 million in 2015 from $3.9 million in 2014. The increases in pre-tax and net income reflected a $7.3 million increase in net interest income, a $1.7 million increase in noninterest income and a $1.3 million decrease in the provision for loan losses, partially offset by a $6.9 million increase in noninterest expenses and a $281,000 increase in the provision for income taxes.

        Provision for Loan Losses.    We recorded a provision for loan losses of $1.3 million for the year ended December 31, 2015 and $2.6 million for the year ended December 31, 2014. The decrease in provision reflects a decrease in the level of net charge offs to $1.5 million in 2015 from $3.2 million in 2014. Additionally, credit quality improved as nonaccrual loans declined to $29.4 million at December 31, 2015 from $35.3 million at December 31, 2014, and loans delinquent 90 days or more declined to $11.3 million as of December 31, 2015 from $16.2 million at December 31, 2014. The continued improvement in credit quality factors was partially offset by the continued shift in the composition of the loan portfolio to a higher percentage of commercial lending which requires a higher level of loan loss reserve than loans secured by autos and residential property.

        Noninterest Income.    Noninterest income increased $1.7 million, or 11.1% to $17.3 million for the year ended December 31, 2015 compared to $15.6 million for the year ended December 31, 2014. The increase was driven by an increase in bank-owned life insurance income of $778,000, an increase in commercial loan swap fee income of $474,000 recorded in other income. There were no commercial loan swaps recorded in 2014.

        Noninterest Expense.    Noninterest expense increased $6.9 million, or 12.8%, to $61.2 million for the year ended December 31, 2015 from $54.3 million for the year ended December 31, 2014. Elements of the increase in noninterest expense included increased salaries and benefit costs of $4.6 million, as HarborOne Bank continued its hiring of additional commercial lending and credit support staff during 2015, and opened its first commercial loan production office. Occupancy and equipment expense increased $814,000, or 10.7%, due to the unprecedented snowfall in 2015, resulting in an increase of $409,000 related to snow removal costs.

        Income Tax Provision.    Provision for income taxes increased $281,000 to $1.6 million for the year ended December 31, 2015 from $1.4 million for the year ended December 31, 2014. The increased provision for income taxes was mainly due to the $2.1 million increase in pre-tax earnings in 2015, offset by a decrease in the effective rate to 27.3% from 34.4%.

Merrimack Mortgage Segment

  Results of Operations Since Acquisition on July 1, 2015 to December 31, 2015.

        Results of operations for Merrimack Mortgage are discussed below. HarborOne Bank acquired Merrimack Mortgage on July 1, 2015.

        Merrimack Mortgage's results were benefited by the continuation of a low interest rate environment through 2015, which aided home affordability and refinance activity. Merrimack Mortgage had favorable gain on sales due to higher retail, government and purchase activity. In the six months ending December 31, 2015, Merrimack Mortgage originated loans totaling $547.8 million. Merrimack Mortgage's loan servicing portfolio grew from $466.3 million at June 30, 2015 to $708.7 million at December 31, 2015.

        Non-interest Income.    During the six months ended December 31, 2015, non-interest income totaled $18.0 million. Included in this amount were gains on sales of mortgage loans and derivative gains and losses of $15.0 million and loan fees, including servicing related income, of $2.9 million.

        Merrimack Mortgage originated $547.8 million of residential mortgage loans and experienced gross revenue of 2.74% of the underlying mortgage amount during the six months ended December 31, 2015. The following tables provide additional detail (dollars presented in thousands):

Source	Loan Amount	No. of Loans	% of Total No.
Retail Offices	$428,835	1,810	75.7%
Third Party	118,963	581	24.3%

Total	$547,797	2,391	100.0%

Product Type	Loan Amount	No. of Loans	% of Total No.
Conventional	$301,783	1,275	53.3%
Government	184,843	874	36.6%
State Housing Agency	33,851	202	8.4%
Jumbo	26,992	37	1.5%
Seconds	327	3	0.1%

Total	$547,797	2,391	100.0%

Purpose	Loan Amount	No. of Loans	% of Total No.
Purchase	$412,682	1,851	77.4%
Refinance	133,008	534	22.3%
Construction	2,108	6	0.3%

Total	$547,797	2,391	100.0%

        Included in the gain on mortgage sales was $2.6 million of originated mortgage servicing rights. During the six months ended December 31, 2015, Merrimack Mortgage sold $259.0 million of loans to Freddie Mac, Fannie Mae and Ginnie Mae and recorded an average originated mortgage servicing right gain of 1.02% of the underlying mortgage amount.

        Merrimack Mortgage's mortgage loan servicing income of $2.9 million for the six months ended December 31, 2015 consisted of $1.9 million in processing, underwriting and closing fees from customers and secondary market loan servicing fees net of loan guarantee fees of $728,000. As of December 31, 2015, the unpaid balance of the servicing portfolio totaled $708.7 million as compared to $466.3 million at June 30, 2015. In addition, the fair value adjustments on mortgage servicing rights assets totaled $283,000 for the six months ended December 31, 2015. The increase in the fair value was driven primarily by the increase in market interest rates during the six month period. Increasing interest rates generally result in increased mortgage servicing rights values as the assumption for prepayment speeds of the underlying mortgage loans tends to decrease.

        Non-Interest Expense.    Salary and benefits expenses totaled $12.5 million for the six months ended December 31, 2015. Salary expense was primarily commission-related expenses of $7.1 million, or 1.31% of closed loan volume.

        Loan expenses totaled $2.8 million for the six months ended December 31, 2015, and included direct loan origination expenses of $1.9 million associated with the origination of $547.8 million of mortgage loans, $333,000 for sub-servicing related expenses including $59,000 expense for the transfer of sub-servicing providers and $200,000 in repurchase reserve expense.

        Occupancy expense totaled $853,000 for the six months ended December 31, 2015, and primarily consisted of rent and other expenses associated with the retail branch network and corporate office.

Risk Management

        Overview.    Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk, market risk and liquidity risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or security when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are recorded at fair value. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers when due. Other risks that we face are operational risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

        Credit Risk Management.    Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. This strategy also emphasizes conservative loan-to-value and debt coverage ratios. In addition, during each calendar year, we engage an outside loan review firm to perform a thorough review of our commercial real estate and commercial loan portfolio. This review involves analyzing the majority of our large borrowing relationships, delinquency trends and loan collateral valuation and credit documentation in order to identify any deficiencies in our underwriting process and credit administration.

        When a borrower fails to make a required loan payment, management takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. As a general rule, we make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made, and a plan of collection is pursued for each individual loan based on the loan type and risk level. An assessment of the borrower's prospects to bring the loan current, the financial strength and commitment of any guarantors, the type and value of the collateral securing the loan and other factors are considered in the collection process. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure or acquired by us at foreclosure and later sold. We may consider loan workout arrangements with certain borrowers under certain circumstances or we may sell the nonperforming loans. If collection activity is unsuccessful, loans will be charged off when deemed uncollectible and in accordance with regulatory guidelines. The board of directors is provided a delinquency status of the loan portfolio on a monthly basis.

        Nonperforming Assets.    We consider foreclosed and repossessed assets, loans that are maintained on a nonaccrual basis and loans that are past 90 days or more and still accruing to be nonperforming assets. Loans are generally placed on nonaccrual status when they are classified as impaired or when they become 90 days or more past due. Loans are classified as impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Included in impaired loans are performing troubled debt restructurings. At the time a loan is placed on nonaccrual status, the accrual of interest ceases and interest income previously accrued on such loans is reversed against current period interest income. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or reported as income according to management's judgment as to the collectability of principal.

        Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost or fair market value at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income. Repossessed assets includes automobiles to be sold which are recorded at estimated fair value, less costs to sell, with the initial charge to the allowance for loan losses and the subsequent gain or loss on sale recorded to foreclosed and repossessed assets expense.

        Troubled debt restructurings occur when we grant borrowers concessions that we would not otherwise grant but for economic or legal reasons pertaining to the borrower's financial difficulties. We may modify the terms of loans to lower interest rates (which may be at below market rates) or to provide for temporary interest-only terms, or to defer the payment of interest. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. We generally do not forgive principal on loans. Once the borrower has demonstrated sustained performance with the modified terms, the loan may be upgraded from its classified and/or nonperforming status.

        The following table provides information with respect to our nonperforming assets, including troubled debt restructurings, at the dates indicated. We did not have any accruing loans past due 90 days or more at the dates presented.

Nonperforming Assets

	At December 31,

(Dollars in thousands)	2015	2014	2013	2012	2011

Nonaccrual loans:
Residential real estate:
One- to four-family	$25,841	$31,333	$29,729	$33,991	$35,911
Second mortgages and equity lines of credit	2,386	1,102	2,301	2,126	2,166
Commercial real estate	—	1,241	654	373	2,711
Construction	136	—	482	1,677	1,677
Commercial	731	1,053	897	721	—
Consumer	333	555	175	568	489

Total nonaccrual loans(1)	29,427	35,284	34,238	39,456	42,954
Repossessed Assets:
One- to four-family residential	2,286	2,915	2,884	1,308	2,961

Other repossessed assets	61	11	11	140	46

Total nonperforming assets	31,774	38,210	37,133	40,904	45,961

Performing troubled debt restructurings	24,963	26,814	31,492	32,971	9,440

Total nonperforming assets and performing troubled debt restructurings	$56,737	$65,024	$68,625	$73,875	$55,401

Total nonperforming loans to total loans(2)	1.69%	2.12%	2.13%	2.57%	2.77%
Total nonperforming assets and performing troubled debt restructurings to total assets	2.62%	3.18%	3.51%	3.95%	2.96%
Total nonperforming assets to total assets	1.47%	1.87%	1.90%	2.19%	2.46%

(1)
$9.4 million troubled debt restructurings are included in total nonaccrual loans.

(2)
Loans are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

        Income related to nonaccrual loans included in interest income for the years ended December 31, 2015 and 2014, amounted to $3.1 million and $2.7 million, respectively.

        Classified Assets.    Federal regulations require us to review and classify assets on a regular basis. In addition, the FDIC and the Massachusetts Commissioner of Banks have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard assets" must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful assets" have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. When management classifies a loan as substandard or doubtful, a specific allowance for loan losses may be established. If management classifies a loan as loss, an amount equal to 100.0% of the portion of the loan classified loss is charged to the allowance for loan losses. The regulations also provide for a "special mention" category, described as loans that do not currently expose us to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving our close attention. We utilize a ten grade internal loan rating system for commercial real estate, commercial construction and commercial loans. See Note 6 to the Consolidated Financial Statements.

        The following table presents our risk rated loans considered classified or special mention in accordance with our internal risk rating system.

	At December 31,

(In thousands)	2015	2014	2013

Classified loans:
Substandard	$645	$2,040	$25
Doubtful	393	551	561
Loss	—	—	26

Total classified loans	1,038	2,591	612

Special mention	3,362	1,064	1,956

Total criticized loans	$4,400	$3,655	$2,568

        None of the special mention assets at December 31, 2015 were on nonaccrual.

        Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

        Delinquencies.    The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At December 31,

	2015			2014			2013			2012			2011

	Days Past Due			Days Past Due			Days Past Due			Days Past Due			Days Past Due

(In thousands)	30 - 59	60 - 89	90 or more	30 - 59	60 - 89	90 or more	30 - 59	60 - 89	90 or more	30 - 59	60 - 89	90 or more	30 - 59	60 - 89	90 or more

Residential real estate:
One- to four-family	$5,779	$419	$9,978	$8,072	$1,455	$14,670	$10,658	$5,599	$12,776	$11,118	$718	$18,126	$10,328	$2,378	$15,402
Second mortgages and equity lines of credit	610	164	844	937	645	590	1,174	817	429	933	373	1,159	725	439	1,109
Commercial real estate	—	—	173	—	—	279	—	296	357	303	—	373	1,026	2,947	373
Construction	—	—	136	—	—	—	—	—	481	—	—	1,456	—	—	1,677
Commercial	18	—	—	2,466	39	349	17	—	572	—	3	718	550	312	—
Consumer	2,272	385	193	3,429	532	328	4,916	423	175	4,663	642	538	4,204	691	475

Total	$8,679	$968	$11,324	$14,904	$2,671	$16,216	$16,765	$7,135	$14,790	$17,017	$1,736	$22,370	$16,833	$6,767	$19,036

        Allowance for Loan Losses.    The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

        Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) an allocated component related to impaired loans; (2) a general component related to the remainder of the loan portfolio and (3) an unallocated component related to overall uncertainties that could affect management's estimate of probable losses. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

        General Component.    The general component of the allowance for loan losses relates to loans that are not determined to be impaired. Management determines the appropriate loss factor for each group of loans with similar risk characteristics within the portfolio based on loss experience and qualitative and environmental factors for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan's risk profile to be similar to another. We consider qualitative or environmental factors that are likely to cause estimated credit losses associated with our existing portfolio to differ from historical loss experience, including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, nonaccrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; the existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses. Our qualitative, environmental factors and historical loss experience are reviewed on a quarterly basis to ensure they are reflective of current conditions in our loan portfolio and the economy.

        Allocated Component.    The allocated component of the allowance for loan losses relates to loans that are individually evaluated and determined to be impaired. The allowance for each impaired loan is determined by either the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is collateral dependent, by the fair value of the collateral. We identify a loan as impaired when, based upon current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management evaluates individual loans other than smaller-balance homogeneous loans for impairment. If a loan is determined to be impaired, an individual loss assessment is performed to determine the probability of a loss and, if applicable, the estimated measurement of the loss. Smaller-balance homogeneous loans, such as residential real estate loans and consumer loans, are generally excluded from an individual impairment analysis and are collectively evaluated by management to estimate losses inherent in those loans. However, certain smaller-balance homogeneous loans will be individually evaluated for impairment when they reach nonperforming status or become subject to a restructuring agreement.

        Unallocated Component.    Management maintains an unallocated component within the allowance for loan losses to cover uncertainties that could affect our overall estimate of probable losses. This component recognizes the imprecision inherent in the assumptions used in the methodologies for estimating the allocated and general components of the allowance, and is generally not a significant component of the overall allowance.

        We identify loans that may need to be charged off as a loss by reviewing all impaired loans and related loss analyses. Loan losses are charged against the allowance when we believe the uncollectibility of the loan balance is confirmed. A borrower's inability to make payments under the terms of the loan and a shortfall in collateral value would generally result in our charging off the loan to the extent of the loss deemed to be confirmed.

        At December 31, 2015, our allowance for loan losses was $13.7 million, or 0.79% of total loans and 46.6% of nonperforming loans. At December 31, 2014, our allowance for loan losses was $13.9 million, or 0.84% of total loans and 39.5% of nonperforming loans. Nonperforming loans at December 31, 2015 were $29.4 million, or 1.69% of total loans, compared to $35.3 million, or 2.12% of total loans, at December 31, 2014 and $34.2 million, or 2.13% of total loans, at December 31, 2013. The allowance for loan losses is maintained at a level that represents management's best estimate of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for loan losses will be adequate to cover losses which may be realized in the future or that additional provisions for loan losses will not be required.

        Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the FDIC and the Massachusetts Commissioner of Banks, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,

	2015			2014			2013			2012			2011

(Dollars in thousands)	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans

Residential real estate:
One- to four-family	$5,000	36.50%	41.07%	$6,968	50.01%	46.51%	$5,968	41.08%	50.66%	$8,545	49.52%	51.37%	$9,903	55.41%	50.59%
Second mortgages and equity lines of credit	816	5.95	5.74	787	5.65	5.78	765	5.27	6.04	819	4.75	6.89	461	2.58	8.01
Commercial real estate	4,365	31.86	15.34	2,628	18.86	8.62	1,988	13.68	4.01	1,272	7.37	2.81	1,435	8.03	1.73
Construction	581	4.24	2.07	452	3.24	1.58	899	6.19	1.87	819	4.75	1.35	418	2.34	0.90
Commercial	1,454	10.61	4.07	1,095	7.86	2.87	1,141	7.85	1.44	985	5.71	1.08	754	4.22	1.01
Consumer:	830	6.06	31.71	1,255	9.01	34.64	2,448	16.85	35.98	2,386	13.83	36.50	2,478	13.86	37.76

Total general and allocated allowance	13,046	95.23	100%	13,185	94.62	100%	13,209	90.91	100%	14,826	85.93	100%	15,449	86.44	100%

Unallocated	654	4.77		749	5.38		1,320	9.09		2,428	14.07		2,424	13.56

Total	$13,700	100.00%		$13,934	100.00%		$14,529	100.00%		$17,254	100.00%		$17,873	100.00%

        Analysis of Loan Loss Experience.    The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	For the Year Ended December 31,

(Dollars in thousands)	2015	2014	2013	2012	2011

Allowance at beginning of period	$13,934	$14,529	$17,254	$17,873	$16,736

Provision for loan losses	1,257	2,589	2,235	3,839	4,024

Charge offs:
Residential real estate:
One- to four-family	(860)	(2,223)	(2,977)	(2,430)	(1,193)
Second mortgages and equity lines of credit	(161)	(352)	(385)	(950)	(356)
Commercial real estate	—	(67)	(41)	—	(116)
Construction	—	(67)	(631)	(221)	—
Commercial	—	(229)	(110)	—	(212)
Consumer:	(1,007)	(949)	(1,146)	(1,191)	(1,361)

Total charge-offs	(2,028)	(3,887)	(5,290)	(4,792)	(3,238)

Recoveries:
Residential real estate:
One- to four-family	358	393	54	114	154
Second mortgages and equity lines of credit	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction	—	130	—	—	—
Commercial	7	2	—	—	1
Consumer:	172	178	276	220	196

Total recoveries	537	703	330	334	351

Net charge-offs	1,491	3,184	4,960	4,458	2,887

Allowance at end of period	$13,700	$13,934	$14,529	$17,254	$17,873

Total loans outstanding(1)	$1,743,088	$1,665,828	$1,606,343	$1,535,275	$1,548,541
Average loans outstanding	$1,746,346	$1,618,958	$1,566,556	$1,585,499	$1,499,741
Allowance for loan losses as a percent of total loans outstanding(1)	0.79%	0.84%	0.90%	1.12%	1.15%
Net loans charged off as a percent of average loans outstanding	0.09%	0.20%	0.32%	0.28%	0.19%
Allowance for loan losses to nonperforming loans	46.56%	39.49%	42.44%	43.73%	41.61%

(1)
Loans are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

        Provision for loan losses has declined steadily from 2011 to 2015, from $4.0 million for the year ended December 31, 2011 to $1.3 million for the year ended December 31, 2015. This decline generally reflects declines in nonaccrual and impaired loans over the same period and declines in net charge offs since 2013. Charge off rates, as the basis for residential real estate and consumer loan general reserve allocations, directly impacts the allowance for loan loss analysis as does lower allocated reserves resulting from the improved credit quality. These improvements have recently been somewhat offset by commercial and commercial real estate loan growth.

        Interest Rate Risk Management.    We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment on our profitability. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes originating 15-year and shorter fixed-rate and adjustable-rate loans for retention in our loan portfolio and selling long-term fixed-rate residential loans in the secondary market when appropriate. We also originate short-term auto loans, promote core deposit products, and use an appropriate mix and duration of investments and borrowings to help maintain the match on our balance sheet. We currently do not participate in balance sheet hedging programs, interest rate swaps (other than certain commercial loan level swaps) or other activities involving the use of derivative financial instruments.

        We have an asset/liability committee, which includes members of management, to communicate, coordinate and control all aspects involving asset-liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

        Net Interest Income Analysis.    Income simulation is the primary tool for measuring interest-rate risk inherent in our balance sheet at a given point in time by showing the effect on net interest income, over specified time frames and using different interest rate shocks and ramps. The assumptions include, but are not limited to, management's best assessment of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for account balances in each of the product lines offered and the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently changeable, and as a result, the model is not expected to precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from the simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in the balance sheet composition as well as market conditions. Assumptions are supported with quarterly back testing of the model to actual market rate shifts.

        As of December 31, 2015, net interest income simulation indicated that our exposure to changing interest rates was within our internal and regulatory guidelines. The following table presents the estimated impact of interest rate shock on our estimated net interest income over the period indicated:

At December 31, 2015
Changes in Interest Rates (basis points)(1)	Change in Net Interest Income Year One (% change From Year One Base)
+300	–6.08%
–100	–2.90%

(1)
The calculated change in net interest income assumes an instantaneous shock of the yield curve

        Economic Value of Equity Analysis.    We also use the net present value of equity at risk, or "EVE," methodology. This methodology calculates the difference between the present value of expected cash flows from assets and liabilities. The comparative scenarios assume an immediate parallel shift in the yield curve up 300 basis points and down 100 basis points.

        The board of directors and management review the methodology's measurements for both net interest income and EVE on a quarterly basis to determine whether the exposure resulting from the changes in interest rates remains within established tolerance levels and develops appropriate strategies to manage this exposure.

        The table below sets forth, as of December 31, 2015, the estimated changes in the net economic value of equity that would result from the designated changes in the United States Treasury yield curve under an instantaneous parallel shift for the Bank. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

At December 31, 2015
				EVE as Percentage of Economic Value of Assets
		Estimated Increase (Decrease) in EVE
Changes in Interest Rates (basis points)(1)	Estimated EVE			EVE Ratio(2)	Changes in Basis Points
		Amount	Percent
	(Dollars in thousands)
+300	$212,690	$(50,907)	(19.3)%	10.6%	(1.41)
0	$263,597	—	—	12.0%	—
–100	$252,941	$(10,656)	(4.0)%	11.4%	(0.69)

(1)
Assumes instantaneous parallel changes in interest rates.

(2)
EVE Ratio represents EVE divided by the economic value of assets.

        The table above indicates that at December 31, 2015, in the event of an instantaneous parallel 100 basis point decrease in interest rates, we would experience a 4.0% decrease in net portfolio value. In the event of an instantaneous 300 basis point increase in interest rates, we would experience a 19.3% decrease in net portfolio value.

        Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of our assets and liabilities can, during periods of declining or stable interest rates, provide sufficient returns to justify an increased exposure to sudden and unexpected increases in interest rates. We believe that our level of interest rate risk is acceptable using this approach.

        Liquidity Management and Capital Resources.    Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities, and borrowings from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, calls of investment securities and borrowed funds and prepayments on loans are greatly influenced by general interest rates, economic conditions and competition.

        Management regularly adjusts our investments in liquid assets based upon an assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our interest-rate risk and investment policies.

        Our cash flows are composed of three primary classifications: cash flows from operating activities, investing activities and financing activities. Net cash provided by operating activities was $29.4 million and $18.5 million for the years ended December 31, 2015 and 2014, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and loan purchases, the purchase of securities and the purchase of time deposits with other banks, offset by principal collections on loans, proceeds from the sale of securities, proceeds from redemption of time deposits and proceeds from maturing securities and sales of other real estate owned, and pay downs on mortgage-backed securities, was $79.6 million and $116.4 million for the years ended December 31, 2015 and 2014, respectively. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and FHLB advances, was $37.9 million and $75.0 million for the years ended December 31, 2015 and 2014, respectively, resulting from our strategy of managing growth and cash flows to preserve capital ratios and reduce expenses.

        HarborOne Bank is subject to various regulatory capital requirements. At December 31, 2015, HarborOne Bank exceeded all regulatory capital requirements and is considered "well capitalized" under regulatory guidelines. See "Supervision and Regulation—Federal Banking Regulation—Capital Requirements" and Note 18 to our Consolidated Financial Statements included elsewhere in this prospectus.

        At December 31, 2015, we had outstanding commitments to originate loans of $62.4 million and unadvanced funds on loans of $155.2 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2015 totaled $231.1 million. Management expects, based on historical experience, that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize FHLB advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Off-Balance Sheet Arrangements

        In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 14 to our Consolidated Financial Statements included elsewhere in this prospectus.

        For the years ended December 31, 2015 and 2014, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

        For a discussion of the impact of recent accounting pronouncements, see Note 1 to our Consolidated Financial Statements included elsewhere in this prospectus.

Effect of Inflation and Changing Prices

        The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

SUPERVISION AND REGULATION

General

        HarborOne Bank is a Massachusetts stock co-operative bank and will be the wholly-owned subsidiary of HarborOne Bancorp, Inc., a Massachusetts corporation that will be majority owned by HarborOne Mutual Bancshares, a Massachusetts mutual holding company. HarborOne Mutual Bancshares and HarborOne Bancorp will become registered bank holding companies in connection with the reorganization. HarborOne Bank's deposits are insured up to applicable limits by the FDIC and by the Share Insurance Fund established by Massachusetts General Laws, or the "MGL," for amounts in excess of the FDIC insurance limits. HarborOne Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. HarborOne Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. HarborOne Bank must comply with consumer protection regulations issued by the CFPB. HarborOne Bank is a member of and owns stock in the FHLB of Boston, which is one of the 12 regional banks in the FHLB System.

        As a bank holding company, HarborOne Bancorp will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve. HarborOne Bancorp will also be subject to the rules and regulations of the SEC under the federal securities laws.

        The federal and state regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of other creditors or shareholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve or the United States Congress, could have a material adverse impact on the financial condition and results of operations of HarborOne Bancorp and HarborOne Bank. As is further described below, the Dodd-Frank Act has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

        Set forth below are certain material regulatory requirements that are applicable to HarborOne Bank and will be applicable to HarborOne Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on HarborOne Bancorp and HarborOne Bank.

Holding Company Regulation

        General.    In connection with the reorganization, HarborOne Bancorp will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, or BHCA. As such, HarborOne Bancorp will be registered with the Federal Reserve and subject to regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve will have enforcement authority over HarborOne Bancorp. Among other things, this authority will enable the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to HarborOne Bank.

        Permissible Activities.    A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5.0% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities that the Federal Reserve had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto as of November 11, 1999. Some of the principal activities that the Federal Reserve had determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association whose direct and indirect activities are limited to those permitted for bank holding companies. A bank holding company that is well capitalized and well managed within the meaning of applicable regulations and whose subsidiary depository institutions are well capitalized, well managed and meet certain additional requirements, may elect to become a "financial holding company." Such an election allows a bank holding company to engage in a broader array of financial activities, including insurance and investment banking activities.

        Acquisition of Control.    The BHCA provides that no company may directly or indirectly acquire control of a bank without the prior approval of the Federal Reserve. Any company that acquires control of a bank becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and a company has "control" of a bank or other company if the company owns, controls or holds with power to vote 25.0% or more of any class of voting stock of the bank or other company, controls in any manner the election of a majority of the directors of the bank or other company or if the Federal Reserve determines, after notice and opportunity for hearings that HarborOne Bancorp has the power to exercise a controlling influence over the management or policies of the bank or other company. In addition, a bank holding company must obtain Federal Reserve approval prior to acquiring voting securities of a bank or bank holding company if, after such acquisition, the bank holding company would control more than 5.0% of any class of voting stock of the bank or bank holding company.

        In evaluating applications by bank holding companies to acquire banks or bank holding companies, the Federal Reserve must consider, among other things, the financial and managerial resources and future prospects of the company and institutions involved, the convenience and needs of the community, the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system, and competitive factors. The Federal Reserve may not approve a transaction that would result in a monopoly and may not approve a transaction that would substantially lessen competition in any banking market unless it finds that the anticompetitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In addition to the approval of the Federal Reserve, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

        Under the federal Change in Bank Control Act, no person, directly or indirectly or acting in concert with one or more other persons, may acquire control of an insured depository institution or a depository institution holding company unless the appropriate federal banking agency has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve is the appropriate federal banking agency with respect to an acquisition of control of a bank holding company. Acquisitions subject to approval under the BHCA are exempt from the prior notice requirement. Control, as defined under the Change in Bank Control Act, as implemented by the Federal Reserve with respect to bank holding companies, means the power to directly or indirectly direct the management or policies of a bank holding company or to vote 25.0% or more of any class of voting securities of the bank holding company. Acquisition of more than 10.0% of any class of a bank holding company's voting stock is subject to a rebuttable presumption of control by the Federal Reserve if the bank holding company has registered securities under section 12 of the Securities Exchange Act or if no other person will own, control or hold the power to vote a greater percentage of that class of voting stock immediately after the acquisition. There are also rebuttable presumptions in the regulations concerning whether a group is "acting in concert," including presumed concerted action among members of an "immediate family." Accordingly, the filing of a notice with the Federal Reserve would be required before any person or group of persons acting in concert could acquire 10.0% or more of the common stock of HarborOne Bancorp, unless the person or group of persons files a rebuttal of control that is accepted by the Federal Reserve.

        The Federal Reserve may prohibit a proposed acquisition of control if it finds, among other things, that:

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  the acquisition would result in a monopoly or substantially lessen competition;

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  the financial condition of the acquiring person might jeopardize the financial stability of the institution;

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  the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

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  the acquisition would have an adverse effect on the FDIC's Deposit Insurance Fund.

        Capital.    HarborOne Bancorp will be subject to the Federal Reserve's capital adequacy regulations for bank holding companies (on a consolidated basis). These capital standards have historically been similar to, though less stringent than, those of the FDIC for HarborOne Bank. Subject to certain exceptions, including an exception for bank holding companies with less than $1 billion of assets, the Dodd-Frank Act required the Federal Reserve to establish, for all bank holding companies, minimum consolidated capital requirements that are as stringent as those required for insured depository institutions. Under regulations enacted by the Federal Reserve and generally effective January 1, 2015, all such bank holding companies are subject to regulatory capital requirements that are the same as or more stringent than the capital requirements applicable to HarborOne Bank. These capital requirements include provisions that, when applicable, might limit the ability of HarborOne Bancorp to pay dividends to its shareholders or repurchase its shares. For a description of these capital requirements, see "—Federal Banking Regulation—Capital Requirements."

        Source of Strength.    Federal Reserve policy requires bank holding companies to act as a source of financial and managerial strength to their depository institution subsidiaries. The Dodd-Frank Act codified the requirement that holding companies act as a source of financial strength. As a result, HarborOne Bancorp will be expected to commit resources to support HarborOne Bank, including at times when HarborOne Bancorp may not be in a financial position to provide such resources.

        Dividends.    The Federal Reserve has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization's capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company's net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company's overall rate or earnings retention is inconsistent with the company's capital needs and overall financial condition. The policy statement also states that a bank holding company should inform and consult with the Federal Reserve supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of HarborOne Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions. In addition, the ability of HarborOne Bancorp to pay dividends may be restricted if HarborOne Bank becomes undercapitalized.

        Massachusetts Holding Company Regulation.    Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a co-operative bank, is regulated as a bank holding company. The term "company" is defined by the Massachusetts banking laws similarly to the definition of "company" under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5.0% of the voting stock of another banking institution; (ii) must register and file reports with the Massachusetts Commissioner of Banks; and (iii) is subject to examination by the Massachusetts Commissioner of Banks. Recent legislation enacted in Massachusetts provides an exemption from the requirement to obtain Board of Bank Incorporation approval for certain transactions involving a bank merger or consolidation subject to approval by the Massachusetts Commissioner of Banks. In addition, for a period of three years following completion of a stock issuance by a subsidiary of a mutual holding company, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10.0% of any class of equity security of such subsidiary without prior written approval of the Massachusetts Commissioner of Banks.

Federal Banking Regulation

        Business Activities.    Under federal law, all state-chartered FDIC-insured banks, including co-operative banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by Massachusetts law. Such grandfathered authority may be terminated under certain circumstances, including a change in charter or a determination by the FDIC that such investments pose a safety and soundness risk.

        The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a "financial subsidiary," if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

        Capital Requirements.    The Federal Reserve has issued risk-based and leverage capital rules applicable to bank holding companies such as HarborOne Bancorp, and the FDIC has issued similar rules that apply to insured state nonmember banks, such as HarborOne Bank. These guidelines are intended to reflect the relationship between the banking organization's capital and the degree of risk associated with its operations based on transactions recorded on-balance sheet as well as off-balance sheet items. The Federal Reserve and the FDIC may from time to time require that a banking organization maintain capital above the minimum levels discussed below, due to the banking organization's financial condition or actual or anticipated growth.

        The capital adequacy rules define qualifying capital instruments and specify minimum amounts of capital as a percentage of assets that banking organizations are required to maintain. Common equity Tier 1 capital for banks and bank holding companies consists of common stockholders' equity and related surplus. Tier 1 capital for banks and bank holding companies generally consists of the sum of common shareholders' equity, non-cumulative perpetual preferred stock, and related surplus and, in certain cases and subject to limitations, minority interest in consolidated subsidiaries, less goodwill, other non-qualifying intangible assets and certain other deductions. Tier 2 capital generally consists of hybrid capital instruments, perpetual debt and mandatory convertible debt securities, cumulative perpetual preferred stock, term subordinated debt and intermediate-term preferred stock, and, subject to limitations, allowances for loan losses. The sum of Tier 1 and Tier 2 capital less certain required deductions represents qualifying total risk-based capital.

        Under the capital rules, risk-based capital ratios are calculated by dividing Tier 1 and total risk-based capital, respectively, by risk-weighted assets. Assets and off-balance sheet credit equivalents are assigned to one of several risk-weight categories, based primarily on relative risk. The rules require banks and bank holding companies to maintain a minimum common equity Tier 1 capital ratio of 4.5%, a minimum Tier 1 capital ratio of 6.0%, a total capital ratio of 8.0% and a leverage ratio of 4.0%. Additionally, subject to a transition schedule, the capital rules require a bank holding company to establish a capital conservation buffer of common equity Tier 1 capital in an amount above the minimum risk-based capital requirements equal to 2.5% of total risk weighted assets, or face restrictions on the ability to pay dividends, pay discretionary bonuses, and to engage in share repurchases.

        Under rules effective January 1, 2015, a bank holding company, such as HarborOne Bancorp, is considered "well capitalized" if the bank holding company (i) has a total risk based capital ratio of at least 10.0%, (ii) has a Tier 1 risk-based capital ratio of at least 6.0%, and (iii) is not subject to any written agreement order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. In addition, the FDIC has amended its prompt corrective action rules to reflect the revisions made by the revised capital rules described above. Under the FDIC's revised rules, which became effective January 1, 2015, an insured state nonmember bank is considered "well capitalized" if it (i) has a total risk-based capital ratio of 10.0% or greater; (ii) a Tier 1 risk-based capital ratio of 8.0% or greater; (iii) a common Tier 1 equity ratio of 6.5% or greater, (iv) a leverage capital ratio of 5.0% or greater; and (iv) is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

        HarborOne Bank is considered "well capitalized" under all regulatory definitions, and HarborOne Bancorp is expected to be "well capitalized" upon completion of the reorganization and stock issuance.

        Bank Dividends.    A state non-member bank may not make a capital distribution that would reduce its regulatory capital below the amount required by the FDIC's regulatory capital regulations or for the liquidation account established in connection with its conversion to stock form. In addition, beginning in 2016, HarborOne Bank's ability to pay dividends will be limited if HarborOne Bank does not have the capital conservation buffer required by the new capital rules, which may limit the ability of HarborOne Bancorp to pay dividends to its shareholders. See "—Capital Requirements."

        Community Reinvestment Act and Fair Lending Laws.    All institutions have a responsibility under the Community Reinvestment Act, or the "CRA," and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a state non-member bank, the FDIC is required to assess the institution's record of compliance with the CRA. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a state non-member bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. An institution's failure to comply with the provisions of the CRA could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The CRA requires all institutions insured by the FDIC to publicly disclose their rating. HarborOne Bank received a "Satisfactory" CRA rating in its most recent federal examination.

        Massachusetts has its own statutory counterpart to the CRA that is applicable to HarborOne Bank. The Massachusetts version is generally similar to the CRA but uses a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank's record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. HarborOne Bank's most recent rating under Massachusetts law was "Satisfactory."

        In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

        Transactions with Related Parties.    An insured depository institution's authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, is controlled by or is under common control with an insured depository institution such as HarborOne Bank; however, a subsidiary of a bank that engages in bank permissible activities is generally not treated as an affiliate. HarborOne Mutual Bancshares and HarborOne Bancorp will be affiliates of HarborOne Bank because of their control of HarborOne Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. Transactions with affiliates also must be consistent with safe and sound banking practices, generally not involve the purchase of low-quality assets and be on terms that are as favorable to the insured depository institution as comparable transactions with non-affiliates.

        HarborOne Bank's authority to extend credit to its directors, executive officers and 10.0% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these provisions generally require that extensions of credit to insiders:

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  be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

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  not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of HarborOne Bank's capital.

        In addition, extensions of credit in excess of certain limits must be approved by HarborOne Bank's loan committee or board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

        Enforcement.    The FDIC has extensive enforcement responsibility over state non-member banks and has authority to bring enforcement actions against all "institution-affiliated parties," including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action by the FDIC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the institution became "critically undercapitalized." The FDIC may also appoint itself as conservator or receiver for an insured state non-member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment without federal assistance. The FDIC also has the authority to terminate deposit insurance.

        Standards for Safety and Soundness.    Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

        Interstate Banking and Branching.    Federal law permits well-capitalized and well-managed bank holding companies to acquire banks in any state, subject to Federal Reserve approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, pursuant to the Dodd-Frank Act, banks are now permitted to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for banks chartered by the host state.

        Prompt Corrective Action Regulations.    The FDIC is required by law to take supervisory action against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution's level of capital.

        An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a Tier 1 leverage ratio of less than 4.0% is considered to be "undercapitalized." An institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a Tier 1 leverage ratio of less than 3.0% is considered to be "significantly undercapitalized." An institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized."

        Generally, a receiver or conservator must be appointed for an institution that is "critically undercapitalized" within specific time frames. The regulations also provide that a capital restoration plan must be filed with the FDIC within 45 days of the date that an institution is deemed to have received notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Any holding company of an institution that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the institution's assets at the time it was deemed to be undercapitalized by the FDIC or the amount necessary to restore the institution to adequately capitalized status. This guarantee remains in place until the FDIC notifies the institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The FDIC may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

        Insurance of Deposit Accounts.    The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured depository institutions such as HarborOne Bank. Deposit accounts in HarborOne Bank are insured by the FDIC up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

        Under the FDIC's risk-based assessment system, small institutions (generally, those with less than $10 billion of assets) are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution's risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates. Assessments are based on an institution's average consolidated total assets minus average tangible equity. Assessment rates (inclusive of possible adjustments) currently range from 2.5 to 45 basis points of each institution's total assets less tangible capital. The FDIC may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The FDIC's current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution's volume of deposits.

        In addition to the FDIC assessments, the Financing Corporation, or FICO, is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. As of September 30, 2015, the annualized FICO assessment was equal to 0.600 basis points of total assets less tangible capital.

        The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of HarborOne Bank. Management cannot predict what assessment rates will be in the future.

        Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

        Prohibitions Against Tying Arrangements.    State non-member banks are prohibited, subject to certain exceptions, from extending credit or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

        Federal Reserve System.    Federal Reserve regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). HarborOne Bank's required reserves can be in the form of vault cash and, if vault cash does not fully satisfy the required reserves, in the form of a balance maintained with the Federal Reserve Bank of Boston. The Federal Reserve regulations currently require that reserves be maintained against aggregate transaction accounts except for transaction accounts up to $15.2 million, which are exempt. Transaction accounts greater than $15.2 million up to $110.2 million have a reserve requirement of 3.0%, and those greater than $110.2 million have a reserve requirement of approximately $2.85 million plus 10.0% of the amount over $110.2 million. The Federal Reserve generally makes annual adjustments to the tiered reserves. HarborOne Bank is in compliance with these requirements.

        Federal Home Loan Bank System.    HarborOne Bank is a member of the FHLB of Boston, which is one of the 12 regional Federal Home Loan Banks comprising the FHLB System. Each FHLB serves as a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. As a member of the FHLB, HarborOne Bank is required to acquire and hold shares of capital stock in the FHLB. As of June 30, 2015, HarborOne Bank was in compliance with this requirement. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. HarborOne Bank reviews for impairment based on the ultimate recoverability of the cost basis of the FHLB stock. As of December 31, 2015, no impairment has been recognized.

        At its discretion, the FHLB may declare dividends on the stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. As a result of losses incurred, the Federal Home Loan Bank of Boston suspended and did not pay dividends in 2009 and 2010. However, the FHLB resumed payment of quarterly dividends in 2011 equal to an annual yield of 0.30% and continued to pay quarterly dividends in 2012 equal to an annual yield of 0.50% and in 2013 equal to an annual yield of 0.38%. In 2014 and 2015, the Federal Home Loan Bank of Boston paid quarterly dividends with an annual yield of 1.49% and 2.54%, respectively. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the FHLB stock held by HarborOne Bank.

Massachusetts Banking Laws and Supervision

        General.    As a Massachusetts stock co-operative bank, HarborOne Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts and payment of dividends. In addition, HarborOne Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be sanctioned. The Massachusetts Commissioner of Banks may suspend or remove directors or officers of a bank who have violated the law, conducted a bank's business in a manner that is unsafe, unsound or contrary to the depositors' interests, or been negligent in the performance of their duties. In addition, the Massachusetts Commissioner of Banks has the authority to appoint a receiver or conservator if it is determined that the bank is conducting its business in an unsafe or unauthorized manner, and under certain other circumstances.

        Lending Activities.    A Massachusetts co-operative bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made in accordance with applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.

        Insurance Sales.    A Massachusetts bank may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. HarborOne Bank does not sell or refer insurance products, and has not sought approval for insurance sales activities.

        Dividends.    A Massachusetts co-operative bank may declare cash dividends from net profits not more frequently than quarterly. Non-cash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank's capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

        Parity Authority.    A Massachusetts bank may, after providing 30 days' prior notice to the Massachusetts Commissioner of Banks, exercise any power and engage in any activity that has been authorized for national banks, federal savings associations or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal law and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

        Loans-to-One Borrower Limitations.    Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20.0% of the total of the bank's capital stock, surplus and undivided profits.

        Loans to a Bank's Insiders.    Massachusetts banking law prohibits any executive officer or director of a bank from borrowing or guaranteeing extensions of credit by such bank except to the extent permitted by federal law.

        Regulatory Enforcement Authority.    Any Massachusetts co-operative bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank's business in an unsafe or unsound manner or contrary to the depositors interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Massachusetts Commissioner of Banks also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner of impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to HarborOne Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney's fees in the case of certain violations of those statutes.

        Co-operative Central Bank and Share Insurance Fund.    All Massachusetts-chartered co-operative banks are required to be members of the Co-operative Central Bank, which maintains the Share Insurance Fund that insures co-operative bank deposits in excess of federal deposit insurance coverage. The Co-operative Central Bank is authorized to charge co-operative banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Assessment rates are based on the institution's risk category, similar to the method currently used to determine assessments by the FDIC discussed above under "—Federal Banking Regulation—Insurance of Deposit Accounts."

        Protection of Personal Information.    Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements, which became effective March 1, 2010, are similar to existing federal laws such as the Gramm-Leach-Bliley Act that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

        Massachusetts has additional statutes and regulations that are similar to certain of the federal provisions discussed below.

Other Regulations

        Interest and other charges collected or contracted for by HarborOne Bank are subject to state usury laws and federal laws concerning interest rates. HarborOne Bank's operations are also subject to federal laws applicable to credit transactions, such as the:

  •
  Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

  •
  Real Estate Settlement Procedures Act, which requires that borrowers of mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

  •
  Home Mortgage Disclosure Act, which requires financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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  Equal Credit Opportunity Act, which prohibits discrimination on the basis of race, creed or other prohibited factors in extending credit;

  •
  Fair Credit Reporting Act, which governs the use and provision of information to credit reporting agencies;

  •
  Biggert-Waters Flood Insurance Reform Act of 2012, which mandates flood insurance for mortgage loans secured by residential real estate in certain areas; and

  •
  rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

        In addition, the CFPB issues regulations and standards under these federal consumer protection laws that affect our consumer businesses. These include regulations setting "ability to repay" and "qualified mortgage" standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. HarborOne Bank is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

        The operations of HarborOne Bank also are subject to the:

  •
  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

  •
  Truth in Savings Act, which governs the disclosure of terms and conditions regarding interest and fees related to deposit accounts;

  •
  Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services;

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  Check Clearing for the 21st Century Act (also known as "Check 21"), which gives "substitute checks," such as digital check images and copies made from that image, the same legal standing as the original paper check;

  •
  USA PATRIOT Act, which requires depository institutions to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

  •
  Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution's privacy policy and provide such customers the opportunity to "opt out" of the sharing of certain personal financial information with unaffiliated third parties.

Federal Securities Laws

        Our common stock will be registered with the SEC under the Exchange Act. As a result of the registration, we will be subject to the periodic reporting requirements, proxy solicitation, insider trading restrictions and other provisions of the Exchange Act.

        All of the shares sold in this offering will be freely tradable unless purchased by our affiliates. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is our affiliate or who was our affiliate at any time during the preceding six months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of shares of our common stock then outstanding; or

  •
  the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements.

MANAGEMENT

Shared Management Structure

        Each of the directors of HarborOne Bancorp is also a director of HarborOne Bank. Additionally, each executive officer of HarborOne Bancorp is an executive officer of HarborOne Bank. We expect that HarborOne Bancorp and HarborOne Bank will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Directors

        The following table provides information regarding our directors as of December 31, 2015:

Name	Age	Position(s)	Director Since
Joseph F. Barry	74	Director	1987
James W. Blake	65	President, Chief Executive Officer, Clerk and Director	1995
David P. Frenette, Esq.(1)	60	Director	2007
Gordon Jezard(1)	81	Director	1983
Edward F. Kent(2)	85	Director	1983
Barry R. Koretz	70	Director	1987
Timothy R. Lynch(3)	60	Chairman of the Board	2011
Wallace H. Peckham, III(1)(2)(3)	73	Director	1981
Michael Sullivan(2)(3)	61	Director	2015

(1)
Member of the compensation committee.

(2)
Member of the audit committee.

(3)
Member of the nominating and corporate governance committee.

        The following includes a brief biography for each of our directors. The biography of each director also includes information regarding the experience, qualifications, attributes or skills that caused our board of directors to determine that such member of our board of directors should serve as a director. There are no family relationships among any of our directors or executive officers. Unless otherwise stated, each director has held his or her current occupation for the last five years.

        Joseph F. Barry retired in 2003 as Senior Vice President of HMI, Inc., a travel marketing firm located in Norwood, Massachusetts, after 14 years with the company. Before joining HMI, Inc., Mr. Barry was Vice President at Knapp Shoes, Inc. from 1986 to 1989 and Vice President at Herman Shoe International, Inc. from 1983 to 1986. Mr. Barry was selected to serve as a director because of his business experience and ability to assist us in strategic planning.

        James W. Blake has served as President and Chief Executive Officer of HarborOne Bank since 1995, after serving as Chief Operating Officer in 1993. Prior to joining HarborOne Bank, Mr. Blake was Senior Vice President of Retail Banking and Marketing at Mechanics Bank in Worcester, Massachusetts, from 1986 to 1993. Mr. Blake has served on the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Boston. Since 2011, he has served on the Signature Healthcare Executive Business Council, and the YMCA Foundation. He also currently serves on the board of the Connecticut Online Computer Center, a position he has held since 2003. He also served on the board of the Massachusetts Credit Union League, from 1998 to 2012. As President and Chief Executive Officer, Mr. Blake is familiar with our banking operations and provides the board of directors with insight into our challenges, opportunities and operations. In addition, he was selected to serve as a director because of his extensive banking experience and familiarity with our market area.

        David P. Frenette, Esq. is an attorney in solo practice in Brockton, Massachusetts, focusing primarily on elder care law, estate planning, residential and commercial real estate and business organization. Mr. Frenette has practiced law for nearly 25 years. Mr. Frenette was a partner at Frenette & Dukess from 1995 to 2012 and with Wheatley, Frenette & Dukess from 1990 to 1995, specializing in real estate closings for local banks, including HarborOne Bank. Mr. Frenette has served on the Board of Trustees of Signature Healthcare Brockton Hospital, since 1999, as well as on the Boards at the Old Colony YMCA since 1993. He is also an active member at Rotary Club of Brockton. Mr. Frenette was selected to serve as a director because of his extensive experience in the practice of law, particularly in real estate, and because of his involvement and knowledge of the local community.

        Gordon Jezard retired in 2012 after a 28-year career in the automotive parts and supplies retail business, as owner of and director of operations at Bettridge Auto Parts, Inc. in Brockton, Massachusetts, which he sold in 2012. Prior to his tenure at Bettridge Auto Parts, Inc., Mr. Jezard held management positions at Eastern Edison Co., an electric company in Brockton, Massachusetts. Mr. Jezard is a graduate of Northeastern University with degrees in Business Management and Electrical Engineering. Mr. Jezard was selected to serve as a director because of his knowledge of and experience working with small businesses.

        Edward F. Kent retired in 1999. Prior to retiring, Mr. Kent served as Vice President, Regulatory Affairs at Mitek Surgical Products Inc., a Johnson & Johnson Company, in Norwood, Massachusetts, and held management positions at Accumetrics, Inc., a healthcare company in San Diego, California, providing diagnostic testing, Beaver Surgical in Norwood, Massachusetts, and Acufex Microsurgical, Inc. in Norwood, Massachusetts. Mr. Kent is also the former owner of Kent Products Inc., a manufacturing company in Easton, Massachusetts. He graduated from Wentworth Institute of Technology with an aerospace engineering license and Boston University with a B.S. degree in aeronautical engineering. Mr. Kent also served in the U.S. Navy, receiving an honorable discharge in 1955. He has been an active member in the community, including having been a member of the board of the Goddard Hospital from 1983 to 1987, and a tutor at Trinity Catholic Academy in Brockton, Massachusetts and the Adult Learning Center in Brockton, Massachusetts. Mr. Kent was selected to serve as a director because of his knowledge of and service to our local community.

        Barry R. Koretz is President and founder of BKA Architects, Inc. in Brockton, Massachusetts, a full-service commercial architecture and design firm he started in 1974. As President of BKA Architects, Inc., Mr. Koretz is responsible for matters related to finance, administration, business development and project management of the 50-person firm with approximately $7 million in annual billings. Mr. Koretz has served as co-chair of the Signature Healthcare Executive Business Council since 2012 and the Signature Healthcare Capital Campaign Steering Committee since 2015, and as a director of the Brockton Boys and Girls Club since 2000. Previously, Mr. Koretz was a member of the Board of Trustees of Brockton Hospital and the boards of directors of Metro South Chamber of Commerce and the United Way of Greater Plymouth County. Mr. Koretz was selected to serve as a director because of his experience owning and managing a business in our market area, which, together with his knowledge of and service to our local community, provides a unique perspective on the needs of customers in our market area.

        Timothy R. Lynch has served as Chief Medical Officer at South Shore Physician Ambulatory Enterprise (SSPAE) in Weymouth, Massachusetts, since 2015, and practicing internist at South Shore Medical Center since 2013. Prior to joining SSPAE, Dr. Lynch was Lead Hospital Physician, South Region at Atrius Health from 2013 to 2015. From 1996 to 2013, Dr. Lynch held the following positions at Signature Healthcare: Vice President of Quality from 2011 to 2013; Vice President of the Medical Staff from 2010 to 2013; Vice Chairman, Physician Hospital Organization Board of Directors from 2003 to 2008; Trustee, Signature Healthcare Corporation from 2002 to 2013; Trustee, Signature Healthcare Brockton Hospital Incorporated from 2002 to 2013; and Patient Care Assessment Coordinator from 1996 to 2013. Dr. Lynch currently serves as a member of the board of directors of Health Provider Services Organization. Dr. Lynch was selected to serve as a director because of his management experience, including strategic planning, budget development and state, federal and industry regulatory compliance.

        Wallace H. Peckham, III retired in 2015 from Conley & Wood, CPA's P.C., in South Easton, Massachusetts, where he had worked since 2013 following its merger with the company he founded in 2010, Peckham & Eidlin, CPA's, P.C., in Brockton, Massachusetts. Mr. Peckham has been self-employed since 1982 as a certified public accountant in private practice throughout Brockton, Massachusetts, providing professional services to individuals and the business community. Mr. Peckham has been a member of the Board of Trustees of Signature Healthcare, Brockton Hospital since 2007 and served as chairman from 2013 to 2014. He is a member of the Rotary Club of Brockton. Mr. Peckham was selected to serve as a director because of his financial and accounting experience, which provides a unique perspective with respect to the preparation and review of our financial statements, the supervision of our independent auditors and the review and oversight of our financial controls and procedures, accounting practices and tax matters.

        Michael Sullivan has been a partner at the Ashcroft Law Firm, LLC in Boston, Massachusetts since 2009. Mr. Sullivan is recognized as an expert in government investigations, corporate compliance and ethics, fraud, corruption, health care and corporate security, with extensive policy and regulatory experience. Prior to joining the Ashcroft Law Firm, LLC, Mr. Sullivan was a United States Attorney for the District of Massachusetts from 2001 to 2009. From 2006 through 2008, Mr. Sullivan served as Director of the Bureau of Alcohol, Tobacco, Firearms and Explosives in Washington, DC and from 1995 to 2001 he served as the District Attorney for Plymouth County, Massachusetts. Mr. Sullivan has been a member of the board of directors of Signature Healthcare since May 2009, Old Colony YMCA since 1995, Continuing Education Institute from 1989 to 1994 and Consumer Credit Counseling Services from 1986 to 1989. Mr. Sullivan was selected to serve as a director because of his extensive policy and regulatory legal experience and continued service to the community.

Executive Officers

        The following table provides information regarding our executive officers who were not directors as of December 31, 2015. Our executive officers serve at the discretion of our board of directors and hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

Name	Age	Position(s)
Joseph F. Casey	55	Executive Vice President, Chief Operating Officer and Chief Financial Officer at HarborOne Bancorp and HarborOne Bank
Leo C. Donahue	66	Senior Vice President—Retail Officer at HarborOne Bank
Wayne F. Dunn	60	Senior Vice President—Chief Technology Officer at HarborOne Bank
Christopher K. Gibbons	63	Senior Vice President—Consumer Lending at HarborOne Bank
Mark T. Langone	48	Senior Vice President—Chief Enterprise Risk Officer at HarborOne Bank
Peter F. Makowiecki	55	Senior Vice President—Residential Lending at HarborOne Bank
David B. Reilly	50	Senior Vice President—Operations at HarborOne Bank
H. Scott Sanborn	52	Senior Vice President—Commercial Lending at HarborOne Bank
David E. Tryder	50	Senior Vice President and Chief Marketing Officer at HarborOne Bank
Patricia M. Williams	55	Senior Vice President—Human Resources at HarborOne Bank

        The following is a brief biography of each of our executive officers.

        Joseph F. Casey joined HarborOne Bank in 2004 and has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer since 2015. Prior to his current position, he served as Executive Vice President and Chief Financial Officer from 2006 to 2015 and Senior Vice President and Chief Financial Officer from 2004 to 2006. Before joining HarborOne Bank, Mr. Casey was Vice President at Seacoast Financial Services in New Bedford, Massachusetts and Senior Vice President, Chief Financial Officer and Treasurer at Compass Bank for Savings in New Bedford, Massachusetts from 2003 to 2004, and prior to that held various titles, including Chief Financial Officer, Treasurer, Controller and Internal Auditor during his 17 years with Andover Bancorp, Inc. in Andover, Massachusetts.

        Leo C. Donahue has served as Senior Vice President—Retail Officer since joining HarborOne Bank in 2007. Prior to joining HarborOne Bank, Mr. Donahue was a self-employed consultant from 2005 to 2007; Senior Vice President—Division Manager, Personal Banking Group at North Shore Bank in Peabody, Massachusetts from 2003 - 2004; and Senior Vice President—Division Manager, Personal Banking Group at Warren Five Cent Savings Bank in Peabody, Massachusetts from 1987 to 2003.

        Wayne F. Dunn has served as Senior Vice President—Chief Technology Officer since joining HarborOne Bank in 2008. Prior to joining HarborOne Bank, Mr. Dunn was Director, Enterprise Solutions at NWN Corporation in Waltham, Massachusetts from 2007 to 2008; Chief Technology Officer at Clearway Technology Partners in Medway, Massachusetts in 2007; and Senior Director, Enterprise Computing and Principal Consultant at AimNet Solutions, Inc. (acquired by Cognizant Technology Solutions Corporation) in Holliston, Massachusetts from 2001 to 2007.

        Christopher K. Gibbons joined HarborOne bank in August 1994 and has been the Senior Vice President—Consumer Lending since 1999. Prior to his current position, he served as Senior Vice President—Consumer Lending & Collections from 1999 to 2015 and Vice President—Consumer Lending from 1994 to 1999. Before joining HarborOne Bank, Mr. Gibbons worked at several banks in Abington, Massachusetts and Brockton, Massachusetts as Vice President—Consumer Lending.

        Mark T. Langone has served as Senior Vice President—Chief Enterprise Risk Officer since joining HarborOne Bank in 2015. Prior to joining HarborOne Bank, Mr. Langone was a bank examiner at the FDIC in Foxboro, Massachusetts, from 1990 to 2003 and 2012 to 2015; Senior Vice President—Director of Risk Governance and Senior Vice President—Credit Risk Management at Sovereign Bank (now Santander Bank, N.A.) in Boston, Massachusetts from 2004 to 2012; and Senior Vice President—Senior Risk Management at Compass Bank for Savings in New Bedford, Massachusetts, from 2003 to 2004.

        Peter F. Makowiecki has served as Senior Vice President—Residential Lending since joining HarborOne Bank in 2013. Prior to joining HarborOne Bank, Mr. Makowiecki held various titles, including Senior Vice President—Sales & Marketing and President of MetLife Home Loans, at MetLife Bank in Irving, Texas, from 2008 to 2010. Mr. Makowiecki was President and Chief Executive Officer of First Horizon Home Loan Corporation from 2005 to 2008 and Senior Executive Vice President—Chief Financial Officer of First Horizon Home Loan Corporation from 2000 to 2005.

        David B. Reilly has served as Senior Vice President—Operations since joining HarborOne Bank in 2008. Prior to joining HarborOne Bank, Mr. Reilly was Senior Vice President—Operations from 2004 to 2008 and Vice President—Director Alternative Delivery and Customer Service in 2004 at Rockland Trust Company in Rockland, Massachusetts; Technology Integration On-Site Coordinator at Citizens Bank in Providence, Rhode Island in 2003; and Director, Information Technology from 2000 to 2003 and Vice President—Call Center Operations and Retail Delivery from 1996 to 2003 at Cambridgeport Bank in Cambridge, Massachusetts.

        H. Scott Sanborn has served as Senior Vice President—Commercial Lending since joining HarborOne Bank in 2014. Prior to joining HarborOne Bank, Mr. Sanborn was Regional Vice President—Metro Boston & Rhode Island/Southeastern Massachusetts from 2011 to 2014 and Professionals Group Leader, Wealth from 2010 to 2011 at TD Bank in Boston, Massachusetts and Senior Vice President—Regional Executive & Professionals Market Leader from 2005 to 2010 and Senior Vice President—Market Manager from 2000 to 2004 at Sovereign Bank (now Santander Bank, N.A.) based in Boston, Massachusetts.

        David E. Tryder has served as Senior Vice President—Chief Marketing Officer since joining HarborOne Bank in 2014. Prior to joining HarborOne Bank, Mr. Tryder was Director—Digital Strategy Group in 2013, Director—Interactive & Relationship Marketing from 2009 to 2013, and Senior Manager—Interactive Marketing from 2005 to 2009 at Dunkin' Donuts in Canton, Massachusetts; Vice President—Marketing Director at Modem Media in Norwalk, Connecticut, from 2004 to 2005; Vice President—Marketing Director at Digitas, LLC in Boston, Massachusetts, from 2000 to 2004; and Product Manager—ATM Network and Online Banking at Fleet Bank in Boston, Massachusetts, from 1997 to 2000.

        Patricia M. Williams, Senior Vice President of Human Resources, joined HarborOne in 1986. During her tenure she has held the leadership role in the Human Resources Division and has been responsible for the development, implementation and oversight of Human Resources policies, training and development, benefits, talent acquisition and retention and culture.

Board Composition

        Our articles of organization provide that the size of our board of directors will be determined from time to time by resolution of our board of directors. Our board of directors currently consists of nine directors.

        Our articles of organization provide for a classified board of directors consisting of three classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Our directors are divided among the three classes as follows:

  •
  Class I directors will be David P. Frenette, Esq., Barry R. Koretz and Michael Sullivan, and their terms will expire at the annual meeting of shareholders to be held in 2017;

  •
  Class II directors will be Gordon Jezard, Edward F. Kent and Wallace H. Peckham, III, and their terms will expire at the annual meeting of shareholders to be held in 2018; and

  •
  Class III directors will be Joseph F. Barry, James W. Blake and Timothy R. Lynch, and their terms will expire at the annual meeting of shareholders to be held in 2019.

        The classification of our board of directors may have the effect of delaying or preventing changes in control of our company. We expect that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Independence of the Board of Directors and Board Committees

        The Nasdaq listing rules requires that independent directors compose a majority of a listed company's board of directors. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company's audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the Nasdaq listing rules, a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and, if so, must determine whether such affiliation would impair the director's judgment as a member of the compensation committee.

        Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family and other relationships, including those relationships described under the section of this prospectus entitled "Transactions with Related Parties," our board of directors determined that each of our directors, with the exception of James W. Blake, is "independent" under the Nasdaq listing rules. Mr. Blake is not considered independent because he currently serves as our president and chief executive officer. Our board of directors also determined that each member of the audit, compensation, and nominating and corporate governance committees satisfies the independence standards for such committees established by the SEC and the Nasdaq listing rules, as applicable. In making these determinations on the independence of our directors, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence.

Board Leadership Structure and the Role of the Board in Risk Oversight

        Board Leadership Structure.    The positions of our chairman of the board and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our board of directors' oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

        Although our bylaws do not require that we separate the chairman of the board and chief executive officer positions, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. Our board recognizes that depending on the circumstances, other leadership models, such as combining the role of chairman of the board with the role of chief executive officer, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

        Our independent directors will meet alone in executive session periodically. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.

        Role of the Board in Risk Oversight.    The board of directors is actively involved in oversight of risks that could affect HarborOne Bancorp including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. This oversight is conducted in part through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. The board of directors satisfies this responsibility through reports by each committee regarding its considerations and actions, regular reports from officers responsible for oversight of particular risks within HarborOne Bancorp as well as through internal and external audits. Risks relating to the direct operations of HarborOne Bank are further overseen by the board of directors of HarborOne Bank, who are the same individuals who serve on the board of directors of HarborOne Bancorp. Further, the board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

Committees of the Board

        Our board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

        Audit Committee.    The audit committee assists our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

        The members of the audit committee are Wallace H. Peckham, III, Edward F. Kent and Michael Sullivan, with Mr. Peckham serving as chair. Each member of the audit committee qualifies as an independent director under the corporate governance standards of the Nasdaq listing rules and the independence requirements of the Exchange Act. Our board of directors has determined that Mr. Peckham qualifies as an "audit committee financial expert" as such term is currently defined under SEC Rules. The audit committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq listing rules, which upon completion of this offering we will post on our website.

        Compensation Committee.    The compensation committee approves our compensation objectives, approves the compensation of the chief executive officer and approves or recommends to our board of directors for approval the compensation of other executives. The compensation committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

        The members of the compensation committee are David P. Frenette, Gordon Jezard and Wallace H. Peckham, III, with Mr. Frenette serving as chair. Each member of the compensation committee is a "non-employee director" under the Exchange Act and an "outside director" as defined by Section 162(m) of the Code, and each is an independent director as defined by the Nasdaq listing rules. The compensation committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq listing rules, which upon completion of this offering we will post on our website.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee recommends to our board of directors candidates for directorships and the structure and composition of our board and the board committees. In addition, the nominating and corporate governance committee develops and recommends to our board corporate governance guidelines and advises our board on corporate governance matters.

        The members of the nominating and corporate governance committee are Wallace H. Peckham, III, Timothy R. Lynch and Michael Sullivan, with Mr. Peckham serving as chair. Each member of the nominating and corporate governance committee is a "non-employee director" under the Exchange Act, and each is an independent director as defined by the Nasdaq listing rules. The nominating and corporate governance committee has adopted a written charter that satisfies the applicable standards of the Nasdaq listing rules, which upon completion of this offering we will post on our website.

        Our board of directors may establish other committees from time to time.

Compensation Committee Interlocks and Insider Participation

        During the year ended December 31, 2015, the members of the compensation committee were David P. Frenette, Gordon Jezard and Wallace H. Peckham, III, each of which are independent directors. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of the board of directors or compensation committee (or other committee performing equivalent functions) and any executive, member of our board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

Code of Business Conduct and Ethics

        Prior to the completion of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors including those officers responsible for financial reporting. Upon completion of this offering, we will post the code of business conduct and ethics on our website. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

        Summary Compensation Table.    The following table sets forth information regarding compensation awarded to, earned by or paid to our Chief Executive Officer and the two most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the year ended December 31, 2015. Each of these individuals is referred to as a "named executive officer."

Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($)(3)	Total ($)
James W. Blake	2015	$646,673	$420,339	(1)	$86,411	$1,153,423
President and Chief Executive Officer
Joseph F. Casey	2015	$390,748	$105,502	(2)	$52,385	$548,635
Executive Vice President, Chief Financial
Officer and Chief Operating Officer
H. Scott Sanborn	2015	$237,542	$53,447		$23,521	$314,510
Senior Vice President, Commercial Lending

(1)
Includes the amount of annual bonus paid in March 2016. Also includes the amount of deferred bonus that is vested but not payable until the earlier of termination of employment or the third anniversary of the December 31, 2015 grant date. Excludes payment of a one-time cash bonus in the amount of $928,678, which included $415,583 in tax gross up payment, to compensate Mr. Blake for the loss in benefits as a result of the termination of the collateral assignment split dollar life insurance arrangement.

(2)
Includes the amount of annual bonus paid in March 2016. Does not include the amount of deferred bonus that is accrued but subject to continued employment through the third anniversary of the December 31, 2015 grant date.

(3)
The table shown below shows the components of this column for 2015:

Name	401(k) Employer Contributions ($)	Country Club Membership ($)	Auto Allowance & Fuel Reimbursement ($)	Life & LTD Insurance Premiums ($)
Mr. Blake	$32,331	$750	$29,234	$24,096
Mr. Casey	$32,331	$—	$10,800	$9,254
Mr. Sanborn	$—	$16,631	$5,760	$1,130

Employment and Change in Control Agreements

        Employment Agreements.    HarborOne Bank and HarborOne Bancorp are parties to an employment agreement with each of James W. Blake, President and Chief Executive Officer, and Joseph F. Casey, Executive Vice President, Chief Financial Officer and Chief Operating Officer.

        Mr. Blake's employment agreement provides for a minimum annual base salary of $662,480 and Mr. Casey's employment agreement provides for a minimum annual base salary of $416,289. The employment agreements also provide for discretionary incentive and/or bonus compensation, participation on generally applicable terms and conditions in other compensation and fringe benefit plans, and certain perquisites, including for Mr. Blake, the use of an automobile and reimbursement of automobile-related expenses, club membership, travel to and attendance at industry conferences and seminars, five weeks paid vacation, life insurance equal to three times the executive's base salary, technology assistance for remote access to HarborOne Bank's and HarborOne Bancorp's systems, and supplemental medical insurance upon reaching age 65, and for Mr. Casey, a monthly automobile allowance of $900, four weeks paid vacation, life insurance equal to three times the executive's base salary, technology assistance for remote access to HarborOne Bank's and HarborOne Bancorp's systems, and supplemental medical insurance upon reaching age 65. HarborOne Bank and HarborOne Bancorp may terminate the executive's employment, and the executive may resign, at any time with or without good reason. In the event of termination without cause, HarborOne Bank and HarborOne Bancorp will pay to the executive, for a period of two years, severance benefits equal to his monthly base salary in effect at the time of his termination and annual incentive compensation equal to the average incentive compensation received by the executive during the three full fiscal years immediately preceding termination. HarborOne Bank and HarborOne Bancorp will also make an additional payment to the executive in an amount equal to the aggregate amount of employer contributions that would have been made to any qualified pension, profit sharing or 401(k) or similar plan on behalf of the executive if the executive had remained an employee of HarborOne Bank and HarborOne Bancorp for an additional 24-month period. In addition, HarborOne Bank and HarborOne Bancorp will make a monthly cash payment for 18 months or the executive's COBRA health continuation period, whichever ends earlier, in the amount that HarborOne Bank and HarborOne Bancorp would have made to provide health insurance to the executive. The same severance benefits would be payable if the executive resigns for good reason, which includes a failure to continue in his current position; a material change in responsibilities, functions or duties; any reassignment to a place of business more than 50 miles from Brockton, Massachusetts; or a material breach of the contract by HarborOne Bank and HarborOne Bancorp that is not cured within 30 days. In the event the executive's employment is involuntarily terminated for reasons other than for cause, disability or death, or the executive voluntary resigns for good reason, in either case after a change in control of HarborOne Bancorp, the severance benefits increase from two times the sum of the executive's base salary and average three-year bonus to three times the sum of the executive's base salary and average three-year bonus, and will be paid in a lump sum. Any payments required under the employment agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Code if such reduction would result in a higher after-tax amount to Mr. Blake or Mr. Casey. The employment agreements provide for certain post-employment obligations with respect to the executive's ability to compete with HarborOne Bank and HarborOne Bancorp and to solicit customers and employees of HarborOne Bank and HarborOne Bancorp.

        Change in Control Agreements.    In connection with the reorganization, HarborOne Bank and HarborOne Bancorp will enter into one-year change in control agreements with each of Leo Donahue, SVP, Retail Banking; Wayne F. Dunn, SVP, Chief Technology Officer; Christopher K. Gibbons, SVP, Consumer Lending; Mark Langone, SVP, Chief Enterprise Risk Officer; Peter Makowiecki, SVP, Residential Lending, Mortgage Servicing; David B. Reilly, SVP, Operations; H. Scott Sanborn, SVP, Commercial Lending; David Tryder, SVP, Chief Marketing Officer; and Patricia M. Williams, SVP, Human Resources. The agreements for all nine officers are substantially similar, and provide that if the executive's employment is involuntarily terminated for reasons other than for cause, disability or death, or the executive voluntary resigns for "good reason" on or within 12 months after the effective date of a change in control of HarborOne Bancorp, the executive would be entitled to a severance payment equal to his or her base salary and average three-year bonus. Such payment would be payable in a lump sum within ten days following the executive's date of termination. In addition, HarborOne Bank will make a monthly cash payment for 18 months or the executive's COBRA health continuation period, whichever ends earlier, in the amount that HarborOne Bank would have made to provide health insurance to the executive. Any payments required under the agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Code if such reduction would result in a higher after-tax amount to the executive.

Nonqualified Retirement Benefits

        Split Dollar Life Insurance Arrangements.    In 2000, HarborOne Bank entered into a collateral assignment split dollar life insurance arrangement with Mr. Blake in order to provide a death benefit to the executive's beneficiaries and to allow the executive access to the cash surrender value of the policy in excess of the amount of premiums paid by the Bank upon his retirement from HarborOne Bank. Since 2000, HarborOne Bank has paid $1,296,574 in premiums and the cash surrender value of the policy has increased to $1,809,669. In anticipation of the reorganization, HarborOne Bank terminated this arrangement with Mr. Blake, and Mr. Blake has transferred the ownership of the life insurance policy to HarborOne Bank. To compensate Mr. Blake for the loss in benefits as a result of the termination of the collateral assignment split dollar life insurance policy, HarborOne Bank made a payment to Mr. Blake of a one-time cash bonus in the amount of $928,678, which included $415,583 in tax gross up payment. In addition, HarborOne Bank and Mr. Blake have entered into a new endorsement split dollar life insurance agreement that will provide Mr. Blake with a $1,400,000 lifetime death benefit, which is equal to the death benefit that would have been provided to Mr. Blake under the old collateral assignment split dollar life insurance arrangement after adjusting for the amount received through the one-time cash bonus.

        Supplemental Executive Retirement Plan Agreements.    HarborOne Bank maintains a supplemental executive retirement plan agreement with Mr. Blake. Upon Mr. Blake's separation from service (other than termination for cause), disability or death, Mr. Blake (or his beneficiary in the case of death) shall receive a lump sum payment in an amount equal to the actuarial equivalent of a single life annuity equal to 60.0% of Mr. Blake's final average three-year salary and bonus reduced by the primary Social Security benefits payable upon Mr. Blake's separation from service and the amount payable to Mr. Blake from HarborOne Bank's 401(k) plan attributable to employer contributions. This lump sum payment is further reduced by the amount paid by HarborOne Bank to Mr. Blake when he reached age 65 in 2015 pursuant to his 2008 supplemental executive retirement plan agreement, with interest at a rate of 3.0% per year from the date of payment.

        HarborOne Bank is party to a supplemental executive retirement plan agreement with Mr. Casey, which was amended and restated in anticipation of the reorganization. Upon the earliest of attaining age 65, termination other than for cause, disability, death or a change in control of HarborOne Bank, Mr. Casey shall receive a lump sum payment equal to the actuarial equivalent value of a single life annuity equal to 60.0% of the executive's average three-year salary and bonus reduced by projected social security benefits and the amount payable to the executive from HarborOne Bank's 401(k) Plan attributable to employer contributions.

        Senior Management Long Term Incentive Plan.    Under the HarborOne Bank Senior Management Long Term Incentive Plan, all executive officers of HarborOne Bank with a title of Senior Vice President or above, including Mr. Blake and Mr. Casey, are granted cash awards equal to a percentage of the executive's base salary. Such awards are payable three years following the award, subject to the executive's continued employment with HarborOne Bank. Awards are immediately payable upon death, disability, retirement or separation from service within 24 months of a change in control of HarborOne Bank. HarborOne Bank anticipates that this plan will be discontinued upon the implementation of an equity incentive plan.

        ESOP Restoration Plan.    In connection with the reorganization, HarborOne Bank plans to adopt an ESOP Restoration Plan for the benefit of selected executives whose annual compensation exceeds the amount of annual compensation, currently $265,000, permitted to be recognized under the ESOP by the Code. Under the ESOP Restoration Plan, eligible participants would receive a credit each year equal to the amount they would have received under the ESOP but for the Internal Revenue Service-imposed compensation limit. Any benefits earned under the ESOP Restoration Plan would become payable the earliest of six months and a day after the participant's separation from service from the Bank, the participant's death, a change in control of HarborOne Bancorp or upon the termination of the ESOP Restoration Plan.

Benefit Plans

        401(k) Profit Sharing Plans.    HarborOne Bank currently maintains the HarborOne 401(k) Plan (the "HarborOne 401(k) Plan"), and Merrimack Mortgage maintains the Merrimack Mortgage, LLC Retirement Plan (the "Merrimack 401(k) Plan" and together with the HarborOne 401(k) Plan, the "401(k) Plans"), which are tax-qualified profit sharing plans with salary deferral features under Section 401(k) of the Code. All employees of the Bank who have attained age 21 and have completed three months of service are eligible to participate in the HarborOne401(k) Plan and make salary deferrals. All employees of the Bank who have attained age 21 and have completed one year of service are eligible to share in the Bank contributions to the HarborOne 401(k) Plan. All employees, other than seasonal employees, union employees, and nonresident alien employees of Merrimack Mortgage who have completed three months of service are eligible to participate in the Merrimack 401(k) Plan and make salary deferrals. Seasonal employees of Merrimack Mortgage who have attained age 21 and completed 1,000 hours of service are eligible to participate in the Merrimack 401(k) Plan.

        A participant may contribute up to 100.0% of his or her compensation to the HarborOne 401(k) Plan on a pre-tax or after-tax basis, subject to the limitations imposed by the Code. A participant may contribute up to 75.0% of his or her compensation to the Merrimack 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Code. For 2016, the deferral contribution limit is $18,000. A participant over age 50 may contribute an additional $6,000 to the 401(k) Plans. A participant in the HarborOne 401(k) Plan is always 100.0% vested in his or her salary deferral contributions, and will become vested in his or her share of Bank contributions under a six-year vesting schedule with 20.0% vesting after completion of two years of service, and increased by 20.0% for each subsequent year of service. A participant in the Merrimack 401(k) Plan is always 100.0% vested in his or her salary deferral contributions, and will become vested in his or her share of employer contributions under a four-year vesting schedule with 25.0% vesting after completion of one year of service, and increased by 25.0% for each subsequent year of service.

        Both 401(k) Plans provide certain in-service withdrawals, including hardship withdrawals and full withdrawals after age 59 1/2. Distributions from both 401(k) Plans are available in a lump sum or installments upon a participant's retirement, termination of employment, death or disability.

        The 401(k) Plans permit a participant to direct the investment of his or her own account into various investment options. In connection with the Reorganization, it is expected that participants will be allowed to invest all or a portion of their account balances in the 401(k) Plans in common stock of the Stock Holding Company, and may use such funds to purchase shares in the offering, subject to the purchase priorities in the 401(k) Plans. Participants in the 401(k) Plans may also be allowed to invest future elective deferrals in common stock of the Stock Holding Company.

        Employee Stock Ownership Plan.    In connection with the reorganization, HarborOne Bank plans to adopt the HarborOne Bank Employee Stock Ownership Plan, or the "ESOP." Employees who have attained age 21 and have completed one year of service will be eligible to participate in the ESOP. Participants will vest in the benefits allocated under the ESOP pursuant to a six-year vesting schedule, with 20.0% vesting after completion of two years of service, and increased by 20.0% for each subsequent completed year of service. A participant will also become fully vested at retirement, upon death or disability or upon termination of the ESOP. Any unvested shares that are forfeited upon a participant's termination of employment will be reallocated among the remaining ESOP participants.

        It is anticipated that HarborOne Bank will engage an independent third party trustee to purchase, on behalf of the ESOP, shares equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation. It is anticipated that the ESOP will fund 100.0% of its purchase of shares in the offering through a loan from HarborOne Bancorp, which will be repaid principally from HarborOne Bank's contributions to the ESOP and dividends payable on common stock held by the ESOP over the term of the loan. ESOP shares will be held in a suspense account and released as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants in accordance with compensation, on a pro rata basis.

        Participants may direct the plan trustee how to vote common stock credited to their accounts. The plan trustee will vote allocated shares held in the ESOP as instructed by the plan participants, and all unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

        Under applicable accounting requirements, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants' accounts.

Equity Incentive Plan

        Following the reorganization and offering, we intend to adopt an equity incentive plan that will provide for grants of stock options and restricted stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize the grant of stock options and shares of restricted stock, not to exceed 10.0% and 4.0%, respectively, of the shares sold in the offering and issued to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the reorganization.

        The equity incentive plan will not be established sooner than six months after the reorganization and, if adopted within one year after the reorganization, would require the approval by our shareholders owning two-thirds of the outstanding shares of common stock of HarborOne Bancorp. If the equity incentive plan is established more than one year after the reorganization, it would require the approval of our shareholders by a majority of votes cast. The following additional restrictions would apply to our equity incentive plan only if the plan is adopted within one year after the offering:

  •
  non-employee directors in the aggregate may not receive more than 30.0% of the options and restricted stock awards authorized under the plan;

  •
  any non-employee director may not receive more than 5.0% of the options and restricted stock awards authorized under the plan;

  •
  any officer or employee may not receive more than 25.0% of the options and restricted stock awards authorized under the plan; and

  •
  the equity grants must vest on an equal installment basis at a rate not to exceed 20.0% per year.

        If an equity incentive plan is adopted more than one year but less than three years following the offering, it will be subject to other regulatory requirements.

        We have not yet determined whether we will present an equity incentive plan for shareholder approval within one year or more than one year following the offering. In the event of changes in applicable regulations or policies regarding equity incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

        We may obtain the shares needed for our equity incentive plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Director Compensation

        Director Fees.    During the year ending December 31, 2016, each non-employee director will receive an annual base retainer of $34,800, and the Chairman shall receive a retainer of $44,796, which shall be paid in equal monthly installments. In addition, our non-employee directors will receive the following cash compensation for their board service, as applicable:

  •
  each director will receive $600 per meeting of the board of directors;

  •
  each member of our audit, compensation and nominating and corporate governance committees will receive $600 per meeting; and

  •
  each chair of a board committee will receive $800 per meeting of the committee.

        The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2015 for their service on our board. Directors who are also our employees receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	All Other Compensation(2) ($)	Total ($)
Joseph F. Barry	$49,400	$126	$49,526
David P. Frenette, Esq.	57,466	6,821	64,287
Gordon Jezard	60,800	690	61,490
Edward F. Kent	48,800	690	49,490
Barry R. Koretz	52,200	6,446	58,646
Timothy R. Lynch	62,530	252	62,782
Wallace H. Peckham, III	53,600	690	54,290
Michael Sullivan(3)	18,100	105	18,205

(1)
Includes retainer payments, meeting fees and committee and/or chair fees earned during the fiscal year, whether such fees were paid currently or deferred. Fees earned or paid also include fees for service on the committees of HarborOne Bank.

(2)
Includes premiums for life insurance paid by HarborOne Bank on behalf of each director; premiums for dental insurance paid by HarborOne Bank on behalf of Messrs. Barry, Frenette, Jezard, Kent, Koretz and Peckham; and premiums for health insurance paid by HarborOne Bank on behalf of Messrs. Frenette and Koretz.

(3)
Mr. Sullivan joined the HarborOne Bank board on July 29, 2015.

        Director Retirement Plan.    Directors of HarborOne Bank may participate in the HarborOne Bank Director Retirement Plan, which provides for annual payments to directors who have completed six or more years of service, and who have reached the retirement age specified in the participation agreement, of a specified percentage of the total director fees paid to the director in his or her final year serving as director, as follows: 30.0% annually for five years, for directors with at least six years of service; 45.0% annually for 10 years, for directors with at least 11 years of service or 60.0% annually for 10 years, for directors with at least 21 years of service. HarborOne Bank anticipates that this plan will be discontinued upon the implementation of an equity incentive plan.

TRANSACTIONS WITH RELATED PERSONS

        The following is a description of transactions, since January 1, 2013, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under "Executive and Director Compensation."

        Loans and Extensions of Credit.    The Sarbanes-Oxley Act of 2002 generally prohibits loans to our executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by HarborOne Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to HarborOne Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The aggregate amount of our loans to our directors, executive officers and their related entities was $1.4 million, $1.8 million and $1.3 million at December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, these loans were performing according to their original terms.

        Other Transactions.    Since the beginning of our last fiscal year, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers, including their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and executive officers have indicated their intention to subscribe in the offering for an aggregate of 332,500 shares of common stock, equal to 3.2% of the number of shares of common stock to be sold in the offering at the midpoint of the offering range and contributed to our charitable foundation, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name(1)	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Joseph F. Barry,	10,000	$100,000	*
Director
James W. Blake,	80,000	$800,000	*
President, Chief Executive Officer and Director
Joseph F. Casey,	60,000	$600,000	*
Executive Vice President, Chief Operating Officer and Chief Financial Officer
Leo C. Donahue,	20,000	$200,000	*
Senior Vice President, Retail Banking
Wayne F. Dunn,	1,000	$10,000	*
Senior Vice President, Chief Technology Officer
David P. Frenette,	20,000	$200,000	*
Director
Christopher K. Gibbons,	30,000	$300,000	*
Senior Vice President, Consumer Lending
Gordon Jezard,	10,000	$100,000	*
Director
Edward F. Kent,	10,000	$100,000	*
Director
Barry R. Koretz,	15,000	$150,000	*
Director
Mark T. Langone,	7,500	$75,000	*
Chief Enterprise Risk Officer
Timothy R. Lynch,	2,500	$25,000	*
Director
Peter F. Makowiecki,	30,000	$300,000	*
Senior Vice President, Residential Lending
Wallace H. Peckham, III,	10,000	$100,000	*
Director
David B. Reilly,	10,000	$100,000	*
Senior Vice President, Operations
H. Scott Sanborn,	5,000	$50,000	*
Senior Vice President, Commercial Lending
Michael J. Sullivan,	10,000	$100,000	*
Director
David E. Tryder,	500	$5,000	*
Senior Vice President and Chief Marketing Officer
Patricia M. Williams,	1,000	$10,000	*
Senior Vice President, Human Resources

All directors and executive officers as a group (19 persons)	332,500	$3,325,000	3.81%

*
Less than 1.0%.

(1)
Includes purchases by the named individual's spouse and other relatives of the named individual living in the same household. Other than as set forth in the table, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization and minority stock issuance.

THE REORGANIZATION AND OFFERING

        The board of directors of HarborOne Bank have approved the plan of reorganization and minority stock issuance, which we refer to in this document as the plan of reorganization. The plan of reorganization has also been approved by the depositors of HarborOne Bank. We have filed applications with respect to the reorganization and offering with the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve. The final approval or nonobjection of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve is required before we can consummate the offering. Any approval or nonobjection by the Massachusetts Commissioner of Banks, the FDIC or the Federal Reserve does not constitute a recommendation or endorsement of the plan of reorganization.

General

        The board of directors of HarborOne Bank adopted the plan of reorganization on January 27, 2016. When the offering is completed, purchasers in the offering will own 45.0% of our outstanding shares of common stock, HarborOne Mutual Bancshares will own 53.8% of our outstanding shares of common stock and our charitable foundation will own 1.2% of our shares of common stock. A diagram of our corporate structure before and after the reorganization and offering is set forth in the section of this prospectus entitled "Summary."

        Pursuant to the plan of reorganization, we will offer shares of common stock for sale in the subscription offering to our eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the reorganization and HarborOne Bank's 401(k) plan, and our employees, officers and directors. In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons and trusts of natural persons residing in the Massachusetts cities and towns of Abington, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dighton, Duxbury, East Bridgewater, Easton, Foxboro, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marshfield, Middleborough, Milton, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Stoughton, Taunton, Wareham, West Bridgewater, Weymouth and Whitman.

        We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering will begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks. See "—Community Offering."

        We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated community offering in which Sandler O'Neill & Partners, L.P. will be sole book-running manager. See "—Syndicated Community Offering or Firm Commitment Underwritten Offering" herein.

        We intend to retain between $33.6 million and $46.1 million of the net proceeds of the offering (or $53.2 million at the adjusted maximum of the offering) and to invest between $41.1 million and $56.7 million of the net proceeds (or $65.4 million at the adjusted maximum of the offering) in HarborOne Bank. The offering will be consummated only upon the issuance of 8,709,525 shares of our common stock offered pursuant to the plan of reorganization.

        We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of HarborOne Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See "—Determination of Share Price and Number of Shares to Be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

        The following is a brief summary of the offering and is qualified in its entirety by reference to the provisions of the plan of reorganization. A copy of the plan of reorganization is available for inspection at each branch office of HarborOne Bank. The plan of reorganization is also filed as an exhibit to HarborOne Bancorp's regulatory applications, copies of which may be obtained from the Federal Reserve, the FDIC, or inspected, without charge, at the Massachusetts Division of Banks. The plan of reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission's website, www.sec.gov. See "Where You Can Find Additional Information."

Reasons for the Reorganization

        Our primary reasons for the reorganization and offering are to:

  •
  Support future growth and profitability.  While HarborOne Bank exceeds all regulatory capital requirements, the proceeds from the offering will strengthen our regulatory capital position and enable us to execute our business strategy, which includes planned growth and expansion.

  •
  Offer our depositors, employees, officers and directors an opportunity to purchase an equity ownership interest in HarborOne Bank. We believe that offering stock to our depositors, employees, officers and directors will provide these constituencies with an economic interest in our future success. The offering will further enable us to attract and retain management and employees through various stock benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

  •
  Support our local communities through a contribution to the charitable foundation.  The contribution to the charitable foundation will complement our existing charitable activities and enable the communities that we serve to share in our long-term growth.

Approvals Required

        The affirmative vote of a majority of the depositors of HarborOne Bank present and voting at a special meeting called for such purpose is required to approve the plan of reorganization. The plan of reorganization was approved at a special meeting of depositors held on March 29, 2016, with 96.7% of the votes cast at the meeting voting in favor of approval. We have filed applications with respect to the reorganization and minority stock offering with the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve and the approval of the Massachusetts Commissioner of Banks and the Federal Reserve is required before we can consummate the offering.

Effects of Reorganization

        Continuity.    While the reorganization is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. After the reorganization, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving as the directors of HarborOne Bank at the time of the reorganization will be the directors of HarborOne Bank and of HarborOne Bancorp after the reorganization.

        Effect on Deposit Accounts.    Pursuant to the plan of reorganization, each depositor of HarborOne Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the reorganization. Each such account will be insured by the FDIC to the same extent as before the reorganization, and each such account will continue to be insured in full for amounts in excess of FDIC limits by the Co-operative Central Bank, which maintains the Share Insurance Fund for co-operative bank deposits. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

        Effect on Loans.    No loan outstanding from HarborOne Bank will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the reorganization.

        Tax Effects.    We will receive opinions of our counsel and tax advisor with regard to federal and state income tax consequences of the reorganization to the effect that the reorganization will not be taxable for federal or state income tax purposes to HarborOne Bank, HarborOne Bancorp, HarborOne Mutual Bancshares or Eligible Account Holders. See the section of this prospectus entitled "Material U.S. Income Tax Consequences" for more information.

        Effect on Liquidation Rights.    Following the completion of the reorganization, all depositors who had liquidation rights with respect to HarborOne Bank as of the effective date of the reorganization will continue to have such rights solely with respect to HarborOne Mutual Bancshares so long as they continue to hold deposit accounts with HarborOne Bank. In addition, all persons who become depositors of HarborOne Bank subsequent to the reorganization will have such liquidations rights with respect to HarborOne Mutual Bancshares.

Determination of Share Price and Number of Shares to Be Issued

        The plan of reorganization and Massachusetts regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. RP Financial received $10,000 upon execution of the engagement letter with us. For its services in preparing the initial valuation and subsequent updates to the appraisal, RP Financial will receive a fee of $100,000 for the initial valuation and $10,000 for each subsequent update, and will be reimbursed for its reasonable out-of-pocket expenses up to $7,500. We have agreed to indemnify RP Financial and its affiliates, members, officers, agents and employees against specified losses, including any losses in connection with claims under the federal securities laws arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

        The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

  •
  our present and projected results and financial condition;

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  the economic and demographic conditions in our existing market area;

  •
  certain historical, financial and other information relating to us;

  •
  a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

  •
  the impact of the reorganization and the offering on our equity and earnings potential;

  •
  our potential to pay cash dividends; and

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities.

        The appraisal is based in part on an analysis of a peer group of ten publicly traded saving institutions that RP Financial considered comparable to us.

        The peer group consists of the following ten companies with assets between $1.1 billion and $3.4 billion as of September 30, 2015 (the latest date for which complete financial data is publicly available). The peer group companies selected for HarborOne Bancorp consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for a least one year.

Company Name and Ticker Symbol		Headquarters	Total Assets ($)
			(Dollars in millions)
BSB Bancorp, Inc.	BLMT	Belmont, MA	$1,692
Blue Hills Bancorp, Inc.	BHBK	Norwood, MA	$1,934
Clifton Bancorp Inc.	CSBK	Clifton, NJ	$1,154
Meridian Bancorp, Inc.	EBSB	Peabody, MA	$3,376
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	$1,607
First Connecticut Bancorp, Inc.	FBNK	Farmington, CT	$2,708
OceanFirst Financial Corp.	OCFC	Toms River, NJ	$2,558
Ocean Shore Holding Co.	OSHC	Ocean City, NJ	$1,067
SI Financial Group, Inc.	SIFI	Willimantic, CT	$1,454
Westfield Financial, Inc.	WFD	Westfield, MA	$1,357

        The following are various averages for the peer group companies:

  •
  average assets of $1.9 billion;

  •
  average non-performing assets of 1.0% of total assets;

  •
  average loans of 74.1% of total assets;

  •
  average equity of 13.6% of total assets; and

  •
  average net income of 0.57% of average assets.

        RP Financial sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with HarborOne Bank. As a result, a comparable institution's dissimilar asset size may be outweighed by similarities with respect to other characteristics that are more exemplary of an institution's value than asset size.

        As noted in the appraisal report, the selection process for the peer group involved two geographic screens to the universe of all public savings institutions that were eligible for inclusion in the peer group.

  •
  New England Institutions.  Given the impact of the regional market on investors' perception of a financial institution's value, RP Financial first looked to the New England regional market and applied the following selection criteria to publicly traded full-stock savings institutions: (i) assets between $1 billion and $5 billion, (ii) tangible equity-to-assets ratios greater than 8.0% and (iii) positive core earnings. Six companies met the selection criteria and all six were included in the peer group.

  •
  Mid-Atlantic Institutions.  Given the limited number of comparable publicly traded full stock savings institutions based in New England, RP Financial next looked to the Mid-Atlantic regional market and applied the following selection criteria to publicly traded full-stock savings institutions: (i) assets between $1 billion and $3 billion, (ii) tangible equity-to-assets ratios greater than 8.0% and (iii) positive core earnings. Six companies met the selection criteria and four were included in the peer group. The two companies that met the selection criteria that were excluded from the peer group were excluded on the basis of being the targets of announced acquisitions.

        The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-core earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

        The following table presents a summary of selected pricing ratios for HarborOne Bancorp and the peer group companies identified by RP Financial. Ratios, presented on a fully converted basis, are based on financial data for the 12 months ended December 31, 2015 (or the last 12 months for which data is available) and stock price information as of February 5, 2016. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 41.8% on a price-to-book basis, a discount of 41.8% on a price-to-tangible book basis and a premium of 165.1% on a price-to-earnings basis. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-earnings ratios, price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

	Price-to-core earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
HarborOne Bancorp (pro forma)
Maximum, as adjusted	66.01x	67.80%	69.98%
Maximum	55.76x	63.69%	65.92%
Midpoint	47.31x	59.56%	61.77%
Minimum	39.26x	54.73%	56.95%
Valuation of peer group companies using stock prices as of February 5, 2016
Averages	21.03x	109.43%	113.20%
Medians	18.76x	105.16%	106.58%

(1)
Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of "core" or recurring earnings on a trailing twelve month basis for the twelve months ended December 31, 2015 for HarborOne Bancorp and the peer group companies.

        RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial determined that our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies.

        The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of HarborOne Bancorp as indicated above means that, after the reorganization and offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our consolidated financial statements and other information, which we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers HarborOne Bank as a going concern and should not be considered as an indication of the liquidation value of HarborOne Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

        Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15.0%, or up to $301.1 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15.0% in the maximum of the offering range to up to 13,550,996 shares, to reflect changes in the market, our financial condition or the demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "—Additional Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

        If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation offering range to more than $135.5 million and a corresponding increase in the offering range to more than 13,550,996 shares (excluding shares issued to our charitable foundation), or a decrease in the minimum of the valuation offering range to less than $87.1 million and a corresponding decrease in the offering range to fewer than 8,709,525 shares (excluding shares issued to our charitable foundation), then we may promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, we may terminate the plan of reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, in order to complete the reorganization and offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, for periods of up to 90 days.

        An increase in the number of shares to be sold in the offering would decrease both a subscriber's ownership interest and our pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be sold in the offering would increase both a subscriber's ownership interest and our pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see the section of this prospectus entitled "Pro Forma Data."

        A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of HarborOne Bank and as specified under the section of this prospectus entitled "Where You Can Find Additional Information."

Subscription Offering and Subscription Rights

        In accordance with the plan of reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of reorganization and as described below under "—Additional Limitations on Common Stock Purchases."

        Priority 1: Eligible Account Holders.    Each depositor of HarborOne Bank, with aggregate deposit account balances of $50 or more (a "Qualifying Deposit") on December 31, 2014 (an "Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 60,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product obtained by multiplying the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders (approximately $1.525 million at December 31, 2014). See "—Additional Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

        To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2014. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our officers and directors, or any of their associates, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding December 31, 2014.

        Priority 2: Tax-Qualified Plans.    Our tax-qualified employee plans, including the employee stock ownership plan that we are establishing in connection with the reorganization and HarborOne Bank's 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10.0% of the shares of common stock issued in the offering, including shares contributed to the Foundation. We expect our employee stock ownership plan to purchase 8.0% of the shares of common stock issued in the offering, including shares contributed to our charitable foundation. If the employee stock ownership plan is not able to fill its order in the offering, the employee stock ownership plan may purchase shares of common stock in the open market following the completion of the reorganization and the offering in order to fund all or a portion of the plan.

        Priority 3: Employees, Officers and Directors.    To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and tax-qualified plans, each employee, officer and director of HarborOne Bank, or any subsidiary of HarborOne Bank, at the time of the offering who is not eligible in the first priority shall receive, at no cost, non-transferable subscription rights to subscribe for up to 60,000 shares of common stock; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers and directors in the reorganization shall be limited to 25.0% of the total number of shares of common stock issued in the reorganization (including shares purchased by employees, officers and directors under this priority and under the preceding priority categories, but not including shares purchased by the employee stock ownership plan). Subscriptions of officers and directors are also subject to an additional overall purchase limitation. See "—Additional Limitations on Common Stock Purchases." In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber.

        Expiration Date.    The subscription offering will expire at [    :    ] p.m., Eastern time, on [Expiration Date], unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

        We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 8,709,525 shares within 45 days after the expiration date and the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [Extension Date #1] is granted by the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, we will resolicit subscribers, giving them an opportunity to confirm, change or cancel their orders. We will notify subscribers via U.S. mail of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond [Extension Date #2], which is twenty-four months after the depositors of HarborOne Bank adopted the plan of reorganization.

        Persons in Non-qualified States or Foreign Countries.    We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

        Restrictions on Transferability of Subscription Rights.    Subscription rights are non-transferable. See "—Restrictions on Transfer of Subscription Rights and Shares" below for more information.

Community Offering

        To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions in the subscription offering, we may offer shares pursuant to the plan of reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons, and trusts of natural persons, residing in our local community, consisting of the Massachusetts cities and towns of Abington, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dighton, Duxbury, East Bridgewater, Easton, Foxboro, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marshfield, Middleborough, Milton, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Stoughton, Taunton, Wareham, West Bridgewater, Weymouth and Whitman.

        Subscribers in the community offering may purchase up to 60,000 shares of common stock, subject to the overall purchase limitations. See "—Additional Limitations on Common Stock Purchases." The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

        If we do not have sufficient shares of common stock available to fill the orders in the community offering, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person, not to exceed 2.0% of the shares issued in the offering. Thereafter, unallocated shares will be allocated among natural persons, and trusts of natural persons, residing in the counties listed above, whose orders remain unsatisfied on an equal number of shares basis per order or on such other reasonable basis as we may determine. If, after the allocation of shares to natural persons, and trusts of natural persons, residing in the counties listed above, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person, and thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order or on such other reasonable basis as we may determine.

        The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the counties listed above, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

        Expiration Date.    The community offering may begin at the same time as, during or after the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [Extension Date #1]. If an extension beyond [Extension Date #1] is granted by the Federal Reserve, the FDIC and the Massachusetts Commissioner of Banks, we will cancel stock orders accepted in the community offering and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit persons whose orders we accept in the community offering, giving them an opportunity to place a new order. These extensions may not go beyond [Extension Date #2], which is twenty-four months after the board of directors of HarborOne Bank adopted the plan of reorganization.

Syndicated Community Offering or Firm Commitment Underwritten Offering

        If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

        If a syndicated community offering or firm commitment underwritten offering is held, Sandler O'Neill & Partners, L.P. will serve as sole book-running manager. In the event that shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees of 5.0% of the aggregate amount of common stock sold in the syndicated or firm commitment underwritten offering to Sandler O'Neill & Partners, L.P. and any other broker-dealers included in the syndicated or firm commitment underwritten offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

        In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to HarborOne Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at HarborOne Bank or wire transfers). See "—Procedure for Purchasing Shares in Subscription and Community Offerings." "Sweep" arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of "min/max" offerings. Under a "sweep" arrangement, a customer's brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on the closing date. Customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on, but not before, the debit date.

        In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into with Sandler O'Neill & Partners, L.P., HarborOne Bancorp and HarborOne Bank until immediately prior to the completion of the firm commitment underwritten offering. At that time, Sandler O'Neill & Partners, L.P. and any other broker-dealers included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Sandler O'Neill & Partners, L.P. and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

        If for any reason we cannot effect a syndicated community offering or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve and the Financial Industry Regulatory Authority, Inc., or "FINRA," must approve any such arrangements.

Additional Limitations on Common Stock Purchases

        The plan of reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

  •
  No individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 60,000 shares ($600,000) of common stock in the offering;

  •
  No person or entity together with any associate or group of persons acting in concert may purchase more than 80,000 shares ($800,000) of common stock in the offering, except that our tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the reorganization and HarborOne Bank's 401(k) plan, may purchase in the aggregate up to 10.0% of the shares of common stock issued in the offering including shares contributed to our charitable foundation (including shares issued in the event of an increase in the offering range of up to 15.0%);

  •
  The aggregate amount of outstanding common stock owned or controlled by persons other than HarborOne Mutual Bancshares at the close of the offering must be less than 50.0% of HarborOne Bancorp's total outstanding common stock;

  •
  The maximum number of shares of common stock that may be purchased in all categories of the offering by the officers and directors of HarborOne Bank and their associates, in the aggregate, may not exceed 25.0% of the shares issued in the offering (including shares contributed to our charitable foundation);

  •
  The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available;

  •
  The aggregate amount of common stock acquired in the offering by any nontax-qualified employee plan or any insider and his or her associates, exclusive of any stock acquired by such plan or insider and his or her associates in the secondary market, must not exceed 10.0% of the outstanding shares of common stock, or 10.0% of the shareholders' equity of HarborOne Bancorp, held by persons other than HarborOne Mutual Bancshares at the close of the offering. In calculating the number of shares held by any insider or associate, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such person shall not be counted;

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  The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, must not exceed 10.0% of the outstanding shares of common stock held by persons other than HarborOne Mutual Bancshares at the closing of the offering and must not exceed 4.9% of the outstanding shares of common stock at the closing of the offering;

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  The aggregate amount of stock, whether common or preferred, acquired in the offering by any one or more tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, must not exceed 10.0% of the shareholders' equity of HarborOne Bancorp held by persons other than HarborOne Mutual Bancshares at the closing of the offering and must not exceed 4.9% of the shareholders' equity of HarborOne Bancorp at the closing of the offering;

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  The aggregate amount of common stock acquired in the offering by all nontax-qualified employee plans, insiders and associates of insiders, exclusive of any stock acquired by such plans, insiders, and associates in the secondary market, must not exceed 25.0% of the outstanding shares of common stock held by persons other than HarborOne Bancorp at the close of the offering. In calculating the number of shares held by insiders and their associates, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such persons shall not be counted;

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  The aggregate amount of stock, whether common or preferred, acquired in the offering by all nontax-qualified employee plans, insiders and associates of insiders, exclusive of any stock acquired by such plans, insiders and associates in the secondary market, shall not exceed 25.0% of the shareholders' equity of HarborOne Bancorp held by persons other than HarborOne Mutual Bancshares at the close of the offering. In calculating the number of shares held by insiders and their associates, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such persons shall not be counted; and

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  The aggregate amount of common stock acquired by all stock benefit plans of HarborOne Bancorp and HarborOne Bank, other than employee stock ownership plans, shall not exceed 25.0% of the outstanding common stock held by persons other than HarborOne Mutual Bancshares at the closing of the offering.

        Depending upon market or financial conditions, our board of directors, with the approval of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, and without further approval of our members, may decrease or increase the purchase limitations; provided that the purchase limitations (i) may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the reorganization, and (ii), in the case of our tax-qualified employee plans, may not be increased to more than 10.0% of the shares offered for sale. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If the maximum purchase limitation is increased to 5.0% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares sold in the offering will not exceed in the aggregate 10.0% of the total shares sold in the offering.

        In the event of an increase in the offering range of up to 15.0% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of reorganization:

        (1)   to fill our tax-qualified employee benefit plans' subscriptions for up to 10.0% of the total number of shares of common stock issued in the offering;

        (2)   in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of these subscribers according to their respective priorities;

        (3)   in the event that there is an oversubscription by our employees, officers and directors in the third priority of the subscription offering, to fill unfulfilled subscriptions of these subscribers on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber; and

        (4)   to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons, and trusts of natural persons, residing in the Massachusetts cities and towns of Abington, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dighton, Duxbury, East Bridgewater, Easton, Foxboro, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marshfield, Middleborough, Milton, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Stoughton, Taunton, Wareham, West Bridgewater, Weymouth and Whitman.

        The term "associate" of a person means:

        (1)   any corporation or organization (other than HarborOne Bank, or a majority-owned subsidiary of any of those entities), of which the person is a senior officer, partner or is, directly or indirectly, the beneficial owner of 10.0% or more of any class of equity securities;

        (2)   any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

        (3)   any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of HarborOne Bank, HarborOne Bancorp or HarborOne Mutual Bancshares.

        The following relatives of directors and officers will be considered "associates" of these individuals regardless of whether they share a household with the director or officer: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. This also includes adoptive relationships.

        The term "acting in concert" means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the Massachusetts Commissioner of Banks. Persons who have the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

        Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of HarborOne Bank and except as described below. Any purchases made by any associate of HarborOne Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see "—Certain Restrictions on Purchase or Transfer of Our Shares After the Offering" and "Restrictions on Acquisition of HarborOne Bancorp, Inc."

Plan of Distribution; Selling Agent and Underwriter Compensation

        Subscription and Community Offerings.    To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Sandler O'Neill & Partners, L.P., which is a broker-dealer registered with the FINRA. Sandler O'Neill & Partners, L.P. will assist us on a best efforts basis in the subscription and community offerings by:

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  consulting as to the marketing implications of the plan of reorganization, including the percentage of common stock to be offered in the offering;

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  reviewing with the boards the financial impact of the offering on us, based upon the independent appraiser's appraisal of the common stock;

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  reviewing all offering documents, including the prospectus, stock order forms and related marketing materials;

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  assisting us in the design and implementation of a marketing strategy for the offering;

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  assisting our management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

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  providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

        For these services, Sandler O'Neill & Partners, L.P. will receive a fee of 0.85% of the aggregate purchase price all shares of common stock sold in the subscription and community offerings. No fee will be payable to Sandler O'Neill & Partners, L.P. with respect to shares purchased by directors, officers, employees or their immediate families and their personal trusts, shares purchased by our employee benefit plans or trusts established for the benefit of our directors, officers and employees, and shares issued to the charitable foundation.

        Syndicated Community Offering or Firm Commitment Offering.    In the event that shares of common stock are sold in a syndicated community offering or a firm commitment underwritten offering, we will pay fees of 5.0% of the aggregate purchase price of common stock sold in the syndicated community offering or firm commitment offering to Sandler O'Neill & Partners, L.P. and any other broker-dealers included in the syndicated community offering or a firm commitment underwritten offering.

        Expenses.    Sandler O'Neill & Partners, L.P. also will be reimbursed for reasonable expenses, including legal fees, in an amount not to exceed $110,000. If the plan of reorganization is terminated or if Sandler O'Neill & Partners, L.P.'s engagement is terminated in accordance with the provisions of the agency agreement, Sandler O'Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these amounts.

Records Management

        We have also engaged Sandler O'Neill & Partners, L.P. as records agent in connection with the subscription and community offerings. In its role as records agent, Sandler O'Neill & Partners, L.P. will assist us in the offering by:

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  consolidating deposit accounts;

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  coordinating vote solicitation and special meeting services;

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  designing and preparing stock order forms;

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  organizing and supervising our Stock Information Center; and

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  subscription services.

        Sandler O'Neill & Partners, L.P. will receive fees of $90,000 for these services. Sandler O'Neill & Partners, L.P. also will be reimbursed for reasonable expenses in an amount not to exceed $50,000.

Indemnity

        We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, as well as certain other claims and litigation arising out of Sandler O'Neill & Partners, L.P.'s engagement with respect to the offering.

Solicitation of Offers by Officers and Directors

        Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of HarborOne Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O'Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in Subscription and Community Offerings

        Expiration Date.    The subscription offering will expire at [      :      ] p.m., Eastern time, on [Expiration Date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [Extension Date #1] would require the Massachusetts Commissioner of Banks', the FDIC's and the Federal Reserve's approval. If an extension beyond [Extension Date #1] is granted by the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, we will cancel all stock orders and return subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, giving them an opportunity to place new orders. We will notify these persons of the extension of time and of their ability to place a new stock order for a specified period of time. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock with interest at our passbook savings rate. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve.

        To ensure that each purchaser receives a prospectus at least 48 hours before [Expiration Date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at HarborOne Bank and will earn interest at our passbook savings rate from the date the order form is processed.

        We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

        Use of Order Forms.    In order to purchase shares of common stock in the subscription and community offering, you must complete an original order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before [      :      ] p.m., Eastern Time, on [Expiration Date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. We will not accept stock order forms at any other branch offices. Once tendered, an order form cannot be modified or revoked without our consent. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final, subject to the authority of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve.

        By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by HarborOne Bank, HarborOne Bancorp, the FDIC, the federal government or the Share Insurance Fund, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act.

        Payment for Shares.    Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

        (1)   personal check, bank check or money order, payable to HarborOne Bancorp, Inc.; or

        (2)   authorization of withdrawal from the types of HarborOne Bank deposit accounts permitted on the order form.

        Appropriate means for designating withdrawals from deposit accounts at HarborOne Bank are provided on the order form. The funds designated for withdrawal from a HarborOne Bank deposit account must be available in the account(s) at the time the order form is received. A hold will be placed on these designated deposit account funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at HarborOne Bank and will earn interest at our passbook savings rate from the date payment is received until the offering is completed or terminated.

        You may not remit cash, HarborOne Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to HarborOne Bancorp, Inc.). Wire transfers will not be accepted without our prior approval. Additionally, you may not designate a direct withdrawal from HarborOne Bank accounts with check-writing privileges. Please provide a check instead. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your account. In the event we resolicit large subscribers, as described above in "—Additional Limitations on Common Stock Purchases," those purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.

        Once your executed stock order form is received, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [Extension Date #1]. In such event, unless an extension is approved by the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, stock orders will be cancelled and funds delivered to us to purchase shares of common stock in the subscription offering will be returned promptly, with interest at [interest rate]% per annum. Additionally, all deposit account withdrawal authorizations will be cancelled. If an extension is granted, we will resolicit subscribers for a specified period of time, as described under "—Subscription Offering and Subscription Rights."

        Regulations prohibit HarborOne Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

        We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

        If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or HarborOne Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

        Using Individual Retirement Account Funds.    If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, HarborOne Bank's retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a retirement account held at HarborOne Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at HarborOne Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the [Expiration Date] offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

        Delivery of Shares of Common Stock.    All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

        Other Restrictions.    Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

        (1)   a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in such state;

        (2)   the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, to register as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

        (3)   such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

        Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders and employees, officers and directors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

        We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

        If you have any questions regarding the reorganization or the offering, please call our Stock Information Center at [    •    ], Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. You may also visit our Stock Information Center, located at [    •    ], Massachusetts, which is open Monday through Friday between 10:00 a.m. and 4:00 p.m. The Stock Information Center will be closed on weekends and bank holidays.

Certain Restrictions on Purchase or Transfer of Our Shares After the Offering

        All shares of common stock purchased in the offering by a director or certain officers of HarborOne Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except in the event of the death or substantial disability of the individual or upon the prior written approval of the Massachusetts Commissioner of Banks. Instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of HarborOne Bancorp also will be restricted by the insider trading rules under the Exchange Act.

        Purchases of shares of our common stock by any of our directors, certain officers, corporators and their associates, during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve, if required. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Certain Restrictions on Stock Repurchases

        Federal regulations prohibit HarborOne Bancorp from repurchasing its shares of common stock during the first year following offering unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by shareholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve policy related to repurchases of shares by financial institution holding companies. Massachusetts regulations prohibit HarborOne Bancorp from repurchasing its shares of our common stock during the first three years following the completion of the offering unless the repurchase is part of a general repurchase made on a pro rata basis pursuant to an offer approved by the Massachusetts Commissioner of Banks and made to all shareholders of HarborOne Bancorp, or to fund tax-qualified or nontax-qualified employee stock benefit plans, or in an amount not greater than 5.0% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

MATERIAL U.S. INCOME TAX CONSEQUENCES

        Completion of the reorganization is subject to the prior receipt of an opinion of counsel with respect to federal and Massachusetts tax consequences of the reorganization to HarborOne Mutual Bancshares, HarborOne Bancorp, HarborOne Bank and Eligible Account Holders. We have received an opinion of counsel Goodwin Procter LLP as to the federal and Massachusetts tax consequences of the reorganization.

        Goodwin Procter LLP has issued an opinion to HarborOne Mutual Bancshares, HarborOne Bancorp, HarborOne Bank that (i) the reorganization will constitute a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended; (ii) for federal income and Massachusetts corporate excise and personal income tax purposes, neither HarborOne Mutual Bancshares, HarborOne Bancorp nor HarborOne Bank will recognize any gain or loss as a result of the reorganization, and (iii) provided the subscription rights have no value at the time of receipt, the Eligible Account Holders will not recognize income, gain or loss for federal income or Massachusetts corporate excise or personal income tax purposes in connection with the reorganization or the receipt of subscription rights.

        The tax opinion with respect to the Eligible Account Holders is based on the position that subscription rights to be received by Eligible Account Holders do not have any economic value at the time of distribution. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders are deemed to have value, receipt of these rights could result in taxable gain to the Eligible Account Holders in an amount equal to their value. Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have value.

        We also have received a letter from RP Financial stating its belief that as an ascertainable factual matter the subscription rights do not have any market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

        We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

        The tax opinion has been filed with the Securities and Exchange Commission as an exhibit to HarborOne Bancorp's registration statement.

OUR CHARITABLE FOUNDATION

General

        In furtherance of our commitment to our local communities, we intend to establish a new charitable foundation, the HarborOne Bank Charitable Foundation, in connection with the reorganization. The foundation will be established as a non-stock, non-profit corporation in connection with the offering. The new charitable foundation will be funded with shares of our common stock and cash, as further described below.

        By further enhancing our visibility and reputation in our local communities, we believe that our charitable foundation will enhance the long-term value of HarborOne Bank's community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through HarborOne Bank's charitable foundation.

Purpose of our Charitable Foundation

        In connection with the closing of the offering, we intend to contribute to our charitable foundation 0.667% of the gross proceeds raised in the offering and 1.2% of our outstanding shares of common stock. The purpose of our charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Our charitable foundation will be dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Our charitable foundation will also support our ongoing obligations to the community under the Community Reinvestment Act.

        Funding our charitable foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the offering is completed because our charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, our charitable foundation will maintain close ties with HarborOne Bank, thereby forming a partnership within the communities in which HarborOne Bank operates.

Structure of our Charitable Foundation

        Our charitable foundation will be incorporated under Massachusetts law as a non-stock, nonprofit corporation. The articles of organization of our charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The articles of organization will further provide that no part of the net earnings of our charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

        Our charitable foundation will be governed by a board of directors, initially consisting of at least two individuals that are directors of HarborOne Bancorp and HarborOne Bank. We will also select one additional person to serve on our charitable foundation's board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. For five years after the offering, one seat on our charitable foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on our charitable foundation's board of directors will be reserved for one of HarborOne Bank's directors. Except as described below in "—Regulatory Requirements Imposed on our Charitable Foundation," on an annual basis, directors of our charitable foundation will elect the board to serve for one-year terms.

        The board of directors of our charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of our charitable foundation will at all times be bound by their fiduciary duty to advance our charitable foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which our charitable foundation is established. The directors of our charitable foundation also will be responsible for directing the activities of our charitable foundation, including the management and voting of the shares of our common stock held by our charitable foundation. However, as required by applicable regulations, all shares of our common stock held by our charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

        Our charitable foundation's initial place of business will be located at our corporate headquarters. The board of directors of our charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Federal Reserve governing transactions between HarborOne Bank and our charitable foundation.

        Our charitable foundation will receive working capital from the initial cash contribution and from:

  (1)
  any dividends that may be paid on our shares of common stock in the future;

  (2)
  within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

  (3)
  the proceeds of the sale of any of the shares of common stock in the open market from time to time.

        As a private foundation under Section 501(c)(3) of the Code, our charitable foundation will be required to distribute annually in grants or donations a minimum of 5.0% of the average fair market value of its net investment assets.

Tax Considerations

        We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Code and should be classified as a private foundation. Our charitable foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as our charitable foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

        HarborOne Bancorp and HarborOne Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our shareholders of the contribution of shares of common stock to our charitable foundation.

        We believe that our contribution of shares of our common stock to our charitable foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10.0% of our annual taxable income in any one year. We are permitted under the Code to carry the excess contribution over the five-year period following the contribution to our charitable foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to our charitable foundation. In such event, our contribution to our charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to our charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

        As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Our charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Our charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on our Charitable Foundation

        Applicable regulations impose the following requirements on the establishment of our charitable foundation:

  •
  the Federal Reserve and the Massachusetts Commissioner of Banks may examine our charitable foundation at the charitable foundation's expense;

  •
  our charitable foundation must comply with all supervisory directives imposed by the Federal Reserve or the Massachusetts Commissioner of Banks;

  •
  our charitable foundation must provide annually to the Federal Reserve and the Massachusetts Commissioner of Banks a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

  •
  our charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

  •
  our charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Code; and

  •
  our charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

        Within six months of completing the offering, our charitable foundation must submit to the Federal Reserve a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of organization.

RESTRICTIONS ON ACQUISITION OF HARBORONE BANCORP, INC.

        The following discussion is a general summary of the material provisions of Massachusetts law, HarborOne Bancorp's articles of organization and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. HarborOne Bancorp's articles of organization and bylaws are included as part of HarborOne Bancorp's application to conduct a stock offering filed with the Federal Reserve and HarborOne Bancorp's registration statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

Mutual Holding Company Structure

        HarborOne Mutual Bancshares will own a majority of the outstanding common stock of HarborOne Bancorp after the offering and, through its board of trustees, will be able to exercise voting control over virtually all matters put to a vote of shareholders. For example, HarborOne Mutual Bancshares may exercise its voting control to prevent a sale or merger transaction or to defeat a shareholder nominee for election to the board of directors of HarborOne Bancorp. It will not be possible for another entity to acquire HarborOne Bancorp without the consent of HarborOne Mutual Bancshares. HarborOne Mutual Bancshares, as long as it remains in the mutual form of organization, will control a majority of the voting stock of HarborOne Bancorp.

Articles of Organization and Bylaws of HarborOne Bancorp

        HarborOne Bancorp's articles of organization and bylaws contain a number of provisions, relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of HarborOne Bancorp more difficult. The following description is a summary of the provisions of the articles of organization and bylaws. See the section of this prospectus entitled "Where You Can Find Additional Information" as to how to review a copy of these documents.

        Classified Board.    HarborOne Bancorp's articles of organization provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, it would take two annual elections to replace a majority of HarborOne Bancorp's board. HarborOne Bancorp's articles of organization provide that the size of the board of directors may be increased or decreased only by a majority vote of the board.

        Vacancies; Removal.    The articles of organization provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The articles of organization also provide that a director may only be removed for cause by the affirmative vote of either a majority of the authorized board of directors of HarborOne Bancorp or a majority of the shares eligible to vote. In the absence of these provisions, the vote of the holders of a majority of the shares of HarborOne Bancorp could remove the entire board, with or without cause, and replace it with persons of such holders' choice.

        Elimination of Cumulative Voting.    The articles of organization prohibit cumulative voting for the election of directors. No cumulative voting means that the directors, officers and employees of HarborOne Bank and the trustees, officers and employees of HarborOne Mutual Bancshares may have the power to elect all directors of HarborOne Bancorp to be elected at that meeting. This could prevent public shareholder representation on HarborOne Bancorp's board.

        Restrictions on Call of Special Meetings.    The articles of organization provide that a special meeting of shareholders may be called by the board of directors of HarborOne Bancorp, the chairman of the board of directors, the president, or by the secretary or any other officer upon written application, by shareholders holding at least two-thirds of the capital stock entitled to vote at the meeting.

        Advance Notice.    The articles of organization and bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

        Authorization of Preferred Stock.    The articles of organization authorize 1,000,000 shares of serial preferred stock, no par value per share. HarborOne Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of HarborOne Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of that transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of HarborOne Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

        Restrictions on Voting of Shares.    Any person who beneficially owns more than 10.0% of the then-outstanding shares of HarborOne Bancorp's common stock will not be entitled or permitted to vote any shares of common stock held in excess of the 10.0% limit during the three-year period following the reorganization and offering. Thereafter, shares of common stock in excess of the 10.0% limit will be entitled to cast 1/100th of a vote per share.

        Amendment to Articles of Organization and Bylaws.    The articles of organization may be amended by the affirmative vote of two-thirds of the total votes eligible to be cast by shareholders, voting together as a single class; provided, however, that if at least two-thirds of the directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to be cast by shareholders, voting together as a single class.

        The bylaws may be amended by the affirmative vote of two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting; provided, however, that if at least two-thirds of the directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to be cast by shareholders at a duly constituted meeting. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquirer.

Anti-Takeover Effects of HarborOne Bancorp's Articles of Organization, Bylaws and Benefit Plans Adopted in the Reorganization

        The provisions described above are intended to reduce HarborOne Bancorp's vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by members of its board of directors. The provisions of the employment and change in control agreements, severance pay plan, supplemental executive retirement plan, benefit restoration plan, directors' deferred compensation plan and the equity incentive plan to be established may also discourage takeover attempts by increasing the costs to be incurred by HarborOne Bank and HarborOne Bancorp in the event of a takeover. See the section of this prospectus entitled "Executive and Director Compensation—Employment and Change in Control Agreements and Severance Arrangements" and "—Nonqualified Retirement Benefits."

        HarborOne Bancorp's board of directors believes that the provisions of the articles of organization, bylaws and benefit plans to be established are in the best interests of HarborOne Bancorp and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of HarborOne Bancorp and its shareholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of HarborOne Bancorp and that otherwise is in the best interests of all shareholders.

Regulatory Restrictions

        For additional information, see the section of this prospectus entitled "Supervision and Regulation—Holding Company Regulation—Acquisition of Control" and "—Massachusetts Holding Company Regulation."

DESCRIPTION OF CAPITAL STOCK

General

        HarborOne Bancorp is authorized to issue 90,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, no par value per share. HarborOne Bancorp currently expects to issue in the offering up to 11,783,475 shares of common stock, including shares issued to our charitable foundation. HarborOne Bancorp will not issue shares of preferred stock in the reorganization. Each share of HarborOne Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.

        The shares of common stock of HarborOne Bancorp will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

        Dividends.    HarborOne Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if HarborOne Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of HarborOne Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If HarborOne Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights.    Upon consummation of the reorganization, the holders of common stock of HarborOne Bancorp will have exclusive voting rights in HarborOne Bancorp. They will elect HarborOne Bancorp's board of directors and act on other matters as are required to be presented to them under Massachusetts law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10.0% of the then-outstanding shares of HarborOne Bancorp's common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10.0% limit during the three-year period following the reorganization and offering; thereafter, shares of common stock in excess of the 10.0% limit will be entitled to cast 1/100th of a vote per share. If HarborOne Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of organization require a two-thirds shareholder vote in certain circumstances, and certain matters require an 80.0% shareholder vote.

        As a stock co-operative bank, corporate powers and control of HarborOne Bank are vested in its board of directors, who elect the officers of HarborOne Bank and who fill any vacancies on the board of directors. Voting rights of HarborOne Bank are vested exclusively in the owners of the shares of capital stock of HarborOne Bank, which will be HarborOne Bancorp. Shares of HarborOne Bank's stock will be voted at the direction of HarborOne Bancorp's board of directors. Consequently, the holders of the common stock of HarborOne Bancorp will not have direct control of HarborOne Bank.

        Liquidation.    In the event of any liquidation, dissolution or winding up of HarborOne Bank, HarborOne Bancorp, as the holder of 100.0% of HarborOne Bank's capital stock, would be entitled to receive all assets of HarborOne Bank available for distribution, after payment or provision for payment of all debts and liabilities of HarborOne Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to eligible account holders. In the event of liquidation, dissolution or winding up of HarborOne Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of HarborOne Bancorp available for distribution, and eligible account holders will be treated as surrendering their rights to the HarborOne Bancorp liquidation account and receiving an equivalent interest in the HarborOne Bank liquidation account. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        Preemptive Rights.    Holders of the common stock of HarborOne Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

        Fully Paid and Nonassessable.    Upon payment of the subscription price for the common stock, in accordance with the plan of reorganization, all of the shares of common stock will be fully paid and non-assessable.

Preferred Stock

        None of the shares of HarborOne Bancorp's authorized preferred stock will be issued as part of the offering or the reorganization. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent

        The transfer agent and registrar for HarborOne Bancorp's common stock is [                        ].

Nasdaq Global Market

        We intend to apply to have our common stock approved for listing on the Nasdaq Global Market under the trading symbol "HONE."

LEGAL AND TAX MATTERS

        The validity of the shares of our common stock to be issued in this offering and the federal income tax consequences of the reorganization will be passed upon for us by our counsel, Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters relating to this offering will be passed upon for Sandler O'Neill & Partners, L.P. by Luse Gorman, PC, Washington, DC.

EXPERTS

        The consolidated financial statements of HarborOne Bank and subsidiaries as of December 31, 2015 and 2014 and for the years then ended, have been included in this prospectus and in the registration statement in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        RP Financial has consented to the publication herein of the summary of its report to HarborOne Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the reorganization and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

        A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

        An application for approval of the reorganization has been filed with the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve. This prospectus omits certain information contained in the application. The application for reorganization filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the application filed with the Federal Reserve, you may contact the Vice President and Community Affairs Officer of the Federal Reserve Bank of Boston, at 617-973-3059.

        Our plan of reorganization is available, upon request, at each of our branch offices.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.harborone.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF HARBORONE BANK AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Audit Committee of HarborOne Bank and subsidiaries:

        We have audited the accompanying consolidated balance sheets of HarborOne Bank and subsidiaries (the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of net income, comprehensive income, changes in retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HarborOne Bank and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts

February 29, 2016

HarborOne Bank and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands)	2015	2014
Assets
Cash and due from banks	$18,153	$13,001
Short-term investments	22,499	39,982

Total cash and cash equivalents	40,652	52,983
Securities available for sale, at fair value	128,541	148,015
Securities held to maturity, at amortized cost	63,579	58,384
Federal Home Loan Bank stock, at cost	18,735	18,631
Mortgage loans held for sale, at fair value in 2015 and at cost in 2014	63,797	3,525
Loans, net of allowance for loan losses of $13,700 in 2015 and $13,934 in 2014	1,729,388	1,651,894
Accrued interest receivable	4,920	4,494
Other real estate owned and repossessed assets	2,347	2,926
Mortgage servicing rights, at fair value in 2015 and amortized cost in 2014	12,958	2,168
Property and equipment, net	24,606	25,230
Retirement plan annuities	11,608	24,101
Bank-owned life insurance	38,333	35,378
Deferred income taxes	—	3,721
Goodwill and other intangible assets	13,674	3,324
Other assets	10,004	7,105

Total assets	$2,163,142	$2,041,879

Liabilities and Retained Earnings
Deposits
Noninterest-bearing deposits	$201,174	$147,388
Interest-bearing deposits	1,490,038	1,352,727

Total deposits	1,691,212	1,500,115
Short-term borrowed funds	—	70,000
Long-term borrowed funds	249,598	259,602
Mortgagors' escrow accounts	4,486	3,510
Accrued interest payable	546	576
Deferred income taxes	989	—
Other liabilities and accrued expenses	25,623	24,618

Total liabilities	1,972,454	1,858,421

Commitments and contingencies (Notes 9, 14 and 15)
Retained earnings	191,280	183,875
Accumulated other comprehensive loss	(592)	(417)

Total retained earnings	190,688	183,458

Total liabilities and retained earnings	$2,163,142	$2,041,879

The accompanying notes are an integral part of these consolidated financial statements.

HarborOne Bank and Subsidiaries

Consolidated Statements of Net Income

Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Interest and dividend income:
Interest and fees on loans	$59,988	$56,232
Interest on loans held for sale	1,425	147
Interest on taxable securities	3,906	3,336
Interest on non-taxable securities	896	907
Other interest and dividend income	585	457

Total interest and dividend income	66,800	61,079

Interest expense:
Deposits	8,700	9,033
Borrowed funds	5,875	6,845

Total interest expense	14,575	15,878

Net interest income	52,225	45,201
Provision for loan losses	1,257	2,589

Net interest income, after provision for loan losses	50,968	42,612

Noninterest income:
Mortgage banking income, net	20,092	1,429
Deposit account fees	11,194	11,075
Income on retirement plan annuities	595	848
Gain on sale of consumer loans	136	483
Gain on sale and call of securities, net	295	483
Bank-owned life insurance income	1,156	378
Other income	1,905	914

Total noninterest income	35,373	15,610

Noninterest expenses:
Compensation and benefits	45,746	28,719
Occupancy and equipment	9,246	7,580
Data processing expenses	5,392	5,101
Loan expenses	3,906	946
Marketing	1,924	1,589
Deposit expenses	1,367	1,313
Postage and printing	1,205	1,102
Professional fees	2,181	1,848
Prepayment penalties on Federal Home Loan Bank advances	980	665
Foreclosed and repossessed assets	224	525
Deposit insurance	1,716	1,602
Other expenses	4,127	3,312

Total noninterest expenses	78,014	54,302

Income before income taxes	8,327	3,920
Income tax provision	2,559	1,350

Net income	$5,768	$2,570

The accompanying notes are an integral part of these consolidated financial statements.

HarborOne Bank and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Net income	$5,768	$2,570

Other comprehensive income (loss):
Supplemental director retirement plan:
Prior service cost arising during the year	(114)	(1,347)
Reclassification adjustment for amortization of prior service cost	231	36
Losses arising during the year	(21)	—

Net unrealized gains (losses)	96	(1,311)
Related tax effect	(39)	523

Net-of-tax amount	57	(788)

Securities available for sale:
Unrealized holding gains (losses)	(62)	1,888
Reclassification adjustment for net realized gains	(295)	(483)

Net unrealized gains (losses)	(357)	1,405
Related tax effect	125	(532)

Net-of-tax amount	(232)	873

Total other comprehensive income (loss)	(175)	85

Comprehensive income	$5,593	$2,655

        Amortization of prior service cost is included in compensation and benefits in the Consolidated Statements of Net Income. The related income tax benefit for the years ended December 31, 2015 and 2014 was $(92,000) and $(14,000), respectively. Realized gains on securities available for sale are included in gain on sale and call of securities, net, in the Consolidated Statements of Net Income. The related income tax expense for the years ended December 31, 2015 and 2014 was $118,000 and $183,000, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

HarborOne Bank and Subsidiaries

Consolidated Statements of Changes in Retained Earnings

Years Ended December 31, 2015 and 2014

	Retained Earnings	Accumulated Other Comprehensive Loss	Total Retained Earnings
	(In thousands)
Balance at December 31, 2013	$181,305	$(502)	$180,803
Comprehensive income	2,570	85	2,655

Balance at December 31, 2014	183,875	(417)	183,458
Change in accounting principle, net of tax (Note 1)	1,637	—	1,637
Comprehensive income (loss)	5,768	(175)	5,593

Balance at December 31, 2015	$191,280	$(592)	$190,688

The accompanying notes are an integral part of these consolidated financial statements.

HarborOne Bank and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income	$5,768	$2,570
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,257	2,589
Net amortization of securities premiums/discounts	921	1,895
Net amortization of net deferred loan costs/fees and premiums	7,110	7,426
Depreciation and amortization of premises and equipment	2,597	2,529
Mortgage and consumer servicing rights capitalized	(3,522)	(526)
Amortization of mortgage and consumer servicing rights and change in valuation allowance	554	639
Accretion of fair value adjustment on loans and deposits, net	(177)	(249)
Amortization of intangible assets	182	185
Gain on sale and call of securities, net	(295)	(483)
Bank-owned life insurance income	(1,156)	(378)
Income on retirement plan annuities	(595)	(848)
Gain on sale of portfolio loans	(151)	(331)
Net (gain) loss on sale and write-down of other real estate owned and repossessed assets	(244)	39
Deferred income tax provision	1,139	431
Net change in:
Loans held for sale	20,412	(1,464)
Other assets and liabilities, net	(4,442)	4,642

Net cash provided by operating activities	29,358	18,666

Cash flows from investing activities:
Activity in securities available for sale:
Maturities, prepayments, and calls	25,797	33,554
Purchases	(42,682)	(96,814)
Sales	35,730	51,642
Activity in securities held to maturity:
Maturities, prepayment, and calls	4,398	3,726
Purchases	(9,946)	(5,819)
Net (purchase) redemption of FHLB stock	(104)	3,498
Investment in bank-owned life insurance	(513)	(35,000)
Redemption of retirement plan annuities	11,802	—
Proceeds from sale of portfolio loans	56,330	41,816
Net loan originations	(143,582)	(113,993)
Proceeds from sale of other real estate owned and repossessed assets	3,310	2,592
Additions to property and equipment	(1,486)	(1,252)
Acquisition of Merrimack Mortgage Company (net of cash acquired)	(18,618)	—

Net cash used in investing activities	(79,564)	(116,050)

Cash flows from financing activities:
Net increase in deposits	191,097	85,155
Net change in borrowed funds with maturities less than ninety days	(70,000)	25,000
Proceeds from other borrowed funds	45,000	30,000
Repayment of other borrowed funds	(55,004)	(65,004)
Repayment of notes payable assumed in acquisition	(73,657)	—
Net change in mortgagors' escrow accounts	439	(126)

Net cash provided by financing activities	37,875	75,025

Net change in cash and cash equivalents	(12,331)	(22,359)
Cash and cash equivalents at beginning of year	52,983	75,342

Cash and cash equivalents at end of year	$40,652	$52,983

Supplemental cash flow information:
Interest paid on deposits	$8,703	$9,033
Interest paid on borrowed funds	5,933	6,986
Income taxes paid	1,094	953
Transfer of loans to other real estate owned and repossessed assets	2,444	2,662
Increase in MSRs due to change in accounting principle	2,725	—
Transfer of retirement plan annuities to bank-owned life insurance	1,285	—
Schedule of non-cash activities related to acquisition detailed in Note 20:
Fair value of non-cash tangible assets acquired	$89,926	—
Goodwill and non-compete intangible asset	10,532	—
Fair value of liabilities assumed	81,840	—

The accompanying notes are an integral part of these consolidated financial statements.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

        The Consolidated Financial Statements include the accounts of HarborOne Bank and its wholly-owned subsidiaries (the "Company"). HarborOne Bank's subsidiaries consist of a mortgage company and two security corporations. Merrimack Mortgage Company ("MMC") was acquired and became a wholly-owned subsidiary on July 1, 2015 (see Note 20). The security corporations were established for the purpose of buying, holding and selling securities on their own behalf. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

        The Company, originally established in 1917 as a state-chartered credit union, converted to a state-chartered co-operative bank on July 1, 2013. The Company provides a variety of financial services to individuals and businesses through its fourteen full-service and two limited-service bank offices in eastern Massachusetts and surrounding communities and lending offices in eastern New England. MMC maintains 34 offices in Massachusetts, New Hampshire, Connecticut and Maine, and is also licensed to lend in five additional states.

        The Company's primary deposit products are checking, money market, savings and term certificate of deposit accounts while its primary lending products are commercial real estate, commercial, residential mortgages and consumer loans, including indirect automobile lending. The Company also originates, sells and services residential mortgage loans primarily through MMC.

Use of Estimates

        In preparing Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights, derivatives, goodwill and the valuation of deferred tax assets.

Changes in Accounting Principle

        As of January 1, 2015 the Company elected to account for its mortgage servicing assets at fair value. All of the Company's mortgage servicing assets are classified in a single class of servicing assets. In conjunction with its planned acquisition of MMC, the Company evaluated its accounting policies in the mortgage banking business and decided to elect the fair value option for mortgage servicing assets to be consistent across the combined Company. A cumulative-effect adjustment of $1,637,000, net of tax, was made to retained earnings as of January 1, 2015. Changes in fair value are reported in mortgage banking income.

        Prior to January 1, 2015, mortgage servicing assets were amortized to income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial asset and were assessed for impairment based on the fair value of the rights compared to the amortized cost. For mortgage servicing assets that were amortized, impairment was recognized through a valuation allowance for individual stratum, to the extent that fair value was less than capitalized amount for the stratum. Changes in the valuation allowance were reported in mortgage banking income. Permanent write-downs were recorded when a decline in fair value of mortgage servicing rights was not expected to be recovered.

Significant Group Concentration of Credit Risk

        The Company has cash and federal fund balances on deposit at correspondent banks that exceed insurable limits. The Company has not experienced any losses on such amounts. At December 31, 2015, the Company had a concentration of cash on deposit at the Federal Reserve Bank amounting to $23,023,000. Most of the Company's lending activities are with borrowers located within eastern Massachusetts. The ability and willingness of residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers'geographic area and real estate values. Note 6 provides the detail of the

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company's loan portfolio and Note 4 provides the detail of the Company's investment portfolio. The Company does not have any significant concentrations to any one industry or customer.

Reclassifications

        Certain reclassifications to the 2014 Consolidated Financial Statements have been made to conform to the 2015 presentation.

Cash and Cash Equivalents

        Cash equivalents include amounts due from banks and short-term investments with original maturities of less than 90 days at time of purchase. Short-term investments mature daily or on demand and are stated at cost, which approximates fair value.

Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost, adjusted for the amortization of premiums or the accretion of discounts. Securities not classified as held to maturity are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive (loss) income.

        Gains or losses on disposition of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are recognized in interest income using the effective interest method over the terms of the securities.

        Each reporting period, the Company evaluates all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary ("OTTI").

        OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is "more likely than not" that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive (loss) income, net of applicable taxes.

Federal Home Loan Bank Stock

        The Company, as a member of the Federal Home Loan Bank ("FHLB") system, is required to maintain an investment in capital stock of the FHLB of Boston. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock. The Company reviews FHLB stock for impairment based on the ultimate recoverability of the cost basis. As of December 31, 2015, no impairment has been recognized.

Mortgage Loans Held for Sale

        Residential mortgage loans originated for sale are classified as held-for-sale. Loans originated for sale after July 1, 2015 are specifically identified and accounted for at fair value. At the time of the acquisition of MMC, the Company evaluated its accounting policies for loans held for sale, and elected to use the fair value option. The fair value option better aligns the accounting method with management's strategies for managing the risks of mortgage loans held for sale. Loan origination costs for loans held for sale that the Company accounts for under the fair value option are recognized in noninterest expense when incurred. Changes in fair value are recognized in mortgage banking income.

        Prior to July 1, residential mortgages originated for sale were specifically identified and carried at the lower of aggregate cost, net of unamortized deferred loan origination fees and costs, or fair value. Net unrealized losses on loans carried at lower of cost or fair value, if any, are recognized through a valuation allowance by charges to income.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Gains or losses on sale of mortgage loans accounted for at the lower of cost or fair value are recognized at the time of sale.

        Interest income on mortgage loans held for sale is recorded in interest income.

Loans

        Loans held for investment are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any unamortized deferred origination fees and costs.

        Loan origination fees are offset with related direct incremental loan origination costs and the resulting net amount is deferred and amortized to interest income using the level-yield method over the remaining life of the loan.

        Accrual of interest on loans is discontinued when collectibility of principal or interest is uncertain or when payments of principal or interest have become contractually past due 90 days or more. Past due status is based on contractual terms of the loan. However, a loan may remain on accrual status if both the value of any collateral securing the loan is sufficient to cover principal and accrued interest thereon, and the loan is in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        Interest received on nonaccrual loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

        The Company's loan portfolio includes residential real estate, commercial real estate, construction, commercial and consumer segments. Residential real estate loans include classes for 1-4 family and second mortgages and equity lines of credit. Consumer loans include classes for auto and personal loans.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed and generally do not exceed the time frame provided in The Uniform Retail Credit Classification and Account Management Policy. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of general, allocated and unallocated components, as further described below.

  General component

  The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the Company's loan segments. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. Adjustments to this historical loss factor is considered for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company's policies or methodology pertaining to the general component of the allowance for loan losses during 2015. The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

  Residential real estate—The Company generally does not originate portfolio loans with a loan-to-value ratio greater than 80 percent without obtaining private mortgage insurance and does not generally grant loans that would be classified as subprime upon origination. The Company generally has first or second liens on property

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  securing equity lines of credit. Loans in this segment are generally collateralized by residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, can have an effect on the credit quality in this segment.

  Commercial real estate—Loans in this segment are primarily secured by income-producing properties in southeastern New England. The underlying cash flows generated by the properties can be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, could have an effect on the credit quality in this segment. Management obtains rent rolls annually and continually monitors the cash flows of these loans.

  Construction—Loans in this segment include both residential and commercial construction loans. Residential construction loans include loans to build 1-4 family owner-occupied properties, which are subject to the same credit quality factors as residential real estate loans. Commercial construction loans may include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

  Commercial—Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, could have an effect on the credit quality in this segment.

  Consumer—Loans in this segment are generally secured by automobiles or unsecured and repayment is dependent on the credit quality of the individual borrower.

  Allocated component

  The allocated component relates to loans that are classified as impaired. Residential real estate, commercial, commercial real estate and construction loans are evaluated for impairment on a loan-by-loan basis. Impairment is determined by nonaccrual status, whether a loan is subject to a troubled debt restructuring agreement or in the case of certain loans, based on the internal credit rating. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, except for troubled debt restructuring ("TDR"), the Company does not separately identify individual consumer loans for impairment evaluation.

  A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

  The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are initially classified as impaired. Impairment is measured by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan.

  Unallocated component

  An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

        Land is carried at cost. Buildings, leasehold improvements, and furniture and equipment are carried at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Retirement Plan Annuities

        Retirement plan annuities are reflected on the balance sheets at the face amount of the policies. Changes in recorded value are reflected in income on retirement plan annuities on the Consolidated Statements of Net Income.

Bank-owned life insurance

        Bank-owned life insurance policies are reflected on the Consolidated Balance Sheets at net cash surrender value. Changes in the net cash surrender value of the policies, as well as insurance proceeds received, are reflected in bank-owned life insurance income on the Consolidated Statements of Net Income and are not subject to income taxes. The Company is the beneficiary on these life insurance policies which are purchased for select employees of the Company.

Mortgage Servicing Rights

        The Company services mortgage loans for others. Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. As stated above in Change in Accounting Principle, the Company decided to elect the fair value option for mortgage servicing assets.

        For all mortgage servicing assets, fair value is estimated using market prices when available or, alternatively, using a third party valuation model that calculates the present value of estimated future cash flows based on current prepayment assumptions. The risk characteristics of the underlying loans used to stratify for measurement of fair value of mortgage loan servicing rights in 2014 include the loan type, interest rates and term to maturity.

Derivative Financial Instruments

        The Company is party to a variety of derivative transactions, including derivative loan commitments, forward loan sale commitments and interest rate swap contracts. The Company enters into derivative contracts in order to meet the financing needs of its customers. The Company also enters into derivative contracts as a means of reducing its interest rate risk and market risk.

  Derivative Loan Commitments

  Mortgage loan commitments qualify as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the Consolidated Balance Sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking income.

  Forward Loan Sale Commitments

  To protect against the price risk inherent in derivative loan commitments, the Company utilizes both "mandatory delivery" and "best efforts" forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Generally, the Company's best efforts contracts meet the definition of derivative instruments when the loans to the underlying borrowers close, and are accounted for as derivative instruments at that time. Accordingly, forward loan sale commitments are recognized at fair value on the Consolidated Balance Sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking income.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Interest Rate Swaps

  The Company's interest rate swap contracts are transacted to meet the financing needs of the Company's commercial customers. Offsetting swap agreements are simultaneously transacted to effectively eliminate the Company's market and interest rate risk associated with the swaps. Interest rate swaps are recognized on the Consolidated Balance Sheets in other assets and other liabilities with changes in their fair values recorded in other income.

Transfers of Financial Assets

        Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets.

        During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan or the government guaranteed portion of a loan. In order to be eligible for sale treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Other Real Estate Owned and Repossessed Assets

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated costs to sell when legal title is obtained, establishing a new cost basis. Subsequently, valuations are periodically updated by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. The excess (deficiency) of any consideration received as compared to the carrying value of other real estate owned is recorded as a gain (loss) on sale of other real estate owned. Revenues and expenses from operations and changes in the valuation allowance and any direct write-downs are included in foreclosed and repossessed assets expense. Repossessed assets includes automobiles to be sold which are recorded at estimated fair value, less costs to sell, with the initial charge to the allowance for loan losses and the subsequent gain or loss on sale recorded to foreclosed and repossessed assets expense.

Goodwill and Identifiable Intangible Assets

        The assets (including identifiable intangible assets) and liabilities acquired in a business combination are recorded at fair value at the date of acquisition. Goodwill is recognized for the excess of the acquisition cost over the fair values of the net assets acquired and is not subsequently amortized. Identifiable intangible assets include core deposit premium and non-compete contracts and are being amortized on a straight-line basis over their estimated lives. Management assesses the recoverability of goodwill at least on an annual basis and all intangible assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The impairment test uses a combined qualitative and quantitative approach. The initial qualitative approach assesses whether the existence of events or circumstances led to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after this assessment, the Company determines that it is more likely than not that the fair value is less than the carrying value, the two step quantitative impairment test is performed. Step one of the quantitative impairment test compares book value to the fair value of the reporting unit. If test one is failed, a more detailed analysis is performed, which involves measuring the excess of the fair value of the reporting unit, as determined in step one, over the aggregate fair value of the individual assets, liabilities, and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying amount exceeds fair value, an impairment charge is recorded through earnings. Management has identified two reporting units for purposes of testing goodwill for impairment. The Company's reporting units are the same as the segments used for segment reporting—HarborOne Bank, including the two security corporations, (the "Bank") and MMC.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs

        Advertising costs are expensed as incurred.

Income Taxes

        Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

        The Company does not have any uncertain tax positions at December 31, 2015 or December 31, 2014 which require accrual or disclosure. The Company records interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended December 31, 2015 or 2014.

Comprehensive Income (Loss)

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the retained earnings section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

        The components of accumulated other comprehensive loss, included in retained earnings, are as follows:

	December 31,
	2015	2014
	(In thousands)
Securities available for sale:
Net unrealized gain	$212	$569
Related tax effect	(73)	(198)

Net-of-tax amount	139	371

Directors' retirement plan:
Prior service cost	(1,215)	(1,311)
Related tax effect	484	523

Net-of-tax amount	(731)	(788)

Total accumulated other comprehensive loss	$(592)	$(417)

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following is a reconciliation of beginning and ending balances of components of OCI:

	2015	2014
	(In thousands)
Balance, January 1	$(417)	$(502)
Other comprehensive income (loss):
Directors' retirement plan:
Prior service costs arising during the year	(114)	(1,347)
Reclassification for amortization of prior service cost	231	36
Net unrealized gains (losses)	(21)	—

	96	(1,311)
Related tax effect	(39)	523

Net-of-tax amount	57	(788)

Securities available for sale:
Unrealized holding gains (losses)	(62)	1,888
Reclassification adjustment for realized gains	(295)	(483)

Net unrealized gains (losses)	(357)	1,405
Related tax effect	125	(532)

Net-of-tax amount	(232)	873

Total other comprehensive income	(175)	85

Balance, December 31	$(592)	$(417)

        Prior service costs of $233,000, included in accumulated other comprehensive loss at December 31, 2015, are expected to be recognized as a component of net periodic pension cost during the year ending December 31, 2016.

Recent Accounting Pronouncements

        In May 2014, the Financial Accounting Standard Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this Update create Topic 606, Revenue from Contracts with Customers, and supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve the core principle, a company should apply a five step approach to revenue recognition. For public business entities, this ASU is effective for annual reporting periods, including interim periods, beginning after December 15, 2017. Early application is permitted, but only for annual reporting periods beginning after December 15, 2016. Management is currently evaluating the impact to the consolidated financial statements of adopting this Update.

        In January 2015, the FASB issued ASU 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20). This Update eliminates the concept of extraordinary items from generally accepted accounting principles. However, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently is retained and is expanded to include items that are both unusual in nature and infrequently occurring. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. This Update is not expected to have a significant impact on the Company's Consolidated Financial Statements.

        In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805). The amendments in this Update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. In addition, the amendments require that the acquirer record, in the same period's financial statements, the effect on earnings of

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this Update with earlier application permitted for financial statements that have not yet been made available for issuance. This update is not expected to have a significant impact on the Company's Consolidated Financial Statements.

        In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall, (Subtopic 825-10). The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Targeted improvements to generally accepted accounting principles include the requirement for equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, the elimination of the requirement for non-public business entities to disclose the fair value of financial instruments measured at amortized cost and the elimination of the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For non-public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This Update requires a lessee to record a right-to-use asset and a liability representing the obligation to make lease payments for long-term leases. For public business entities this Update is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For non-public business entities this Update is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. Management is currently evaluating the impact to the consolidated financial statements of adopting this Update.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

        The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2015 and 2014, reserve balances amounted to $1,720,000 and $1,980,000, respectively.

3. SHORT-TERM INVESTMENTS

        Short-term investments consist of interest-bearing deposit accounts with balances of $22,499,000 and $39,982,000 as of December 31, 2015 and 2014, respectively.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. SECURITIES

        The amortized cost and fair value of securities with gross unrealized gains and losses is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2015:
Securities available for sale
U.S. government and government-sponsored enterprise obligations	$5,000	$—	$33	$4,967
U.S. government-sponsored residential mortgage-backed securities	47,003	23	410	46,616
U.S. government-sponsored collateralized mortgage obligations	46,068	488	86	46,470
SBA asset-backed securities	30,258	233	3	30,488

Total securities available for sale	$128,329	$744	$532	$128,541

Securities held to maturity
U.S. government and government-sponsored enterprise obligations	$9,954	$34	$48	$9,940
U.S. government-sponsored residential mortgage-backed securities	24,330	99	280	24,149
U.S. government-sponsored collateralized mortgage obligations	3,264	150	—	3,414
Municipal bonds	26,031	1,672	—	27,703

Total securities held to maturity	$63,579	$1,955	$328	$65,206

December 31, 2014:
Securities available for sale
U.S. government and government-sponsored enterprise obligations	$4,891	$92	$—	$4,983
U.S. government-sponsored residential mortgage-backed securities	60,161	359	594	59,926
U.S. government-sponsored collateralized mortgage obligations	66,855	724	113	67,466
SBA asset-backed securities	15,539	133	32	15,640

Total securities available for sale	$147,446	$1,308	$739	$148,015

Securities held to maturity
U.S. government-sponsored residential mortgage-backed securities	$27,905	$165	$105	$27,965
U.S. government-sponsored collateralized mortgage obligations	4,183	224	—	4,407
Municipal bonds	26,296	1,637	—	27,933

Total securities held to maturity	$58,384	$2,026	$105	$60,305

        One mortgage-backed security with a fair value of $3,154,000 is pledged as collateral for interest rate swap agreements as of December 31, 2015. All of the government-sponsored enterprises, CMOs and residential mortgage-backed securities are pledged to secure advances with the FHLB of Boston as of December 31, 2015. (See Note 12).

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. SECURITIES (Continued)

        The amortized cost and fair value of debt securities by contractual maturity at December 31, 2015 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
After 5 years through 10 years	$5,000	$4,967	$2,911	$3,010
Over 10 years	—	—	33,074	34,633

	5,000	4,967	35,985	37,643
U.S. government-sponsored residential mortgage-backed securities	47,003	46,616	24,330	24,149
U.S. government-sponsored collateralized mortgage obligations	46,068	46,470	3,264	3,414
SBA asset-backed securities	30,258	30,488	—	—

Total	$128,329	$128,541	$63,579	$65,206

        Residential mortgage-backed securities, SBA asset-backed securities and collateralized mortgage obligations have stated maturities of seven to twenty-eight years; however, it is expected that such securities will have shorter actual lives due to prepayments.

        For the years ended December 31, 2015 and 2014, proceeds from sales of securities available for sale amounted to $35,730,000 and $51,642,000, respectively, and gross realized gains amounted to $277,000 and $468,000, and gross losses of $91,000 and $72,000, respectively. For the year ended December 31, 2015, a gain of $109,000 was recognized on a security called with an amortized cost of $4,891,000. For the year ended December 31, 2014, gains of $87,000 were recognized on securities called with an amortized cost of $4,913,000.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. SECURITIES (Continued)

        Information pertaining to securities with gross unrealized losses at December 31, 2015 and 2014 aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2015:
Securities available for sale
U.S. government and government-sponsored enterprise obligations	$33	$4,967	$—	$
U.S. government-sponsored residential mortgage-backed securities	77	10,780	333		19,837
U.S. government-sponsored collateralized mortgage obligations	—	—	86		9,925
SBA asset-backed securities	3	7,754	—		—

	$113	$23,501	$419		$29,762

Securities held to maturity
U.S. government and government-sponsored enterprise obligations	$48	$4,952	$—		$—
U.S. government-sponsored residential mortgage-backed securities	—	—	280		20,991

	$48	$4,952	$280		$20,991

December 31, 2014:
Securities available for sale
U.S. government-sponsored residential mortgage-backed securities	$167	$13,112	$427		$23,619
U.S. government-sponsored collateralized mortgage obligations	72	19,270	41		4,602
SBA asset-backed securities	32	4,515	—		—

	$271	$36,897	$468		$28,221

Securities held to maturity
U.S. government-sponsored residential mortgage-backed securities	$—	$—	$105		$24,206

        Management evaluates securities for other-than-temporary impairment at each reporting period, and more frequently when economic or market concerns warrant such evaluation.

        At December 31, 2015, debt securities with an amortized cost of $80,066,000 have unrealized losses with aggregate depreciation of 1.1% from the Company's amortized cost basis.

        The unrealized losses on the Company's securities were primarily caused by changes in interest rates. All of these investments are guaranteed by government-sponsored enterprises. Accordingly, it is expected that the securities would not be settled at a price less than the par value of the investment. Because the decline in market value is attributable to changes in interest rates and not to credit quality, and because the Company does not intend to sell the investments and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2015.

5. MORTGAGE LOANS HELD FOR SALE

        The unpaid principal balance of mortgage loans held for sale as of December 31, 2015 and 2014 is $61,701,000 and $3,525,000, respectively. As discussed in Note 1, the Company has elected the fair value option for mortgage loans held for sale effective July 1, 2015. Changes in the fair value of mortgage loans held for sale are classified in mortgage banking income in the Consolidated Statements of Net Income. None of the changes in fair value for 2015 are attributable to instrument-specific credit risk. Included in mortgage banking income is $13,457,000 and $216,000 of gains on the sale of mortgage loans held for sale for the years ended December 31, 2015 and 2014, respectively.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. LOANS

        A summary of the balances of loans follows:

	December 31,
	2015	2014
	(In thousands)
Residential real estate:
1-4 family	$710,969	$768,129
Second mortgages and equity lines of credit	99,374	95,465
Commercial real estate	265,482	142,452
Construction	35,830	26,125

Total mortgage loans on real estate	1,111,655	1,032,171

Commercial	70,472	47,453

Consumer loans:
Auto	532,071	556,095
Personal	16,873	15,968

Total consumer loans	548,944	572,063

Total loans	1,731,071	1,651,687
Allowance for loan losses	(13,700)	(13,934)
Net deferred loan costs	12,017	14,141

Loans, net	$1,729,388	$1,651,894

        The Company sold $31,337,000 of indirect auto loans in 2015 which were originated within the past year. The Company sold $40,697,000 of seasoned indirect auto loans in 2014. The unpaid principal balance of indirect auto loans serviced for others was $40,370,000 and $30,119,000 at December 31, 2015 and 2014, respectively. Included in gain on sale of consumer loans is $136,000 and $483,000, for these loan sales in 2015 and 2014, respectively. These gains include $98,000 and $153,000 of gains on the origination of servicing rights.

        The Company sold $24,029,000 of 15-year residential loans in 2015. Included in mortgage banking income is $113,000 gain on sale and $168,000 gain on the origination of servicing rights

        The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included in the Company's accompanying Consolidated Balance Sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower's lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2015 and 2014, the Company was servicing loans for participants aggregating $11,854,000 and $5,227,000, respectively.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. LOANS (Continued)

        Activity in the allowance for loan losses for the years ended December 31, 2015 and 2014 and allocation of the allowance to loan segments at December 31, 2015 and 2014 follows:

	Mortgage Loans
	Residential	Commercial Real Estate	Construction	Commercial	Consumer	Unallocated	Total
	(In thousands)
Balance at December 31, 2013	$6,733	$1,988	$899	$1,141	$2,448	$1,320	$14,529
Provision (credit) for loan losses	3,204	707	(510)	181	(422)	(571)	2,589
Charge-offs	(2,575)	(67)	(67)	(229)	(949)	—	(3,887)
Recoveries	393	—	130	2	178	—	703

Balance at December 31, 2014	7,755	2,628	452	1,095	1,255	749	13,934
Provision (credit) for loan losses	(1,276)	1,737	129	352	410	(95)	1,257
Charge-offs	(1,021)	—	—	—	(1,007)	—	(2,028)
Recoveries	358	—	—	7	172	—	537

Balance at December 31, 2015	$5,816	$4,365	$581	$1,454	$830	$654	$13,700

	At December 31, 2015
	Mortgage Loans
	Residential	Commercial Real Estate	Construction	Commercial	Consumer	Unallocated	Total
	(In thousands)
Loans:
Impaired loans	$53,452	$483	$136	$554	$—	$—	$54,625
Non-impaired loans	756,891	264,999	35,694	69,918	548,944	—	1,676,446

Total loans	$810,343	$265,482	$35,830	$70,472	$548,944	$—	$1,731,071

Allowance for loan losses:
Impaired loans	$1,977	$13	$—	$204	$—	$—	$2,194
Non-impaired loans	3,839	4,352	581	1,250	830	654	11,506

Total allowance for loan losses	$5,816	$4,365	$581	$1,454	$830	$654	$13,700

	At December 31, 2014
	Mortgage Loans
	Residential	Commercial Real Estate	Construction	Commercial	Consumer	Unallocated	Total
	(In thousands)
Loans:
Impaired loans	$57,936	$1,512	$—	$1,406	$—	$—	$60,854
Non-impaired loans	805,658	140,940	26,125	46,047	572,063	—	1,590,833

Total loans	$863,594	$142,452	$26,125	$47,453	$572,063	$—	$1,651,687

Allowance for loan losses:
Impaired loans	$3,625	$38	$—	$241	$—	$—	$3,904
Non-impaired loans	4,130	2,590	452	854	1,255	749	10,030

Total allowance for loan losses	$7,755	$2,628	$452	$1,095	$1,255	$749	$13,934

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. LOANS (Continued)

        The following is a summary of past due and non-accrual loans at December 31, 2015 and 2014:

	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Loans on Non-accrual
	(In thousands)
2015
Residential real estate:
1-4 family	$5,779	$419	$9,978	$16,176	$25,841
Second mortgages and equity lines of credit	610	164	844	1,618	2,386
Commercial real estate	—	—	173	173	173
Construction	—	—	136	136	136
Commercial	18	—	—	18	558
Consumer:
Auto	2,156	358	140	2,654	263
Personal	116	27	53	196	70

Total	$8,679	$968	$11,324	$20,971	$29,427

2014
Residential real estate:
1-4 family	$8,072	$1,455	$14,670	$24,197	$31,333
Second mortgages and equity lines of credit	937	645	590	2,172	1,102
Commercial real estate	—	—	279	279	1,241
Construction	—	—	—	—	—
Commercial	2,466	39	349	2,854	1,053
Consumer:
Auto	3,317	503	306	4,126	416
Personal	112	29	22	163	139

Total	$14,904	$2,671	$16,216	$33,791	$35,284

        At December 31, 2015 and 2014, there are no loans past due 90 days or more and still accruing.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. LOANS (Continued)

        The following information pertains to impaired loans:

	December 31, 2015			December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
Impaired loans without a valuation allowance:
Residential	$23,600	$25,327	$—	$19,623	$22,332	$—
Commercial real estate	173	301	—	279	317	—
Construction	136	136	—	—	—	—
Commercial	62	62	—	415	620	—

Total	$23,971	$25,826	$—	$20,317	$23,269	$—

Impaired loans with a valuation allowance:
Residential	$29,852	$30,836	$1,977	$38,313	$38,723	$3,625
Commercial real estate	310	310	13	1,233	1,233	38
Commercial	492	492	204	991	991	241

Total	$30,654	$31,638	$2,194	$40,537	$40,947	$3,904

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In thousands)
Residential	$55,694	$2,982	$2,869	$60,586	$2,582	$2,459
Commercial real estate	998	35	19	1,457	78	78
Construction	68	10	10	241	8	8
Commercial	980	4	35	1,335	73	71

Total	$57,740	$3,031	$2,933	$63,619	$2,741	$2,616

        Interest income recognized and interest income recognized on a cash basis in the table above represents interest income for the year, not for the time period designated as impaired.

        No additional funds are committed to be advanced in connection with impaired loans.

        The following is a summary of trouble debt restructurings for the years ended December 31, 2015 and 2014:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)
2015
Residential	2	$224	$255
2014
Residential	18	$3,786	$3,889

        For 2015 and 2014, residential real estate troubled debt restructurings included rate reductions ranging from less than 1% to 4.875% for periods of one to three years and interest only for periods of 6 to 12 months. There were no commercial loan troubled debt restructurings in 2015 or 2014.

        The recorded investment of troubled debt restructurings was $34,599,000 and $41,885,000 at December 31, 2015 and 2014, respectively. Of these loans, $9,418,000 and $15,355,000 were nonaccruing at December 31, 2015 and 2014, respectively.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. LOANS (Continued)

        Although not general practice, there were modifications that included extending maturity dates. These amounts show an increase from the pre-modification balance due to capitalized delinquent interest and/or escrow. All TDR loans are considered impaired and management performs a discounted cash flow calculation to determine the amount of impairment reserve required on each loan. TDR loans which subsequently default are reviewed to determine if the loan should be deemed collateral dependent. In either case, any reserve required is recorded as part of the allowance for loan losses.

        The following is a summary of troubled debt restructurings that defaulted, defined as two or more payments in arrears, in the first twelve months after restructure during the years ended December 31, 2015 and 2014:

	Number of Contracts	Recorded Investment
		(In thousands)
2015
Residential	3	$580
2014
Residential	4	$905

Credit Quality Information

        The Company utilizes a ten grade internal loan rating system for commercial real estate, commercial construction and commercial loans as follows:

  Loans rated 1 - 6 are considered "pass" rated loans with low to average risk.

  Loans rated 7 are considered "special mention." These loans are starting to show signs of potential weakness and are being closely monitored by management.

  Loans rated 8 are considered "substandard." Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

  Loans rated 9 are considered "doubtful." Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

  Loans rated 10 are considered uncollectible ("loss") and of such little value that their continuance as loans is not warranted.

        Loans not rated consist primarily of residential construction loans and certain smaller balance commercial real estate and commercial loans that are managed by exception.

        On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans. Annually, the Company engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

        On a monthly basis, the Company reviews the residential construction, residential real estate and consumer installment portfolios for credit quality primarily through the use of delinquency reports.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. LOANS (Continued)

        The following table presents the Company's loans by risk rating at December 31, 2015 and 2014:

	2015			2014
	Commercial Real Estate	Commercial	Construction	Commercial Real Estate	Commercial	Construction
	(In thousands)
Loans rated 1 - 6	$260,983	$66,072	25,761	$135,952	$45,031	$10,318
Loans rated 7	—	3,362	—	—	1,064	—
Loans rated 8	—	645	—	1,233	807	—
Loans rated 9	—	393	—	—	551	—
Loans rated 10	—	—	—	—	—	—
Loans not rated	4,499	—	10,069	5,267	—	15,807

	$265,482	$70,472	$35,830	$142,452	$47,453	$26,125

7. MORTGAGE LOAN SERVICING

        The Company sells residential mortgages to government-sponsored entities and other parties. The Company retains no beneficial interests in these loans, but may retain the servicing rights of the loans sold. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The risks inherent in mortgage servicing rights ("MSR") relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balances of mortgage loans serviced for others were $1,244,856,000 and $525,346,000 at December 31, 2015 and 2014, respectively.

        As discussed in Note 1, on January 1, 2015 the Company elected to account for MSR at fair value. The Company obtains valuations from independent third parties to determine the fair market value of MSR. Key assumptions used in the estimation of fair value include prepayment speeds, discount rates, default rates, cost to service, and contractual servicing fees. At December 31, 2015 and 2014, the following assumptions were used in the calculation of fair value of MSR:

	2015	2014
Prepayment speed (weighted average in 2015)	9.90%	6.30 to 33.00%
Discount rate (weighted average in 2015)	9.10	9.00
Weighted average default rate	1.40	—

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. MORTGAGE LOAN SERVICING (Continued)

        The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowance (in thousands):

Mortgage servicing rights:
Balance at December 31, 2013	$2,482
Additions	374
Amortization	(653)

Balance at December 31, 2014, at amortized cost	2,203

Valuation allowances:
Balance at December 31, 2013	87
Provision (credit)	(52)

Balance at December 31, 2014	35

Mortgage servicing rights, net at December 31, 2014 (fair value of $4,894)	2,168

Fair value election	2,726
Additions from acquisition of Merrimack Mortgage Company	5,116
Additions	3,424
Fair value adjustments	(476)

Balance at December 31, 2015, at fair value	$12,958

        For the years ended December 31, 2015 and 2014, contractually specified servicing fees included in mortage banking income amounted to $2,072,000 and $1,322,000, respectively.

8. OTHER REAL ESTATE OWNED AND REPOSSESSED ASSETS

        Expenses applicable to foreclosed and repossessed assets include the following:

	Year Ended December 31,
	2015	2014
	(In thousands)
Gain on sales of real estate, net	$(424)	$(265)
Net loss on sales of repossessed assets	24	26
Write-downs of real estate	156	276
Operating expenses	468	488

	$224	$525

        Foreclosed and repossessed assets consist of thirteen and sixteen residential real estate properties with recorded values of $2,286,000 and $2,915,000 at December 31, 2015 and 2014, respectively. Foreclosed and repossessed assets also includes four and one automobiles with recorded values of $61,000 and $11,000 at December 31, 2015 and 2014, respectively. All foreclosed and repossessed assets are held for sale. Mortgage loans in the process of foreclosure totaled $6,546,000 as of December 31, 2015, and are reported in loans.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. PROPERTY AND EQUIPMENT

        A summary of the cost and accumulated depreciation of property and equipment follows:

	December 31,
	2015	2014
	(In thousands)
Land	$5,331	$5,296
Buildings and leasehold improvements	29,234	28,972
Furniture, equipment and vehicles	15,976	14,406
Fixed assets in process	263	156

	50,804	48,830
Less accumulated depreciation and amortization	(26,198)	(23,600)

Property and equipment, net	$24,606	$25,230

        Depreciation and amortization expense amounted to $2,597,000 and $2,529,000 for the years ended December 31, 2015 and 2014, respectively.

        At December 31, 2015 and 2014, fixed assets in process represents building improvements and equipment not placed in service.

        Pursuant to the terms of noncancelable operating lease agreements in effect at December 31, 2015, pertaining to property and equipment, future minimum lease payments under various operating leases are as follows (in thousands):

Years Ending December 31,
2016	$1,515
2017	1,043
2018	659
2019	400
2020	186
Thereafter	61

$3,864

        The noncancelable lease agreements contain options to extend for periods from three to twenty years, the cost of which is not included above. Rent expense amounted to $1,196,000 in 2015 and $642,000 in 2014 and is included in occupancy and equipment expenses in the accompanying Consolidated Statements of Net Income.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. GOODWILL AND OTHER INTANGIBLE ASSETS

        Goodwill and other intangible assets consist of the following:

	December 31,
	2015	2014
	(In thousands)
Goodwill	$13,365	$3,186

Core deposit intangible asset:
Original balance	1,171	1,171
Accumulated amortization	(1,171)	(1,033)

	—	138

Non-compete intangible asset:
Original balance	353	—
Accumulated amortization	(44)	—

	309	—

Total goodwill and other intangible assets	$13,674	$3,324

Goodwill

        On July 1, 2015 goodwill in the amount of $10,179,000 was recognized in connection with the MMC acquisition. The goodwill represents the excess of the value of MMC over the fair value of assets acquired and liabilities assumed arising from the acquisition. MMC originates residential mortgage loans for sale in the secondary market and services residential mortgage loans for secondary market investors. MMC conducts business throughout the northeastern United States. The acquisition of MMC enables the Company to expand its mortgage banking business. MMC has been identified as a reporting unit for purposes of goodwill impairment testing. Refer to Note 20, Business Combinations and Note 21, Segment Reporting for more information.

Core Deposit Intangible

        In connection with the acquisition of Nations Heritage Federal Credit Union, the Company recorded core deposit intangible in the amount of $1,171,000 which is being amortized over 76 months. Amortization expense was $138,000 and $185,000 for the years ended December 31, 2015 and 2014, respectively. The core deposit intangible was fully amortized in 2015.

Non-compete Intangible

        As part of the acquisition of MMC, the Company entered into a non-compete agreement with the sellers of MMC. The Company accounts for this agreement as an intangible asset and is amortizing it over the four year period of the agreement. Amortization expense of $44,000 was recorded in 2015. The Company expects to record amortization expense of $88,000 in each of 2016, 2017 and 2018, with the remaining amount of $45,000 in 2019.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. DEPOSITS

        A summary of deposit balances, by type, is as follows:

	December 31,
	2015	2014
	(In thousands)
NOW and demand deposit accounts	$320,717	$253,012
Regular savings and club accounts	295,533	268,046
Money market deposit accounts	612,370	461,089

Total non-certificate accounts	1,228,620	982,147

Term certificates accounts greater than or equal to $250,000	81,969	90,097
Term certificate accounts less than $250,000	380,623	427,871

Total certificate accounts	462,592	517,968

Total deposits	$1,691,212	$1,500,115

        A summary of certificate accounts by maturity is as follows:

	December 31, 2015		December 31, 2014
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Within 1 year	$231,069	0.78%	$271,170	0.92%
Over 1 year to 2 years	148,279	1.50	92,520	1.22
Over 2 years to 3 years	43,753	1.41	119,705	1.66
Over 3 years to 4 years	23,527	1.72	21,023	1.63
Over 4 years to 5 years	15,964	1.70	13,550	1.72

	$462,592	1.15%	$517,968	1.20%

12. BORROWED FUNDS

        Borrowed funds at December 31, 2015 and 2014 consist of FHLB advances and are summarized by maturity and call date below:

	2015			2014
	Scheduled Maturity	Redeemable at Call Date(1)	Weighted Average Rate(2)	Scheduled Maturity	Redeemable at Call Date(1)	Weighted Average Rate(2)
	(Dollars in thousands)
Year ending December 31:
2015	—	—	—%	$90,000	105,000	0.58%
2016	45,000	60,000	1.51	75,000	75,000	2.04
2017	69,500	54,500	3.13	74,500	59,500	3.26
2018	50,000	50,000	1.65	50,000	50,000	1.65
2019	35,000	35,000	1.68	35,000	35,000	1.68
2020 and thereafter*	50,098	50,098	1.84	5,102	5,102	1.69

	$249,598	$249,598	2.08%	$329,602	$329,602	1.81%

*
Includes an amortizing advance requiring monthly principal and interest payments of $1,000.

(1)
Callable FHLB advances are shown in the respective periods assuming that the callable debt is redeemed at the call date, while all other advances are shown in the periods corresponding to their scheduled maturity date.

(2)
Weighted average rate based on scheduled maturity dates.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. BORROWED FUNDS (Continued)

        The FHLB advances are secured by a blanket security agreement on qualified collateral defined primarily as 79% of the carrying value of first mortgage loans on owner-occupied residential property and 95% of the fair value of government-sponsored enterprises and mortgage-backed securities obligations.

        The Company also has an available line of credit with the Federal Reserve Bank secured by 70% of the carrying value of indirect auto loans with an amortized balance amounting to $288,016,000 and $372,940,000, respectively, of which no amount was outstanding at December 31, 2015 and 2014.

13. INCOME TAXES

        Allocation of the federal and state income taxes between current and deferred portions for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
	(In thousands)
Current tax provision (benefit):
Federal	$1,465	$628
State	(45)	291

	1,420	919

Deferred tax provision:
Federal	796	351
State	343	80

	1,139	431

Income tax provision	$2,559	$1,350

        The reasons for the differences between the statutory federal income tax and the actual income tax provision (benefit) for the years ended December 31, 2015 and 2014 are summarized as follows:

	2015	2014
	(In thousands)
Statutory tax provision at 34%	$2,831	$1,333
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	196	245
Bank-owned life insurance	(429)	(27)
Non-deductible merger expenses	232	—
Tax exempt income	(308)	(300)
Other, net	37	99

Income tax provision	$2,559	$1,350

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        The tax effects of each item that give rise to deferred taxes at December 31, 2015 and 2014 are as follows:

	2015	2014
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$5,472	$5,523
Defined benefit plan	484	523
Employee benefit plans	1,862	4,247
Market-to-market loans	1,165	1,355
Cash basis of accounting	999	699
NH loss carryforward	168	—
MMC loss reserves	386	—
Tax credits	92	—
Depreciation and amortization	—	29
Other	—	278

	10,628	12,654

Deferred tax liabilities:
Net unrealized (gain) loss on securities available for sale	(73)	(198)
Deferred income annuities	(1,402)	(3,024)
Depreciation and amortization	(135)	—
Purchase accounting adjustment	(177)	(101)
Deferred loan fees	(4,789)	(5,610)
Mortgage servicing rights	(5,000)	—
Other	(41)	—

	(11,617)	(8,933)

Net deferred tax asset (liability)	$(989)	$3,721

        A summary of the change in the net deferred tax asset (liability) for the years ended December 31, 2015 and 2014 is as follows:

	2015	2014
	(In thousands)
Balance at beginning of year	$3,721	$4,161
Adoption of fair value option for mortgage servicing rights, effective January 1, 2015	(1,090)	—
Deferred tax liability acquired from MMC	(2,567)	—
Deferred tax (provision) benefit	(1,139)	(431)
Change in supplemental director retirement plan	(39)	523
Change in securities available for sale	125	(532)

Balance at end of year	$(989)	$3,721

        The Company's income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service ("IRS") and Massachusetts Department of Revenue for the tax years 2012 through June 30, 2013 relating to Forms 990 and 990-T. In addition, Form 1120 is open to audit by the IRS and Massachusetts Department of Revenue for the six month period ended December 31, 2013 and the year ended December 31, 2014.

        At December 31, 2015, the Bank has a net operating loss carryforward in the state of New Hampshire of $3,200,000 related to the acquisition of MMC. The net operating loss expires on December 31, 2024. The state of New Hampshire limits the use of acquired net operating losses that can be used by the Bank each year based on Internal Revenue Code 382. This limitation is $550,000 per year. The Bank believes it is more likely than not that it will be able to utilize the New Hampshire net operating loss carryforward prior to expiration.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        At December 31, 2015, the Bank has $140,000 of New Hampshire business enterprise tax credit, ("BET") carryforward from Merrimack Mortgage Corporation. This credit will expire various years through December 31, 2019. This credit consists of a gross credit carryforward of $243,000 less a valuation allowance of $103,000. It is more likely than not that the net credit, after valuation allowance, is realizable within the remaining carryforward period.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods the deferred tax assets are expected to be deductible, management believes it is more likely than not that its deferred tax assets are realizable. It should be noted, however, that factors beyond management's control, such as the general economy and real estate values, can affect future levels of taxable income, and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

14. OTHER COMMITMENTS AND CONTINGENCIES

Loan Commitments

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and advance funds on various lines of credit. Those commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying Consolidated Financial Statements.

        The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

        The following financial instruments were outstanding at December 31, 2015 and 2014. The contract amounts represent credit risk:

	December 31,
	2015	2014
	(In thousands)
Commitments to grant loans	$62,445	$28,808
Unadvanced funds on home equity lines of credit	82,881	84,674
Unadvanced funds on revolving lines of credit	42,488	16,680
Unadvanced funds on construction loans	29,809	24,286

        Commitments to extend credit and unadvanced portion of construction loans are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments to grant loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for unadvanced funds on construction loans, home equity and revolving lines of credit may expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. Loans, construction loans and home equity lines of credit are collateralized by real estate while revolving lines of credit are unsecured.

Employment Agreements

        The Company has entered into employment agreements with certain executive officers. The term of the agreements commenced on the effective date of the signed agreements and continues thereafter until terminated, as defined by the agreements. The agreements generally provide for a specified minimum annual compensation and the continuation of benefits currently received. However, such employment can be terminated for cause, as defined, without incurring any continuing obligations. In addition, some of the agreements provide for severance payments to the officers following a change in control, as defined. Some of the agreements also provide for coverage in a supplemental medical insurance plan for each executive officer and their spouses once they reach the age of sixty-five

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. OTHER COMMITMENTS AND CONTINGENCIES (Continued)

and are no longer covered by the Company's group medical plan, to supplement what is covered by their Medicare plans. The coverage of this supplemental insurance remains in effect during the entire term of the executive officers' and their spouses' retirement.

Reserve for Residential Mortgage Loan Repurchase Losses

        The Company sells residential mortgage loans on a "whole-loan" basis to government-sponsored entities ("GSEs" or "Agencies") Fannie Mae and Freddie Mac and also to non-agency investors. These loan sales occur under industry standard contractual provisions that include various representations and warranties, which typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan and other similar matters. The Company may be required to repurchase certain loans sold with identified defects, indemnify the investor, or reimburse the investor for any credit losses incurred. The Company establishes mortgage repurchase reserves related to various representations and warranties that reflect management's estimate for which we have a repurchase obligation. The reserves are established by a charge to loan expenses in our Consolidated Statements of Net Income. At December 31, 2015 this reserve totaled $965,000 and is included in other liabilities on our Consolidated Balance Sheets. There was no repurchase reserve at December 31, 2014.

        The repurchase reserve is applicable to loans the Company originated and sold with representations and warranties, which is representative of the entire sold portfolio. The repurchase loss liability is estimated by origination year and to the extent that repurchase demands are made by investors, we may be able to successfully appeal such repurchase demands. The reserve considers anticipated future losses and the Company's lack of historical experience with the make-whole demands. The reserve for residential mortgage loan repurchase losses at December 31, 2015 represents our best estimate of the probable loss that we may incur due to the representations and warranties in our loan sales contracts with investors. Repurchase losses depend upon economic factors and other external conditions that may change over the life of the underlying loans. Additionally, lack of access to the servicing records of loans sold on a service released basis adds difficulty to the estimation process. To the extent that future investor repurchase demand and appeals success differ from past experience, the Company could have increased demands and increased loss severities on repurchases, causing future additions to the repurchase reserve.

        Certain loans were sold with recourse provisions, and at both December 31, 2015 and 2014, the related maximum contingent liability related to loans sold amounted to $3,137,000. Based on discounted cash flow of projected losses on sold loans in this portfolio at December 31, 2015 and 2014, the Company's recourse liability was $151,000 and $341,000, respectively. These amounts are included in other liabilities and accrued expenses.

Contingent Consideration

        As discussed in Note 20, Business Combinations, a portion of the purchase price of MMC is contingent on future results of MMC. The Company has recorded a contingent liability of $3,500,000 based on estimated future pre-tax earnings for the four-year period ending June 30, 2019. Payments will be made annually based on the extent to which MMC achieves targeted pre-tax earnings, as set forth in the purchase and assumption agreement. Earnings that exceed targets over the four-year period will result in additional compensation to the sellers. Conversely, earnings below target could result in a reduced amount due to the sellers for the contingency.

Other

        In the ordinary course of business, various legal claims arise from time to time and, in the opinion of management based on discussion with legal counsel, management does not believe these claims will have a material effect on the Company's financial position or results of operations.

15. DERIVATIVES

Interest Rate Risk Management—Derivative Instruments Not Designated As Hedging Instruments

        The Company is party to a variety of derivative transactions, including derivative loan commitments, forward loan sale commitments and interest rate swap contracts. The Company enters into derivative contracts in order to meet the

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. DERIVATIVES (Continued)

financing needs of its customers. The Company also enters into derivative contracts as a means of reducing its interest rate risk and market risk.

        All derivatives are recognized in the Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives are recognized in earnings. The Company does not have any fair hedges or cash flow hedges for the years ended December 31, 2015 or 2014.

Derivative Loan Commitments

        Mortgage loan commitments qualify as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. The Company enters into commitments to fund residential mortgage loans at specified times in the future, with the intention that these loans will subsequently be sold in the secondary market. A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock.

        Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates. If interest rates increase, the value of these loan commitments decreases. Conversely, if interest rates decrease, the value of these loan commitments increases.

Forward Loan Sale Commitments

        The Company utilizes both "mandatory delivery" and "best efforts" forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

        With a "mandatory delivery" contract, the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specified price on or before a specified date. If the Company fails to deliver the amount of mortgages necessary to fulfill the commitment by the specified date, it is obligated to pay a "pair-off" fee, based on then-current market prices, to the investor to compensate the investor for the shortfall.

        With a "best efforts" contract, the Company commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the seller for an individual loan is specified prior to the loan being funded (e.g., on the same day the lender commits to lend funds to a potential borrower).

        The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.

Interest Rate Swaps

        The Company enters into interest rate swap agreements that are transacted to meet the financing needs of its commercial customers. Offsetting interest rate swap agreements are simultaneously transacted to effectively eliminate the Company's interest rate risk associated with the customer swaps. The primary risks associated with these transactions arise from exposure to the ability of the counterparties to meet the terms of the contract. Mortgage-backed securities with a fair value of $3,154,000 are pledged to secure the Company's liability for the offsetting interest rate swaps.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. DERIVATIVES (Continued)

        The following tables present the fair values of derivative instruments in the balance sheets:

		Assets		Liabilities
	Notional Amount	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
December 31, 2015:
Derivative loan commitments	$109,610	Other assets	$1,432	Other liabilities	$—
Forward loan sale commitments	123,619	Other assets	229	Other liabilities	89
Interest rate swaps	63,789	Other assets	1,226	Other liabilities	1,226

Total derivatives not designated as hedging instruments			$2,887		$1,315

December 31, 2014:
Derivative loan commitments	$4,391	Other assets	$67	NA	$—
Forward loan sale commitments	7,201	Other assets	—	Other liabilities	44

Total derivatives not designated as hedging instruments			$67		$44

        The following table presents information pertaining to the Company's derivative instruments on the statements of net income:

		Year Ended December 31,
		2015	2014
	Location of Gain (Loss)	Amount of Gain (Loss)
		(In thousands)
Derivative loan commitments	Mortgage banking income	$(334)	$22
Forward loan sale commitments	Mortgage banking income	(309)	(79)

Total		$(643)	$(57)

16. COMPENSATION AND BENEFIT PLANS

Defined Contribution Plan

        The Company provides a savings plan which qualifies under Section 401(k) of the Internal Revenue Code and provides for voluntary contributions by participating employees up to the maximum amount permitted by law. The Company may contribute 9.3% of each employee's compensation plus 5.7% of the employee's compensation in excess of the social security wage base on a discretionary basis up to regulatory maximums. Contributions expensed were $1,713,000 and $1,520,000 for the years ended December 31, 2015 and 2014, respectively.

Management Incentive Program

        The Company has adopted a management incentive program whereby eligible participants receive a percentage of annual compensation if certain incentive and performance targets are achieved by the Company. The program is administered by the Compensation Committee of the Board of Directors. Compensation expense related to the management incentive program was $2,319,000 and $1,750,000 for the years ended December 31, 2015 and 2014, respectively.

Supplemental Retirement Plans

        The Company provides supplemental retirement benefits for two senior executive officers of the Company under the terms of the Supplemental Executive Retirement Plan Agreements (the "Agreements"). Benefits to be paid under the Agreements are based primarily on the officer's compensation and estimated mortality. The Agreements are funded with annuities purchased by the Company. During 2015, one agreement expired and was settled in accordance with the terms of the agreement. A new supplemental retirement plan was put in place. At December 31, 2015 and 2014, included in other liabilities and accrued expenses is the Company's obligation under the plans of $2,173,000 and

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. COMPENSATION AND BENEFIT PLANS (Continued)

$8,467,000, respectively. The retirement benefits, as defined in the Agreements, are accrued by charges to compensation expense over the required service periods of the officers. Compensation expense related to these benefits was $1,554,000 and $1,067,000 for the years ended December 31, 2015 and 2014, respectively.

Split-Dollar Life Insurance Arrangements

        The Company has collateral assignment split dollar life insurance agreements with an executive officer and a retired executive, whereby the Company will make annual premium payments for the executives' life insurance policies. The Company has the unqualified right to receive from the insurer an amount which is equal to the lesser of the cash surrender value of the policy or the aggregate un-reimbursed amount of premium payments with respect to the policy for which the Company paid. At December 31, 2015 and 2014, included in other liabilities and accrued expenses is the Company's obligation under the agreements of $135,000 and $269,000, respectively.

        During 2015 the Company terminated the agreement with one of the officers and ownership of the policy was transferred to the Company to fully reimburse the Company for premiums paid on the policy of $1,207,000. An endorsement split dollar life insurance agreement was established for the officer whereby the Company will pay to the executives' estates or beneficiaries a portion of the death benefit that the Company will receive as beneficiary of such policy. Expense associated with this post retirement benefit for the year ended December 31, 2015 was $16,000. The cash surrender value of the new policy is included in bank-owned life insurance on the Consolidated Balance Sheets.

Deferred Compensation Plan

        The Company is the sole owner of an annuity policy pertaining to one of the Company's executives. The Company has an agreement with this executive whereby upon retirement the Company will pay to the executive an amount equal to the cash surrender value of the annuity less premiums paid accumulated at an interest rate of 1.5% per year. At December 31, 2015 and 2014, included in other liabilities and accrued expenses is the Company's obligation under the plan of $238,000 and $212,000, respectively. For the years ended December 31, 2015 and 2014, the expense amounted to $26,000 and $20,000, respectively.

        In 2014, the Company entered into agreements with two executive officers whereby the Company will pay the cost of the premium for individual supplemental medical and prescription drug coverage for their lifetime upon retirement at age 65 or later. Spousal coverage is provided each year the executive is eligible for coverage and the spouse is age 65 or over. At December 31, 2015 and 2014, included in other liabilities and accrued expenses is the Company's obligation under the plan of $183,000 and $114,000, respectively.

Long-Term Incentive Plan

        During 2015, the Company entered into a long-term incentive plan with several executive officers. Benefits are earned annually based on the Company's achievement of performance goals. The plan is administered by the Company's Board of Directors. Included in other liabilities and accrued expenses at December 31, 2015 is $336,000 for this plan.

Post-Retirement Life Insurance

        Employees who are covered under HarborOne's bank-owned life insurance program can elect to participate in the benefits of the program while employed by HarborOne. The Company granted post-employment coverage to certain executives. Included in other liabilities and accrued expenses at December 31, 2015 and 2014 is $79,000 and $20,000, respectively, for this post retirement benefit.

Directors' Retirement Plan

        The Company has an unfunded director fee continuation plan which provides postretirement benefits to eligible directors of the Company. Participants in the plan must have at least six years of service as a director to be vested in the benefit which is determined based on number of years of service.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. COMPENSATION AND BENEFIT PLANS (Continued)

        Based on the actuarial analysis, the funded status of the plan and the components of net periodic cost are as follows:

	Years Ended December 31,
	2015	2014
	(In thousands)
Change in projected benefit obligation:
Benefit obligation at beginning of year	$1,367	$—
Service cost	60	9
Interest cost	52	11
(Gain) loss	21	—
Prior service cost	117	1,347
Benefits paid	(248)	—

Benefit obligation and funded status at end of year	$1,369	$1,367

Accumulated benefit obligation	$1,242	$1,232

Service cost	$60	$9
Interest cost	52	11
Prior service cost recognized	231	36

Net periodic cost	$343	$56

        The following assumptions were used to determine the benefit obligation and net periodic cost at or for the years ended December 31:

	2015	2014
Discount rate	4.00%	5.00%
Rate of compensation increase	3.00%	3.00%

        The following is a summary of benefit payments expected to be paid by the director's retirement plan over the next ten years (in thousands):

Years Ending December 31,
2016	$—
2017	67
2018	132
2019	132
2020	132
2021-2025	838

17. RELATED PARTY TRANSACTIONS

        The Company has made loans to directors and executive officers, in the ordinary course of business at arms-length terms, amounting to $1,353,000 and $1,750,000 at December 31, 2015 and 2014, respectively. New loans granted and increases due to new hires were $438,000 and $708,000 in 2015 and 2014, respectively. Loan repayments and reductions due to officer retirements were $835,000 and $243,000 in 2015 and 2014, respectively.

        On July 1, 2015 the Company purchased MMC, which was previously privately owned by three individuals. As part of the stock purchase agreement, two of the three sellers are now employees of the Company. Refer to Note 20, Business Combinations.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. MINIMUM REGULATORY CAPITAL REQUIREMENTS

        The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific net worth guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require minimum ratios of Tier 1 capital to average assets (Leverage Ratio) and common equity Tier 1, Tier 1 and Total capital to risk-weighted assets. These capital guidelines assign risk weights to on- and off-balance sheet items in arriving at total risk-weighted assets. Minimum capital levels are based upon the perceived risk of various asset categories and certain off-balance sheet instruments. As a condition of the application to convert to a co-operative bank the FDIC has established a minimum Tier 1 capital to average assets requirement of 8% for the first seven years of operation. Management believes, as of December 31, 2015, that the Company meets all capital adequacy requirements to which it is subject.

        In July 2013, federal banking regulators approved a rule to set minimum requirements for both the quantity and quality of capital held by community banking institutions. The rule includes a new minimum ratio of common equity Tier 1 capital to risk weighted assets of 4.5%, raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. Additionally, community banking institutions must maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonus payment to executive officers. The phase-in period for the rules began for the Company on January 1, 2015, with full compliance with all of the final rule's requirements phased in over a multi-year schedule.

        The Company's actual and minimum required capital amount at December 31, 2015 and 2014 are as follows:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2015:
Common equity Tier 1 to risk-weighted assets	$177,809	10.8%	$73,809	4.5%	$106,613	6.5%
Tier 1 capital to risk-weighted assets	177,809	10.8	98,412	6.0	131,216	8.0
Total capital to risk-weighted assets	191,509	11.7	131,216	8.0	164,020	10.0
Tier 1 capital to average assets	177,809	8.3	171,330	8.0	171,330	8.0
December 31, 2014:
Tier 1 capital to risk-weighted assets	$179,922	12.2%	$59,247	4.0%	$88,870	6.0%
Total capital to risk-weighted assets	193,856	13.1	118,494	8.0	148,117	10.0
Tier 1 capital to average assets	179,922	8.9	162,176	8.0	162,176	8.0

19. FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

        The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various assets or liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

        The following methods and assumptions were used by the Company in estimating fair value disclosures:

          Cash and cash equivalents— The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

          Securities— All fair value measurements are obtained from a third-party pricing service and are not adjusted by management. Securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

          Federal Home Loan Bank stock— The fair value of Federal Home Loan Bank stock is equal to cost based on redemption provisions.

          Mortgage loans held for sale— Fair values are based on prevailing market prices for similar commitments.

          Loans— Fair values for mortgage loans and other loans are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          Retirement plan annuities— The carrying value of the annuities are based on their contract values which approximate fair value.

          Mortgage servicing rights— Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

          Deposits and mortgagors' escrow accounts— The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) and mortgagors' escrow accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Borrowed funds— The fair values of borrowed funds are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

          Accrued interest— The carrying amounts of accrued interest approximate fair value.

          Forward loan sale commitments and derivative loan commitments— Forward loan sale commitments and derivative loan commitments are based on fair values of the underlying mortgage loans and the probability of such commitments being exercised. The assumptions for pull-through rates are derived from internal data and adjusted using management judgment. Derivative loan commitments include the non-refundable costs of originating the loan based on the Company's internal cost analysis that is not observable. At December 31, 2015 and 2014, the weighted average pull-through rate for derivative loan commitments was 85% and 75%, respectively.

          Off-balance sheet credit-related instruments— Fair values for off-balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of off-balance sheet instruments are immaterial.

          Interest rate swaps— The Company's interest rate swaps are traded in over-the-counter markets where quoted market prices are not readily available. For these interest rate derivatives, fair value is determined utilizing models that use primarily market observable inputs, such as swap rates and yield curves. The pricing models used to value interest rate swaps calculate the sum of each instrument's fixed and variable cash flows, which are then

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

  discounted using an appropriate yield curve to arrive at the fair value of each swap. The pricing models do not contain a high level of subjectivity as the methodologies used do not require significant judgement.

Fair Value Hierarchy

        The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

  Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

  Level 2—Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.

        Transfers between levels are recognized at the end of the reporting period, if applicable.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2015
Assets
U.S. government and government-sponsored enterprise obligations	$—	$4,967	$—	$4,967
U.S. government-sponsored residential mortgage-backed securities	—	46,616	—	46,616
U.S. government-sponsored collateralized mortgage obligations	—	46,470	—	46,470
SBA asset-backed securities	—	30,488	—	30,488
Mortgage loans held for sale	—	63,797	—	63,797
Mortgage servicing rights	—	12,958	—	12,958
Derivative loan commitments	—	—	1,432	1,432
Forward loan sale commitments	—	—	229	229
Interest rate swaps	—	1,226	—	1,226

	$—	$206,522	$1,661	$208,183

Liabilities
Forward loan sale commitments	$—	$—	$89	$89
Interest rate swaps	—	1,226	—	1,226

	$—	$1,226	$89	$1,315

December 31, 2014
Assets
U.S. government and government-sponsored enterprise obligations	$—	$4,983	$—	$4,983
U.S. government-sponsored residential mortgage-backed securities	—	59,926	—	59,926
U.S. government-sponsored collateralized mortgage obligations	—	67,466	—	67,466
SBA asset-backed securities	—	15,640	—	15,640
Derivative loan commitments	—	—	67	67

	$—	$148,015	$67	$148,082

Liabilities
Forward loan sale commitments	$—	$—	$44	$44

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

        The table below presents, for the years ended December 31, 2015 and 2014, the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	Assets	Liabilities
	Derivative and Forward Loan Sale Commitments, Net	Derivative and Forward Loan Sale Commitments, Net
	(In thousands)
Balance as of December 31, 2013	$89	$(9)
Total gains (loss) included in net income(1)	(22)	(35)

Balance as of December 31, 2014	67	(44)
Additions from acquisition of MMC	2,192	—
Total gains (loss) included in net income(1)	(598)	(45)

Balance as of December 31, 2015	$1,661	$(89)

Change in unrealized (losses) gains relating to instruments at December 31, 2015	$1,661	$(89)

Change in unrealized (losses) gains relating to instruments at December 31, 2014	$67	$(44)

(1)
Included in mortgage banking income on the Consolidated Statements of Net Income

Assets Measured at Fair Value on a Non-recurring Basis

        The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. There were no liabilities measured at fair value on a non-recurring basis at December 31, 2015 and 2014. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets. The loss represents the amount of the write-down recorded in the allowance for loan losses prior to repossession during 2015 and 2014 on the assets held at December 31, 2015 and 2014, respectively.

	Level 1	Level 2	Level 3	Total Losses
	(In thousands)
December 31, 2015
Impaired loans	$—	$—	$3,988	$67
Other real estate owned and repossessed assets	—	—	2,347	4

	$—	$—	$6,335	$71

December 31, 2014
Impaired loans	$—	$—	$8,860	$1,622
Other real estate owned and repossessed assets	—	—	2,915	102

	$—	$—	$11,775	$1,724

        Losses applicable to write-downs of impaired loans and other real estate owned and repossessed assets are based on the appraised value of the underlying collateral less estimated costs to sell. Appraised values are typically based on a blend of (a) an income approach using observable cash flows to measure fair value, and (b) a market approach using observable market comparables. These appraised values may be discounted based on management's historical knowledge, expertise or changes in market conditions from time of valuation.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Summary of Fair Values of Financial Instruments

        The estimated fair values, and related carrying or notional amounts, of the Company's financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein may not necessarily represent the underlying fair value of the Company.

	December 31,
	2015					2014
		Fair Value					Fair Value
	Carrying Amount					Carrying Amount
		Level 1	Level 2	Level 3	Total		Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$40,652	$40,652	$—	$—	$40,652	$52,983	$52,983	$—	$—	$52,983
Securities available for sale	128,541	—	128,541	—	128,541	148,015	—	148,015	—	148,015
Securities held to maturity	63,579	—	65,206	—	65,206	58,384	—	60,305	—	60,305
Federal Home Loan Bank stock	18,735	—	—	18,735	18,735	18,631	—	—	18,631	18,631
Mortgage loans held for sale	63,797	—	63,797	—	63,797	3,525	—	3,525		3,525
Loans, net	1,729,388	—	—	1,754,997	1,754,997	1,651,894	—	—	1,677,996	1,677,996
Retirement plan annuities	11,608	—	—	11,608	11,608	24,101	—	—	24,101	24,101
Mortgage servicing rights	12,958	—	12,958	—	12,958	2,168	—	4,353		4,353
Accrued interest receivable	4,920	—	4,920	—	4,920	4,494	—	4,494	—	4,494
Financial liabilities:
Deposits	1,691,212	—	—	1,695,731	1,695,731	1,500,115	—	—	1,504,757	1,504,757
Borrowed funds	249,598	—	251,812	—	251,812	329,602	—	336,212	—	336,212
Mortgagors' escrow accounts	4,486	—	—	4,486	4,486	3,510	—	—	3,510	3,510
Accrued interest payable	546	—	546	—	546	576	—	576	—	576
Derivative loan commitments:
Asset	1,432	—	—	1,432	1,432	67	—	—	67	67
Interest rate swap agreements:
Asset	1,226	—	1,226	—	1,226	—	—	—	—
Liabilities	1,226	—	1,226	—	1,226	—	—	—	—
Forward loan sale commitments:
Asset	229	—	—	229	229	—	—	—	—	—
Liabilities	89	—	—	89	89	44	—	—	44	44

20. BUSINESS COMBINATION

        On July 1, 2015, the Company completed the acquisition of 100% of the common stock of MMC. MMC originates, sells and services residential mortgages throughout the northeastern United States. This acquisition enables the Company to expand its mortgage banking business to a larger geographical region. The Company paid $20,161,000 and recorded $10,179,000 of goodwill. Included in the purchase price is $3,500,000 of contingent consideration due to the sellers of MMC. The contingent consideration will be paid to the sellers if MMC achieves certain targeted pre-tax income amounts during the four-year period ending on June 30, 2019. The fair value of the contingent consideration was calculated based on estimated earnings of MMC over the next four years.

        The Company accounted for the acquisition using the acquisition method of accounting. Accordingly, MMC's results have been consolidated in the Company's results since July 1, 2015. Acquisition costs of $548,000 and $335,000 were expensed as incurred during 2015 and 2014, respectively. The acquisition method requires the recognition of assets acquired and liabilities assumed at their fair value as of the acquisition date. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. BUSINESS COMBINATION (Continued)

        The following table summarizes the estimated fair value of the acquired assets and assumed liabilities as of July 1, 2015:

(In thousands)
Assets acquired:
Cash and due from banks	$1,543
Mortgage loans held for sale	80,684
Loans	725
Mortgage servicing rights	5,116
Property and equipment	487
Goodwill	10,179
Non-compete intangible asset	353
Other assets	2,914

Total assets acquired	102,001

Liabilities assumed:
Notes payable	73,657
Deferred tax liability	2,567
Reserve for repurchase liabilities	1,006
Other liabilities	4,610

Total liabilities assumed	81,840

Net purchase price	$20,161

        The notes payable were warehouse lines with other financial institutions, which Merrimack used to fund its operations. They were paid in full during 2015.

        None of the goodwill is expected to be deductible for tax purposes.

21. SEGMENT REPORTING

        The Company has two reportable segments: HarborOne Bank and MMC. Revenue from HarborOne Bank consists primarily of interest earned on loans and investment securities and service charges on deposit accounts. Revenue from MMC comprises interest earned on loans and fees received as a result of the residential mortgage origination, sale and servicing process.

        The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Segment profit and loss is measured by net income on a legal entity basis. Intercompany transactions are eliminated in consolidation.

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. SEGMENT REPORTING (Continued)

        Information about the reportable segments and reconciliation to the Consolidated Financial Statements for the year ended December 31, 2015 are presented in the table below. MMC was acquired during 2015. Therefore, for the year ended December 31, 2014, the Company had a single segment, HarborOne Bank.

	HarborOne Bank	Merrimack Mortgage Company	Eliminations	Total
	(In thousands)
Net interest income	$51,137	$1,088	$—	$52,225
Provision for loan losses	1,257	—	—	1,257

Net interest income after provision for loan losses	49,880	1,088	—	50,968
Noninterest income	17,346	18,027	—	35,373
Noninterest expense	61,249	16,765	—	78,014

Income before provision for income taxes	5,977	2,350	—	8,327
Income tax provision	1,631	928	—	2,559

Net income	$4,346	$1,422	$—	$5,768

Total assets at December 31, 2015	$2,159,635	$88,981	$(85,474)	$2,163,142

Goodwill as of December 31, 2015	$3,186	$10,179	$—	$13,365

22. SUBSEQUENT EVENTS

        Management has evaluated subsequent events through February 29, 2016 which is the date the Consolidated Financial Statements were available to be issued. There were no subsequent events that require adjustment to the Consolidated Financial Statements.

Reorganization and Offering

        On January 27, 2016, the Board of Directors adopted a plan of reorganization and minority stock issuance (the "Plan") whereby the Company will reorganize from a mutual bank to a two-tier mutual holding company structure, with a mid-tier Massachusetts stock holding company (the "Holding Company") that will offer common stock on a priority basis to qualifying depositors, tax qualified employee benefit plans of the Company and employees, officers and directors of the Company or any subsidiary of the Company who are not qualifying depositors, with any remaining shares to be offered to the public in a community offering and possibly a syndicated community offering (the "Reorganization").

        All existing and future depositors of the Company will have the same liquidation rights in the mutual holding company as were conferred upon depositors of the Company immediately prior to the Reorganization.

        Under the Plan, depositors as of December 31, 2014 will receive an interest in the liquidation account maintained by the Holding Company equal to the Holding Company's total equity as reflected in its latest statement of financial condition contained in the prospectus for the Holding Company's stock offering. The Holding Company will hold the liquidation account for the benefit of such depositors who continue to maintain deposits in the Company after the Reorganization. The liquidation account would be distributed to such depositors only in the event of a liquidation of the Company.

        If the deposit balance in any deposit account of a depositor at the close of business on any December 31 after December 31, 2014 is less than the lesser of the deposit balance in a deposit account at the close of business on any other December 31 after December 31, 2014 or the amount of the "qualifying deposit" in a deposit account on December 31, 2014, then the individual's subaccount balance in the liquidation account will be reduced. Once reduced, the subaccount balance will not be subsequently increased, notwithstanding any increase in the balance of the related deposit account. If any deposit account is closed, the related subaccount balance will be reduced to zero. Upon a complete liquidation of the Company, each eligible account holder would be entitled to receive a distribution from the

HarborOne Bank and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

22. SUBSEQUENT EVENTS (Continued)

liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any distribution may be made to shareholders.

        Subsequent to the Reorganization, the board of directors of the Holding Company will have the authority to declare dividends on shares of common stock, subject to statutory and regulatory requirements and other considerations.

        Reorganization costs are capitalized and reduce proceeds from the shares sold in the Reorganization. If the Reorganization is not completed, all costs will be expensed. As of December 31, 2015, Reorganization costs amounting to $176,000 have been incurred and are included in other assets in the accompanying consolidated balance sheets.

        In connection with the Reorganization, the Holding Company intends to implement an employee stock ownership plan.

        Also in connection to the Reorganization, the Holding Company intends to establish and fund a charitable foundation as part of the offering. The Holding Company intends to contribute cash equal to 0.7% of the net proceeds raised in the offering and 1.2% of the outstanding shares of common stock.

Supplemental Retirement Agreement

        On March 1, 2016, in anticipation of the Reorganization, the Company amended a Supplemental Executive Retirement Plan with an executive to accelerate vesting. This amendment increased the net present value of the benefit obligation in the amount of $891,000 and this increase will be expensed in the first quarter of 2016.

        No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by HarborOne Bancorp, Inc. or HarborOne Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of HarborOne Bancorp, Inc. or HarborOne Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 11,783,475 Shares
(Subject to Increase to up to 13,550,996 Shares)

HarborOne Bancorp, Inc.

(Holding Company for HarborOne Bank)

COMMON STOCK
par value $0.01 per share

PROSPECTUS

                        , 2016

These securities are not deposits or accounts and are not federally insured or guaranteed.

        Until                                    , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

        The following table sets forth the estimated costs and expenses payable by the registrant in connection with the registration of securities being registered under this Registration Statement. All amounts except the SEC registration fee are estimates.

Amount(1)
* Registrant's Legal Fees and Expenses	$1,000,000
* Registrant's Accounting Fees and Expenses	190,000
* Marketing Agent Fees(1)	935,000
* Records Management Fees and Expenses(1)	140,000
* Appraisal Fees and Expenses	127,500
* Printing, Postage, Mailing and EDGAR Fees	875,000
* Filing Fees (Nasdaq, FINRA, SEC and Commonwealth of Massachusetts)	107,665
* Transfer Agent Fees and Expenses	20,000
* Business Plan Fees and Expenses	82,600
* Other	94,000

* Total	$3,571,765

(1)
HarborOne Bancorp, Inc. has retained Sandler, O'Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the subscription, community and syndicated offerings. Fees are estimated at the adjusted maximum of the offering range, assuming all of the shares are sold in the subscription and community offerings.

Item 14.    Indemnification of directors and officers

        Sections 6.5 and 6.6 of the Articles of Organization of HarborOne Bancorp, Inc. set forth circumstances under which directors, officers, employees and agents of HarborOne Bancorp, Inc. may be insured or indemnified against liability which they incur in their capacities as such:

Section 6.5. Indemnification of Directors and Others.

        (a)    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "Proceeding"), by reason of the fact that he or she is or was (a) a Director of the Corporation, or (b) serving, at the request of the Corporation as evidenced by a resolution of the Board of Directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a) and (b) are sometimes hereinafter referred to as an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as such a Director or officer of the Corporation or as such other director, officer, employee or agent or in any other capacity while serving as such a Director or officer of the Corporation or as such other director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Massachusetts Business Corporation Act (the "MBCA"), as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 6.5(c) with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 6.5 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition (hereinafter an "Advancement of Expenses"); provided, however, that, if the MBCA so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the

Corporation of an undertaking made in accordance with the MBCA (hereinafter an "Undertaking"), by or on behalf of such Indemnitee, which shall include, without limitation, an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Section 6.5 or otherwise.

        (b)    Indemnification of Employees and Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to an Advancement of Expenses, to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Section 6.5.

        (c)    Right of Indemnitee to Bring Suit.    If a claim under this Section 6.5 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time hereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. In addition, in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the MBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or Shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Section 6.5 or otherwise shall be on the Corporation.

        (d)    Non-Exclusivity of Rights.    The rights to indemnification and to Advancement of Expenses conferred in this Section 6.5 shall not be exclusive of any other right which any person may have or hereafter acquire under these By-laws, the Articles of Organization or any statute, agreement, vote of Shareholders or of disinterested Directors or otherwise.

        (e)    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MBCA. The Corporation's obligation to provide indemnification under this Section 6.5 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

        (f)    Amendments.    Without the consent of a person entitled to the indemnification and other rights provided in this Section 6.5 (unless otherwise required by the MBCA), no amendment modifying or terminating such rights shall adversely affect such person's rights under this Section 6.5 with respect to the period prior to such amendment.

        (g)    Savings Clause.    If this Section 6.5 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Section 6.5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 6.6. Limitation of Liability of Directors.

        (a)    Limitation of Liability.    No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that this Section 6.6 shall not eliminate or limit any liability of a Director (a) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the Massachusetts General Laws or (d) with respect to any transaction from which the Director derived an improper personal benefit.

        (b)    Amendment.    No amendment or repeal of this Section 6.6 shall adversely affect the rights and protection afforded to a Director of this Corporation under this Section 6.6 for acts or omissions occurring prior to such amendment or repeal. If the Massachusetts General Laws is hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the Massachusetts General Laws as so amended.

Item 15.    Recent sales of unregistered securities

        Not applicable.

Item 16.    Exhibits and financial statement schedules

        (a)    Exhibits.    The exhibits and financial statement schedules filed as part of this registration statement are as follows:

1.1	Engagement Letters, dated as of June 30, 2015, between HarborOne Bank and Sandler, O'Neill & Partners, L.P.#
1.2	Form of Agency Agreement between HarborOne Bank and Sandler, O'Neill & Partners, L.P.*
2.1	Plan of Reorganization and Minority Stock Issuance#
2.2	Stock Purchase Agreement, dated as of April 24, 2015, by and among HarborOne Bank, Kraig Burnham, Daniel McKenney and Timothy Boyle#
3.1	Articles of Organization of HarborOne Bancorp, Inc.#
3.2	By-Laws of HarborOne Bancorp, Inc.#
4.1	Form of Common Stock Certificate of HarborOne Bancorp, Inc.
5.1	Opinion of Goodwin Procter LLP regarding legality of securities being registered#
8.1	Federal and State Tax Opinion of Goodwin Procter LLP
10.1	HarborOne Bank Employee Stock Ownership Plan†#
10.2	HarborOne Bank ESOP Restoration Plan†#
10.3	HarborOne Bank Senior Management Long Term Incentive Plan†#
10.4	Amended and Restated Employment Agreement, dated as of March 1, 2016, by and among HarborOne Bancorp, Inc., HarborOne Bank and James W. Blake†#
10.5	2016 Supplemental Executive Retirement Plan, dated as of January 21, 2016, by and between HarborOne Bank and James W. Blake†#
10.6	Endorsement Split Dollar Life Insurance Agreement, dated as of November 13, 2015, by and between HarborOne Bank and James Blake†#
10.7	Amended and Restated Employment Agreement, dated as of March 1, 2016, by and among HarborOne Bancorp, Inc., HarborOne Bank and Joseph Casey†#
10.8	Amended and Restated Supplemental Executive Retirement Plan Agreement, dated as of March 1, 2016, by and between HarborOne Bank and Joseph F. Casey†#
10.9	Form of Change in Control Agreement†#
10.10	HarborOne Bank Director Retirement Plan†#
10.11	First Amendment to Director Retirement Plan
21.1	Subsidiaries of the Registrant#
23.1	Consent of Goodwin Procter LLP (contained in Opinions included as Exhibits 5.1 and 8.1)

23.2	Consent of RP Financial, LC.#
23.3	Consent of Wolf & Company, P.C.
24.1	Power of Attorney (set forth on signature page)#
99.1	Appraisal Agreement between HarborOne Bank and RP Financial, LC.#
99.2	Letter of RP Financial, LC. with respect to Subscription Rights#
99.3	Appraisal Report of RP Financial, LC.#
99.4	Marketing Materials#
99.5	Stock Order and Certification Form#
99.6	Letter of RP Financial, LC. with respect to Liquidation Account#

†
Management contract or compensation plan or arrangement.

#
Previously filed.

*
To be filed by amendment.

        (b)    Financial Statement Schedule.    No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (5)   That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brockton, Commonwealth of Massachusetts, on this 8th day of April, 2016.

HarborOne Bancorp, Inc.
By:	/s/ JAMES W. BLAKE James W. Blake President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES W. BLAKE James W. Blake	President, Chief Executive Officer, Clerk and Director (Principal Executive Officer)	April 8, 2016
/s/ JOSEPH F. CASEY Joseph F. Casey	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Accounting and Financial Officer)	April 8, 2016
* Timothy R. Lynch	Chairman of the Board	April 8, 2016
* Joseph F. Barry	Director	April 8, 2016
* David P. Frenette, Esq.	Director	April 8, 2016
* Gordon Jezard	Director	April 8, 2016
* Edward F. Kent	Director	April 8, 2016
* Barry R. Koretz	Director	April 8, 2016
* Wallace H. Peckham, III	Director	April 8, 2016

Signature	Title	Date

* Michael Sullivan	Director	April 8, 2016

*By:	/s/ JAMES W. BLAKE James W. Blake Attorney-in-Fact

Exhibit index

Exhibit number	Description of exhibit
1.1	Engagement Letters, dated as of June 30, 2015, between HarborOne Bank and Sandler, O'Neill & Partners, L.P.#
1.2	Form of Agency Agreement between HarborOne Bank and Sandler, O'Neill & Partners, L.P.*
2.1	Plan of Reorganization and Minority Stock Issuance#
2.2	Stock Purchase Agreement, dated as of April 24, 2015, by and among HarborOne Bank, Kraig Burnham, Daniel McKenney and Timothy Boyle#
3.1	Articles of Organization of HarborOne Bancorp, Inc.#
3.2	By-Laws of HarborOne Bancorp, Inc.#
4.1	Form of Common Stock Certificate of HarborOne Bancorp, Inc.
5.1	Opinion of Goodwin Procter LLP regarding legality of securities being registered#
8.1	Federal and State Tax Opinion of Goodwin Procter LLP
10.1	HarborOne Bank Employee Stock Ownership Plan†#
10.2	HarborOne Bank ESOP Restoration Plan†#
10.3	HarborOne Bank Senior Management Long Term Incentive Plan†#
10.4	Amended and Restated Employment Agreement, dated as of March 1, 2016, by and among HarborOne Bancorp, Inc., HarborOne Bank and James W. Blake†#
10.5	2016 Supplemental Executive Retirement Plan, dated as of January 21, 2016, by and between HarborOne Bank and James W. Blake†#
10.6	Endorsement Split Dollar Life Insurance Agreement, dated as of November 13, 2015, by and between HarborOne Bank and James Blake†#
10.7	Amended and Restated Employment Agreement, dated as of March 1, 2016, by and among HarborOne Bancorp, Inc., HarborOne Bank and Joseph Casey†#
10.8	Amended and Restated Supplemental Executive Retirement Plan Agreement, dated as of March 1, 2016, by and between HarborOne Bank and Joseph F. Casey†#
10.9	Form of Change in Control Agreement†#
10.10	HarborOne Bank Director Retirement Plan†#
10.11	First Amendment to Director Retirement Plan
21.1	Subsidiaries of the Registrant#
23.1	Consent of Goodwin Procter LLP (contained in Opinions included as Exhibits 5.1 and 8.1)
23.2	Consent of RP Financial, LC.#
23.3	Consent of Wolf & Company, P.C.
24.1	Power of Attorney (set forth on signature page)#
99.1	Appraisal Agreement between HarborOne Bank and RP Financial, LC.#
99.2	Letter of RP Financial, LC. with respect to Subscription Rights#
99.3	Appraisal Report of RP Financial, LC.#
99.4	Marketing Materials#
99.5	Stock Order and Certification Form#
99.6	Letter of RP Financial, LC. with respect to Liquidation Account#

†
Management contract or compensation plan or arrangement.

*
To be filed by amendment.

#
Previously filed.